Exhibit 10.2

Execution Copy

Dated July 1, 2008

(1)	TRIBUNE RECEIVABLES, LLC,
as Borrower

(2)	TRIBUNE COMPANY,
as Servicer

(3)	The persons from time to time party hereto as Conduit Lenders and Committed Lenders

(4)	BARCLAYS BANK PLC,
and the persons from time to time parties hereto as Funding Agents

(5)	BARCLAYS BANK PLC,
as Administrative Agent

RECEIVABLES LOAN AGREEMENT

i

ii

iii

Schedules

1	Lender Groups
2	Address and Notice Information
3	Credit and Collection Policies
4	Condition Precedent Documents
5	Facility Accounts and Account Banks
6	[Reserved]
7	Certain Defined Terms
8	Fiscal Months
9	Transition Exceptions
10	Broadcasting Originators
11	Publishing Originators

EXHIBIT A	Form of Assignment and Acceptance
EXHIBIT B	Form of Incremental Borrowing Request
EXHIBIT C	Form of Joinder Agreement
EXHIBIT D	Form of Prepayment Notice
EXHIBIT E	Form of Extension Request
EXHIBIT F	Form of Note

THIS AGREEMENT (this “Agreement”) is dated July 1, 2008 and made among:

(1)           TRIBUNE RECEIVABLES, LLC, a limited liability company organized under the laws of Delaware, as Borrower;

(2)           TRIBUNE COMPANY, a corporation incorporated under the laws of Delaware, as Servicer;

(3)           the Conduit Lenders from time to time parties hereto;

(4)           the Committed Lenders from time to time parties hereto;

(5)           BARCLAYS BANK PLC, as a Funding Agent and such other Persons as may from time to time become parties hereto in such capacity; and

(6)           BARCLAYS BANK PLC, as Administrative Agent.

BACKGROUND:

(A)          The Borrower shall from time to time acquire Receivables and any Related Security with respect thereto from the Originators pursuant to the Receivables Purchase Agreement, provided that, in the case of Receivables and Related Security originated by Sub-Originators, such Receivables and Related Security shall first be sold by the Sub-Originators to Tribune and then sold or contributed by Tribune to the Borrower.

(B)           The Borrower shall pledge as security all of its right, title and interest in such Receivables and Related Security, the Borrower Accounts and any other Collateral to the Administrative Agent pursuant to the Security Documents.

(C)           To fund its acquisitions under the Receivables Purchase Agreement, the Borrower may from time to time request Loans from the Lenders on the terms and conditions of this Agreement.

(D)          The Committed Lenders shall, and the Non-Committed Conduit Lenders may, in their sole discretion, make Loans so requested from time to time, and if a Non-Committed Conduit Lender in any Lender Group elects not to make any such Loan, the Backstop Lenders in such Lender Group have agreed that they shall make such Loan, in each case subject to the terms and conditions of this Agreement.

IT IS AGREED that:

1.             DEFINITIONS

1.1           Certain Defined Terms

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account Control Agreement” means a control agreement in favor of the Administrative Agent with respect to a Facility Account, which agreement is in form and substance reasonably satisfactory to the Administrative Agent.

“Administrative Agent” means Barclays Bank PLC, in its capacity as Administrative Agent for the Funding Agents, Conduit Lenders and Committed Lenders, and any successor thereto in such capacity appointed pursuant to Clause 8 (The Administrative Agent).

“Adverse Claim” means a lien, security interest, mortgage, hypothecation, charge, floating charge or any promise or irrevocable mandate or other encumbrance (including any lien by attachment, retention of title and any form of extended retention of title), or other right or claim under the laws of any jurisdiction in, of or on any asset or property of a Person in favor of another Person (including any UCC financing statement or any similar instrument of any jurisdiction filed against such Person, its assets or properties).

“Advertising Agency” means a Person that is in the business of procuring or preparing advertising materials, services or rights, including media space and time, for other Persons that are not affiliated with it.

“Advertising Agency Client” means a Person that contracts with an Advertising Agency to procure or prepare advertising materials, services or rights, including media space and time.

“Affiliate” means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, another Person or any subsidiary of such other Person.  A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of share capital, by contract or otherwise.

“Agents” means, collectively, the Administrative Agent and each Funding Agent.

“Aggregate Class A Commitment” means, at any time, the sum of the Class A Commitments then in effect.  The initial Aggregate Class A Commitment as of the Closing Date shall be equal to $300,000,000.

“Aggregate Class B Commitment” means, at any time, the sum of the Class B Commitments then in effect.  The initial Aggregate Class B Commitment as of the Closing Date shall be equal to zero, and as of the Class B Addition Date shall be an amount specified in the joinder agreement by which the Class B Lenders become party hereto.

“Aggregate Commitment” means, at any time, the sum of the Commitments then in effect.  The initial Aggregate Commitment as of the Closing Date shall be equal to $300,000,000.

“Aggregate Principal Balance” means the aggregate outstanding Principal Balance of the Loans (and all Tranches thereof) hereunder.

“Agreement” has the meaning specified in the preamble hereto.

“Alternate Rate” means for any Tranche during any Tranche Period, an interest rate per annum equal to the sum of the Applicable Margin plus the Eurodollar Rate for such Tranche Period; provided, however, that in case of:

(a)           any Tranche Period with respect to which the Eurodollar Rate is not available pursuant to Clause 2.12 (Illegality) or 2.13 (Inability to Determine Eurodollar Rate);

(b)           any Tranche Period as to which the applicable Funding Agent does not receive notice by 2:00 p.m. (New York time) on the third Business Day preceding the first day of such Tranche Period; or

(c)           any Tranche Period for a Tranche the Principal Balance of which is less than $1,000,000 for any Lender Group,

the Alternate Rate for such Tranche Period shall be an interest rate per annum equal to the sum of the Applicable Margin plus the Base Rate in effect from time to time during such Tranche Period; provided further that the Alternate Rate shall be the Default Rate after the occurrence and during the continuance of a Trigger Event or Facility Termination Event.

“Applicable Margin” has the meaning specified in the Fee Letter.

“Approved Amendment” means an amendment or other modification to the Senior Credit Agreement with respect to the financial tests set forth in Clause 7.1(m) and Schedule 7, provided that the Funding Agents have approved such amendment or waiver in writing; provided further that the Funding Agents agree to approve such amendment or waiver if (i) such amendment or modification becomes effective prior to the breach of such financial tests, (ii) the Funding Agents shall have received all drafts of such amendment or modification which have been delivered to all lenders under the Senior Credit Agreement concurrently with delivery thereof to the lenders under the Senior Credit Agreement, together with all other related information delivered to such lenders in connection with such amendment or waiver; provided that each Lender hereunder shall have been deemed to receive such information, amendment or modification in its capacity as a Lender hereunder if it (or an Affiliate thereof) received such information, amendment or modification in its capacity as a lender under the Senior Credit Agreement, (iii) the Committed Lenders hereunder shall have received the same compensation with respect to such amendment or modification as each lender agreeing thereto under the Senior Credit Agreement (adjusted as appropriate to reflect differences in commitment amounts), (iv) such amendment or waiver has become effective under the terms of the Senior Credit Agreement, and (v) no Facility Event has occurred and is continuing; provided further that each Lender agrees to notify the Borrower in the event it ceases to be a party to the Senior Credit Agreement.

“Asset Purchase Agreement” means, in the case of any Lender Group, a secondary market agreement, asset purchase agreement or other liquidity agreement entered into (directly or indirectly through participation agreements) by the Committed Lenders in such Lender Group or any of their respective Affiliates for the benefit of one or more Conduit Lenders in such Lender Group, to the extent relating to the sale or transfer of interests in, or other financing of, Loans.

“Assignment and Acceptance” means an assignment and acceptance agreement entered into by a Committed Lender, an Eligible Assignee and such Committed Lender’s Funding Agent, pursuant to which such Eligible Assignee may become a party to this Agreement in substantially the form of Exhibit A (Form of Assignment and Acceptance).

“Attributable Debt” shall mean, when used with respect to any Sale and Lease-Back Transaction, as at the time of determination, the present value (discounted at a rate equivalent to Tribune’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Lease-Back Transaction.

“Backstop Lender” means each Committed Lender that is not a Conduit Lender.

“Barclays” means Barclays Bank PLC, in its individual capacity.

“Base Rate” means, on any day of determination, a rate per annum equal to the higher of (i) the prime rate of interest announced by the Administrative Agent from time to time, changing when and as said prime rate changes (such rate not necessarily being the lowest or best rate charged by the Administrative Agent) and (ii) the sum of (a) 0.50% plus (b) the rate equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by it.

“Base Rate Tranche” has the meaning specified in Clause 2.12 (Illegality).

“Benchmark Year” means (i) the period from the Closing Date to the first anniversary of the Closing Date, and (ii) each subsequent one-year period, provided that the outstanding balance of Pool Receivables and the Dilution Ratio-Broadcasting, Dilution Ratio-Publishing, Default Ratio, Delinquency Ratio, DSO-Broadcasting and DSO-Publishing as of the start of any Benchmark Year shall be deemed to be such balance or ratio as shown in the Monthly Report delivered immediately prior to the beginning of such Benchmark Year.

“Borrower” means Tribune Receivables, LLC, a limited liability company organized under the laws of the State of Delaware.

“Borrower Account” means any Borrower Concentration Account or any other bank or securities account maintained by the Borrower (other than the Cash Reserve Account).

“Borrower Account Bank” means any bank or other financial institution set forth on Schedule 5 (Facility Accounts and Account Banks) under the heading “Borrower Account Bank,” as such Schedule may be amended from time to time in accordance herewith.

“Borrower Concentration Account” means any account set forth on Schedule 5 (Facility Accounts and Account Banks) under the heading “Borrower Concentration Account,” as such Schedule may be amended from time to time in accordance herewith.

“Broadcast AR” means Receivables owed to the Originators listed on Schedule 10 (Broadcasting Originators) and any other Originator identified as an Originator of Broadcast AR in connection with its addition to the Receivables Purchase Agreement pursuant to Clause 11.14 (Limitation on the Addition and Termination of Originators).

“Broadcast Rights Arrangement” means any arrangement under any Contract for the Obligor to provide the applicable Originator or Originators with programming for broadcast in exchange for payment by an Originator.

“Business Day” means any day on which banks are not authorized or required to close in New York, New York or Chicago, Illinois and The Depository Trust Company of New York is open for business, and, if the applicable Business Day relates to any computation or payment to be made with respect to the Eurodollar Rate, any day on which dealings in dollar deposits are carried on in the London interbank market.

“Calculation Period” means each period from and including the first day of a Fiscal Month of Tribune to and including the last day of such Fiscal Month (whether such month occurs before or after the Closing Date).

“Capitalized Lease Obligation” means, of any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Reserve Account” means the account established by the Borrower pursuant to Clause 2.18 and subject to an Account Control Agreement received by the Administrative Agent.

“Cash Reserve Account Amount” has the meaning given in Clause 2.1(a) hereof (The Loans).

“Change in Law” means (a) the adoption of any Law (including any applicable law, rule or regulation regarding capital adequacy) or any accounting principle, (b) any change in any of the foregoing or in the interpretation or application thereof by any Official Body, or any change in the interpretation or administration of any accounting standard by any

Official Body or the Financial Accounting Standards Board (“FASB”), or (c) compliance by any Indemnified Party or by any lending office of such Indemnified Party or by such Indemnified Party’s holding company, if any, with any request, guideline or directive (whether or not having the force of law) of any Official Body or FASB.

“Change of Control” means (i) any Person or group of Persons (within the meaning of Sections 13(d) and 14(d) under the Exchange Act), other than EGI-TRB, L.L.C., the ESOP, the ESOP Trust or Zell or any Permitted Transferee, shall become the ultimate “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock representing 40% or more of the Voting Stock of Tribune (or other securities convertible or exercisable into such Voting Stock) on a fully diluted basis (including common stock equivalents issued pursuant to the Tribune Management Equity Incentive Plan) or shall obtain the power (whether or not exercised) to elect a majority of Tribune’s directors or (ii) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board of Directors of Tribune (together with any new directors whose election to such board or whose nomination for election by the stockholders of Tribune was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Tribune then in office.

“Charged-Off Receivable” means a Receivable: (i) as to which an Event of Bankruptcy has occurred in respect of the Obligor thereof; (ii) as to which the Obligor thereof, if a natural person, is deceased, (iii) which, consistent with the Credit and Collection Policy, would be written off Borrower’s books as uncollectible or (iv) which has been identified by the Servicer as uncollectible.

“Class A Commitment” means, of any Committed Lender, the amount set forth on Schedule 1 (Lender Groups) as its Class A Commitment opposite such Committed Lender’s name or, in the case of a Committed Lender that became a party to this Agreement pursuant to an Assignment and Acceptance, the amount set forth therein as such Committed Lender’s Class A Commitment, in each case as such amount may be (a) reduced or increased by any Assignment and Acceptance entered into by such Committed Lender in accordance with the terms of this Agreement and (b) reduced pursuant to Clause 2.1(b) (The Loans).

“Class A Lender” means each Lender having an outstanding Class A Commitment or Class A Loan.

“Class A Lender Group Percentage” means, for any Lender Group, the percentage equivalent of a fraction (expressed out to five decimal places), the numerator of which is the aggregate Class A Commitments of all Committed Lenders in such Lender Group and the denominator of which is the Aggregate Class A Commitment.

“Class A Loan” means each Loan specified as a “Class A Loan” by the Borrower in the applicable Incremental Borrowing Request.

“Class A Outstandings” means all Class A Loans and all amounts payable under the Transaction Documents to the Class A Lenders.

“Class A Percentage Factor” means, as of any date of determination, the fraction (expressed as a percentage) computed as follows:

APB + TR
NERB + ED

where:

APB	=	the aggregate outstanding principal balance of Class A Loans on the date of such computation;

TR	=	Total Reserves on the date of such computation;

NERB	=	the Net Eligible Receivables Balance on the date of such computation; and

ED	=	the Eligible Deposit as of the end of the most recent Deposit Adjustment Date (after giving effect to any deposit or withdrawal on such date).

“Class A/B Ratio” means a percentage, determined as of the Class B Addition Date, equal to a fraction, the numerator of which is the aggregate amount of the Class A Commitments and the denominator of which is the aggregate amount of the Class B Commitments.

“Class B Addition Date” has the meaning specified in Clause 1.4 (Addition of Class B).

“Class B Commitment” means, of any Committed Lender, the amount set forth on Schedule 1 (Lender Groups) as its Class B Commitment opposite such Committed Lender’s name or, in the case of a Committed Lender that became a party to this Agreement pursuant to an Assignment and Acceptance, the amount set forth therein as such Committed Lender’s Class B Commitment, in each case as such amount may be (a) reduced or increased by any Assignment and Acceptance entered into by such Committed Lender in accordance with the terms of this Agreement and (b) reduced pursuant to Clause 2.1(b) (The Loans).

“Class B Lender” means each Lender having an outstanding Class B Commitment or Class B Loan.

“Class B Lender Group Percentage” means, for any Lender Group, the percentage equivalent of a fraction (expressed out to five decimal places), the numerator of which is the aggregate Class B Commitments of all Committed Lenders in such Lender Group and the denominator of which is the Aggregate Class B Commitment.

“Class B Loan” means each Loan specified as a “Class B Loan” by the Borrower in the applicable Incremental Borrowing Request.

“Class B Outstandings” means all Class B Loans and all amounts payable under the Transaction Documents to the Class B Lenders.

“Class B Percentage Factor” means, as of any date of determination on or following the Class B Addition Date, the fraction (expressed as a percentage) computed as follows:

APB + TR
NERB + ED

where:

APB	=	the Aggregate Principal Balance on the date of such computation;

TR	=	Pro Forma Reserves on the date of such computation;

NERB	=	the Net Eligible Receivables Balance on the date of such computation; and

ED	=	the Eligible Deposit as of the end of the most recent Deposit Adjustment Date (after giving effect to any deposit or withdrawal on such date).

“Closing Date” means July 1, 2008.

“Collateral” means (a) the “Collateral” under and as defined in the Security Agreement, and (b) any other assets, property, rights, interests, claims or benefits in respect of which an Adverse Claim has been created under or pursuant to the Security Documents.

“Collection Account Bank” means any bank or other financial institution set forth on Schedule 5 (Facility Accounts and Account Banks) under the heading “Collection Account Banks,” as such Schedule may be amended from time to time in accordance herewith.

“Collection Accounts” means any account set forth on Schedule 5 (Facility Accounts and Account Banks) under the heading “Collection Accounts,” as such Schedule may be amended from time to time in accordance herewith.

“Collection Amount” means the aggregate Collections received from Obligors during a Calculation Period.

“Collections” means, collectively (without duplication) (a) all cash collections (including, if applicable, any sales taxes) and other cash proceeds of the Pool Receivables, including all Finance Charges, cash proceeds of Related Security with respect to any such Receivable, any Deemed Collections of such Receivables and any payments made by any Originator or the Servicer with respect to such Receivables (including any payments made with respect to a Diluted Receivable or other Deemed Collections pursuant to the terms of the Receivables Purchase Agreement or the Servicing Agreement) and (b) all other cash collections and other cash proceeds of the Collateral.

“Commercial Paper” means commercial paper, money market notes and other promissory notes and senior indebtedness issued by a Conduit Lender.

“Commingling Reserve” means, on any date, an amount equal to

RB x CRR

Where:

RB = the Net Eligible Receivables Balance as of the close of business of the Servicer on such date minus the Loss and Dilution Reserve minus the Yield and Servicing Fee Reserve on such date; and

CRR = the Commingling Reserve Ratio on such date.

“Commingling Reserve Ratio” means (x) 4% or (y) such other percentage as shall be determined by the Administrative Agent after consultation with the Servicer and notified to the Servicer in writing following the end of each calendar quarter (commencing with the quarter ending September 30, 2008); provided that such percentage shall not exceed the maximum reduction in the daily aggregate Outstanding Balance of Receivables (expressed as a percentage of Receivables) observed over any one or two Business Day period during the shorter of (i) the past twelve months or (ii) the period from January 1, 2008 through the end of the most recent Calculation Period; and at any time the Commingling Reserve Ratio shall be the most recent Commingling Reserve Ratio reported by the Administrative Agent in writing to the Servicer.

“Commitment” of any Committed Lender means the sum of its Class A Commitment and Class B Commitment.

“Committed Lenders” means, collectively, the Persons identified as “Committed Lenders” on Schedule 1 (Lender Groups).

“Compliance Certificate” has the meaning given in the Servicing Agreement.

“Concentration Factor” means, with respect to any Obligor Group as of any date of determination, a percentage equal to the following:

(a)                                  if such Obligor Group has (i) an Obligor Group Rating of at least A+ by S&P and (ii) an Obligor Group Rating of at least A1 by Moody’s, 16.25%;

(b)                                 if such Obligor Group is not qualified under clause (a) above, but has (i) an Obligor Group Rating of at least A- by S&P and (ii) an Obligor Group Rating of at least A3 by Moody’s, 8.125%;

(c)                                  if such Obligor Group is not qualified under clauses (a) or (b) above, but has (i) an Obligor Group Rating of at least BBB- by S&P and (ii) an Obligor Group Rating of at least Baa3 by Moody’s, 5.42%; or

(d)                                 if such Obligor Group (i) has (A) an Obligor Group Rating of lower than BBB- by S&P and (B) an Obligor Group Rating of lower than Baa3 by Moody’s, or (ii) does not have an Obligor Group Rating from S&P or Moody’s, 3.25%;

provided that the Concentration Factor for the Zell Obligors, as a group, shall not be greater than 3.25% at any time; provided, further, that the Concentration Factor for Official Bodies, taken as a group (but excluding the U.S. federal government) shall not be greater than 2.0% at any time; and, provided further, that special Concentration Factors for specific Obligors may be agreed upon from time to time in writing between the Borrower and the Administrative Agent, subject to conditions to be mutually agreed between the Borrower and the Administrative Agent.  In the event the ratings of any Obligor Group from S&P and Moody’s fall within different ratings levels, the Concentration Factor for such Obligor Group shall be determined based upon the lower of the two ratings.

“Concentration Limit” means, with respect to any Obligor Group at any time, the product of the Concentration Factor for such Obligor Group, multiplied by the aggregate Outstanding Balance of the Pool Receivables at such time.

“Conduit Assignee” means, with respect to any assignment by a Conduit Lender, any Person that (a) finances itself, directly or indirectly, through commercial paper, money market notes, promissory notes or other senior indebtedness, (b) is (i) managed or administered by the Funding Agent or the Program Manager with respect to such assigning Conduit Lender or any Affiliate of such Funding Agent or Program Manager or (ii) an Eligible Assignee, and (c) is designated by such Funding Agent or Program Manager to accept an assignment from such Conduit Lender of such Conduit Lender’s rights and obligations pursuant to Clause 11.3(b) (Assignments by Conduit Lenders).

“Conduit Lenders” means, collectively, the Persons identified as “Conduit Lenders” on Schedule 1 (Lender Groups).

“Conduit Lending Limit” of any Non-Committed Conduit Lender means the amount set forth on Schedule 1 (Lender Groups) opposite such Non-Committed Conduit Lender’s name, as such amount may be reduced or increased pursuant to Clause 2.1(b) (The Loans) or Clause 11.3(b) (Assignments by Conduit Lenders).  The aggregate sum of the Conduit Lending Limits plus the Commitments of all Conduit Lenders that are Committed Lenders as of the Closing Date shall be equal to $300,000,000.

“Contact Details Report” means a report furnished by the Servicer pursuant to Clause 2.3 (Reporting Requirements) of the Servicing Agreement substantially in the form attached as Exhibit A-3 (Form of Contact Details Report) to the Servicing Agreement.

“Contra Balance” means, with respect to an Obligor Group and at any time, the aggregate amount of funds or services that are owed by an Originator to an Obligor in such group at such time, in respect of services, Make Good Arrangements, or other viewship guarantees, damages for breach of any agreement with such Obligor, or

Broadcast Rights Arrangements, amounts accrued for the benefit of such Obligor in respect of volume rebate or other incentive programs, and any other arrangement that has given rise to a rebate, administrative fee, discount, credit memo, refund, non-cash payment, chargeback, billing adjustment or other adjustment (except any such change made in settlement of such Receivable in accordance with the Credit and Collection Policy resulting from the financial inability of the Obligor to pay such Receivable).

“Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable.

“CP Cost” means, for each day and each Conduit Lender, the sum of (i) discount or yield accrued on Pooled Commercial Paper of such Conduit Lender on such day, plus (ii) any and all accrued commissions in respect of placement agents and Commercial Paper dealers, and issuing and paying agent fees incurred, in respect of such Pooled Commercial Paper for such day, plus (iii) other costs associated with funding small or odd-lot amounts with respect to all receivable purchase facilities which are funded by Pooled Commercial Paper for such day, minus (iv) any accrual of income net of expenses received on such day from investment of collections received under all receivable purchase facilities funded substantially with Pooled Commercial Paper, minus (v) any payment received on such day net of amounts payable under Section 2.11 (Breakage Costs) hereof or similar costs or expenses related to the prepayment of any interest held by the Conduit Lender pursuant to the terms of any receivable purchase facilities funded substantially with Pooled Commercial Paper.  In addition to the foregoing costs, if the Borrower shall request any increase in the aggregate outstanding amount under the Facility Limit during any period of time determined by the Administrative Agent in its sole discretion to result in incrementally higher costs applicable to such increase, the portion of the aggregate outstanding amount under the Facility Limit associated with any such increase shall, during such period, be deemed to be funded by the Conduit Lender in a special pool (which may include capital associated with other receivable purchase facilities) for purposes of determining such additional CP Costs applicable only to such special pool and charged each day during such period against such portion of the aggregate outstanding amount under the Facility Limit.

“CP Rate” means, as to the portion of the Facility Limit funded by a Conduit Lender through the issuance of Commercial Paper, (a) (i) if the Conduit Lender funds the Loans on a “pool funding” basis, the per annum rate equivalent to the CP Costs related to the issuance of Pooled Commercial Paper by the Conduit Lender plus the Applicable Margin, or (ii) if the Conduit Lender funds the Loans on a “match funding” basis, the per annum rate equivalent to the weighted average cost (as determined by the related Funding Agent or Program Manager, and which shall include (without duplication) the fees and commissions of placement agents and dealers, incremental carrying costs incurred with respect to Commercial Paper maturing on dates other than those on which corresponding funds are received by such Conduit Lender, other borrowings by such Conduit Lender and any other costs associated with the issuance of Commercial Paper) of or related to the issuance of Commercial Paper that are allocated, in whole or in part, by such Conduit Lender or its related Funding Agent or Program Manager to fund or maintain such

Tranche (the proceeds of which may also be allocated in part to the funding of other assets of such Conduit Lender (and, if such proceeds are allocated in part to the funding of other assets of such Conduit Lender, the costs associated with such funding will also be allocated in the appropriate portion to the funding of such other asset)) plus the Applicable Margin; provided, however, that if any component of any such rate is a discount rate, in calculating the “CP Rate” for such Tranche for such Tranche Period, the related Funding Agent or Program Manager shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum; and (b) after the occurrence and during the continuation of a Trigger Event or Facility Termination Event, the Default Rate.

“Credit and Collection Policies” means, with respect to an Originator, the credit and collection policies and practices of such Originator in effect on the date of this Agreement, as modified in compliance with this Agreement, the Receivables Purchase Agreement and the Servicing Agreement; provided that, to the extent such policies and practices are summarized in a written form for internal management purposes of any Originator, such policies and practices are described in Schedule 3 (Credit and Collection Policies).

“Days Sales Outstanding” means an amount, expressed in terms of days, equal to:

(a)                                (i) the Outstanding Balance of Pool Receivables minus any Unapplied Cash and the Diluted Receivables as of the last day of the most recent Calculation Period, divided by (ii) the aggregate sales during the most recent Calculation Period, multiplied by

(b)                                 the actual number of days in the most recent Calculation Period.

“Debt Rating” for any Person at any time means the then-current rating by S&P or Moody’s of such Person’s long-term public senior unsecured debt.

“Deemed Collections” means any amounts paid or payable, as the context requires, by the Borrower under Clause 2.8 (Deemed Collections; Application of Payment) of this Agreement or by the Servicer or any Originator under Section 1.03 (Deemed Collections) of the Receivables Purchase Agreement.

“Default Horizon” means, as of any Monthly Reporting Date, the number of days equal to the number of days in the three most recent Calculation Periods ending prior to the Calculation Period related to such Monthly Reporting Date.

“Default Rate” means a rate per annum equal to the Senior Credit Agreement Rate plus 2.00%.

“Default Ratio” means the ratio (expressed as a percentage) computed as of each Monthly Reporting Date for the immediately preceding Calculation Period by dividing (a) the sum (without duplication) of the aggregate Outstanding Balance of all Receivables which were 121-150 days past their invoice date as at the end of such Calculation Period plus the aggregate Outstanding Balance of all Receivables which became Defaulted

Receivables during such Calculation Period by (b) the aggregate amount of sales giving rise to Receivables that were generated during the Calculation Period immediately preceding the commencement of the Default Horizon.

“Defaulted Receivable” means, without duplication, a Receivable (a) as to which any payment, or part thereof, remains unpaid for 121 or more days from the invoice date for such Receivable, (b) as to which an Event of Bankruptcy has occurred and is continuing with respect to the Obligor thereof, (c) which has been identified by the relevant Originator as uncollectible in accordance with the applicable Credit and Collection Policy, or (d) which, in accordance with the applicable Credit and Collection Policy, has been or should be written off as uncollectible.

“Delinquency Ratio” means the ratio (expressed as a percentage) computed as of each Monthly Reporting Date for the immediately preceding Calculation Period by dividing:

(a)                                the aggregate Outstanding Balance of all Delinquent Receivables as of the end of such Calculation Period by

(b)                               the difference of (i) the aggregate Outstanding Balance of billed Receivables as of the last day of such Calculation Period, plus (ii) the lesser of (A) the aggregate Outstanding Balance of Unbilled Receivables or (B) 50% of the aggregate Net Eligible Receivables Balance at such time, minus (iii) Unapplied Cash as of the last day of such Calculation Period.

“Delinquent Receivable” means a Receivable (a) as to which any payment, or part thereof, remains unpaid for more than 91 days from the invoice date for such Receivable and (b) which is not a Defaulted Receivable.

“Deposit Adjustment Date” means the last Business Day of each week.

“Diluted Receivable” means any Receivable or part thereof which is either (a) reduced, cancelled or adjusted as a result of (i) any defective services or any failure by the relevant Originator to provide any services or otherwise to perform under any related Contract, (ii) any change in the terms of, or cancellation of, a Receivable or any rebate, administrative fee, discount, credit memo, refund, non-cash payment (other than payments by check), chargeback, allowance or any billing or other adjustment by the relevant Originator (except any such change made in settlement of such Receivable in accordance with the Credit and Collection Policies resulting from the financial inability of the Obligor to pay such Receivable), or (iii) any setoff or offset in respect of a claim by the relevant Obligor against the relevant Originator or with respect to the actions of the relevant Originator (in the case of a Diluted Receivable with respect to such Originator) or against the Borrower (in the case of a Diluted Receivable with respect to the Borrower) (whether such claim arises out of the same or a related transaction or an unrelated transaction), or (b) subject to any specific counterclaim or defense whatsoever against the relevant Originator or with respect to the actions of the relevant Originator or against the Borrower (except the discharge in a proceeding under applicable Insolvency Law of the Obligor thereof).  For the avoidance of doubt, Diluted Receivable will include any reduction, cancellation, adjustment, change, setoff or offset in respect of an Unbilled Receivable, whether or not reflected or to be reflected in the related invoice sent or to be sent to the related Obligor.

“Dilution Horizon – Broadcasting” means, as of any Monthly Reporting Date, the three immediately preceding Calculation Periods.

“Dilution Horizon – Publishing” means, as of any Monthly Reporting Date, the immediately preceding Calculation Period.

“Dilution Horizon Ratio – Broadcasting” means, with respect to the Broadcasting Receivables, as of any Monthly Reporting Date and continuing until (but not including) the next Monthly Reporting Date, a number equal to a fraction, the numerator of which is the aggregate amount of all sales which gave rise to Receivables (including Unbilled Receivables) that were generated during the Calculation Periods included in the Dilution Horizon— Broadcasting, and the denominator of which is the Outstanding Balance of Pool Receivables (including Unbilled Receivables but excluding Defaulted Receivables and Diluted Receivables) minus Unapplied Cash as of the last day of the most recent Calculation Period.

“Dilution Horizon Ratio – Publishing” means, with respect to the Publishing Receivables, as of any Monthly Reporting Date and continuing until (but not including) the next Monthly Reporting Date, a number equal to a fraction, the numerator of which is the aggregate amount of all sales which gave rise to Receivables (including Unbilled Receivables) that were generated during the Calculation Period included in the Dilution Horizon— Publishing, and the denominator of which is the Outstanding Balance of Pool Receivables (including Unbilled Receivables but excluding Defaulted Receivables and Diluted Receivables) minus Unapplied Cash as of the last day of the most recent Calculation Period.

“Dilution Ratio – Broadcasting” means the ratio (expressed as a percentage) computed as of each Monthly Reporting Date for the immediately preceding Calculation Period by dividing (a) the aggregate amount of Receivables which became Diluted Receivables during that Calculation Period, by (b) the aggregate amount of all sales which gave rise to Receivables that were generated during the Calculation Period immediately preceding the commencement of the Dilution Horizon – Broadcasting.

“Dilution Ratio – Publishing” means the ratio (expressed as a percentage) computed as of each Monthly Reporting Date for the immediately preceding Calculation Period by dividing (a) the aggregate amount of Receivables which became Diluted Receivables during that Calculation Period, by (b) the aggregate amount of all sales which gave rise to Receivables that were generated during the Calculation Period immediately preceding the commencement of the Dilution Horizon – Publishing.

“Dilution Reserve Ratio” means the sum of:

(a)                                  the Dilution Reserve Ratio – Broadcasting times the Segment Percentage for the Broadcast AR, plus

(b)                                 the Dilution Reserve Ratio – Publishing times the Segment Percentage for the Publishing AR.

“Dilution Reserve Ratio – Broadcasting” means, as of any Monthly Reporting Date, and continuing until (but not including) the next Monthly Reporting Date, the greater of (i) 5% and (ii) an amount (expressed as a percentage) that is calculated as follows:

DRRB = [(SF x ADRB + [(HDRB-ADRB x (HDRB/ADRB]] x DHRB

where:

DRRB	=	Dilution Reserve Ratio—Broadcasting;

SF	=	the Stress Factor;

ADRB	=

the “Average Dilution Ratio—Broadcasting,” defined as the twelve-month rolling average of the Dilution Ratios— Broadcasting that occurred during the period of twelve consecutive Calculation Periods ending immediately prior to such earlier Monthly Reporting Date;

HDRB	=

the “Highest Dilution Ratio—Broadcasting,” defined as the highest Three Month Rolling Average of the Dilution Ratios—Broadcasting that occurred during the period of twelve consecutive Calculation Periods ending immediately prior to such earlier Monthly Reporting Date; and

DHRB	=	the Dilution Horizon Ratio – Broadcasting.

“Dilution Reserve Ratio – Publishing” means, as of any Monthly Reporting Date, and continuing until (but not including) the next Monthly Reporting Date, the greater of (i) 5% and (ii) an amount (expressed as a percentage) that is calculated as follows:

DRRP = [(SF x ADRP) + [(HDRP-ADRP) x (HDRP/ADRP)]] x DHRP

where:

DRRP	=	Dilution Reserve Ratio—Publishing;

SF	=	the Stress Factor;

ADRP	=

the “Average Dilution Ratio—Publishing,” defined as the twelve-month rolling average of the Dilution Ratios—Publishing that occurred during the period of twelve consecutive Calculation Periods ending immediately prior to such earlier Monthly Reporting Date;

HDRP	=

the “Highest Dilution Ratio—Publishing,” defined as the highest Three Month Rolling Average of the Dilution Ratios—Publishing that occurred during the period of twelve consecutive Calculation Periods ending immediately prior to such earlier Monthly Reporting Date; and

DHRP	=	the Dilution Horizon Ratio – Publishing.

“Disputed Receivable” means any Receivable the Obligor of which has failed or refused to pay by reason of a dispute between the Originator or any Affiliate thereof and the Obligor thereon relating to the services the sale of which shall have given rise to such Receivable, or relating to the performance by the Originator or any Affiliate thereof of any of its obligations to the Obligor under the Contract relating to such Receivable.

“Doubtful Receivable” means any Receivable the Obligor of which has failed or refused to pay and which the Servicer believes will not be collected.

“DSO – Broadcasting” means an amount, expressed in terms of days, equal to:

(a)           (i)        the Outstanding Balance of Broadcast AR minus any Unapplied Cash and the Diluted Receivables included in Broadcast AR as of the last day of the most recent Calculation Period, divided by (ii) the aggregate sales giving rise to Broadcast AR during the most recent Calculation Period, multiplied by

(b)           the actual number of days in the most recent Calculation Period.

“DSO – Publishing” means an amount, expressed in terms of days, equal to:

(a)           (i)        the Outstanding Balance of Publishing AR minus any Unapplied Cash and the Diluted Receivables included in Publishing AR as of the last day of the most recent Calculation Period, divided by (ii) the aggregate sales giving rise to Publishing AR during the most recent Calculation Period, multiplied by

(b)           the actual number of days in the most recent Calculation Period.

“Eligible Account Bank” means a depositary institution or trust company (which may include the Administrative Agent and its Affiliates) organized under the laws of the U.S. or any one of the States thereof or the District of Columbia; provided, however, that at all times (i) such depositary institution or trust company is a member of the Federal Deposit Insurance Corporation, (ii) unless the Administrative Agent consents in writing otherwise, the unsecured and uncollateralized debt obligations of such depositary institution or trust company are rated at least A-1 by S&P and P-1 by Moody’s and (iii) such depositary institution or trust company has a combined capital and surplus of at least $125,000,000.

“Eligible Assignee” means, with respect to any Person in a Lender Group, any Qualified Purchaser (i) that is a Funding Agent, a Program Manager, a Lender, a Program Support Provider or any Affiliate of any such Person that has a short-term debt rating of at least A-1 by S&P and P-1 by Moody’s, (ii) that is managed or sponsored by a Person described in clause (i) above and that has a short-term debt rating of at least A-1 by S&P and P-1 by Moody’s or (iii) any other Person that has been approved by the Administrative Agent, the Funding Agent for such Lender Group (which Funding Agent consent shall not be required if such Funding Agent is the assigning Lender) and the Borrower; provided, that Borrower’s approval of any Eligible Assignee may not be unreasonably withheld or delayed; and, provided further that Borrower’s approval of any Eligible Assignee shall not be required if (A) a Facility Event has occurred and is continuing, (B) the Facility Termination Date has occurred, (C) with respect to the assigning Lender, the Scheduled Commitment Facility Termination Date has occurred, or (D) the assigning Lender does not have, and the assignee does have, a short term rating of at least A-1 by S&P and P-1 by Moody’s.

“Eligible Contract” means, at any time, a Contract that satisfies all of the conditions set forth below:

(i)            The Contract (i) complies with all requirements of the applicable Credit and Collection Policy, (ii) does not allow the Obligor to defer or extend payment of the invoiced amount beyond the original term set forth in the invoice, and (iii) does not provide for the forgiveness or reduction of the amount required to be paid by the Obligor (other than with respect to amounts for which the Transaction Parties maintain adequate reserves in accordance with GAAP and which amounts are included in the Contra Balance for such Obligor).

(ii)           The Contract (a) is in full force and effect and (b) represents the legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally, and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

“Eligible Deposit” means, as of any date of determination, the amount of available funds on deposit in the Cash Reserve Account as of the close of business as of the immediately preceding Business Day; provided that all of the following conditions are satisfied: (i) the Cash Reserve Account is subject to an Account Control Agreement in form and substance satisfactory to the Administrative Agent, (ii) the Administrative Agent and the Lenders shall have received an opinion of Sidley Austin LLP, in form and substance reasonably satisfactory to the Administrative Agent, as to the enforceability of such agreement and the perfection of the Administrative Agent’s security interest in the security entitlements credited to such account, (iii) the Administrative Agent has password protected on-line access to current information as to activity in the Cash Reserve Account (including deposits, withdrawals and balances therein) directly from the relevant Facility Account Bank, and (iv) the portion of the Eligible Deposit that may be included in the calculation of the Class A Percentage Factor or the Class B Percentage Factor may not exceed $30,000,000.

“Eligible Receivable” means, at any time, a Receivable:

(i)            the Obligor of which (A) is not an Affiliate of any Originator, the Borrower or the Servicer (or any of their respective Affiliates) unless such Obligor is a member of the Zell Obligor Group and (B) is not the U.S. federal government and (C) unless such Receivable arises from the placement of a classified ad in a print medium, is a corporation or other business organization, is organized under the laws of the United States or any political subdivision thereof and has its chief executive office in the United States;

(ii)           as to which, all right, title and interest to and in which has been validly transferred by the applicable Originator directly to Parent, if applicable, and to Borrower under and in accordance with the Receivables Purchase Agreement, the Borrower has good and marketable title thereto free and clear from Adverse Claims except as created under the Transaction Documents, and which has been the subject of either a valid transfer and assignment from the Borrower to the Administrative Agent (for the benefit of the Lenders) of an undivided interest in all the Borrower’s right, title and interest therein (and in the proceeds thereof), or the grant of a first priority perfected “security interest” (within the meaning of the applicable UCC therein) (and in the proceeds thereof);

(iii)          the Obligor of which is not the Obligor of any Charged-Off Receivable, and if the Obligor is the Obligor of any Defaulted Receivables, the aggregate Outstanding Balance of such Defaulted Receivables does not exceed an amount equal to 30% of the Outstanding Balance of all Receivables of such Obligor at such time;

(iv)          which is not a Charged-Off Receivable, a Disputed Receivable, a Doubtful Receivable, a Delinquent Receivable, or a Defaulted Receivable;

(v)           which by its terms is due and payable within 30 days of the original invoice date therefor and has not had its payment terms extended, except in accordance with the Credit and Collection Policy; provided, that no such extension shall cause a Receivable that, but for such extension, would have been a Defaulted Receivable to be an Eligible Receivable;

(vi)          as to which the applicable Originator has timely and fully performed all obligations required to be performed by it under the related Contract and which has been billed to the related Obligor (provided, however, that any otherwise Eligible Receivable, that has accrued and is the legal valid and binding obligation of the related Obligor but which is an Unbilled Receivable may constitute an Eligible Receivable so long as the aggregate Outstanding Balance of Receivables which constitute “Eligible Receivables” by reason of this proviso, does not, at any time, exceed an amount equal to 50% of the aggregate Net Eligible Receivables Balance at such time) and provided that no more than 30 days have elapsed since the completion of the services giving rise to such Unbilled Receivable; and which in all cases, together with such Receivable and any applicable related Contract, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no offset, counterclaim or other defense that has been asserted by or on behalf of such Obligor; provided that, whether or not any offset, counterclaim or other defense has been asserted, the portion of the Outstanding Balance of the

Receivables owed by an Obligor Group and subject to offset at any time shall be reduced (for purposes of all calculations under the Transaction Documents) by the Contra Balance for such Obligor;

(vii)         (A) which is assignable in the manner contemplated hereby and by the other Transaction Documents under the laws of all applicable jurisdictions, and (B) the applicable Originator is authorized and/or otherwise entitled under the terms of the related Contract (if any) and applicable law, to disclose to the Administrative Agent and the Lenders all information relating to such Receivable as contemplated hereby or by any other Transaction Document, or that is otherwise necessary for the Administrative Agent or any Lender to exercise its rights hereunder or thereunder;

(viii)        which, together with the Contract related thereto, does not contravene any law, rule or regulation applicable thereto (including, without limitation, any law, rule or regulation relating to advertising, media providers and privacy) and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation;

(ix)           that is an “account” or “payment intangible” (within the meaning of Section 9-102 of the applicable UCC);

(x)            that is denominated and payable only in United States dollars in the United States of America;

(xi)           that satisfies in all material respects all applicable requirements of the Credit and Collection Policy and with respect to which the representations and warranties in Clause 3.1(g) (Representations and Warranties of the Servicer) of the Servicing Agreement are true and correct;

(xii)          which was generated in the ordinary course of the applicable Originator’s business, consistent in all material respects with such Originator’s business as conducted as of the Closing Date, and prior to the transfer contemplated by the Transaction Documents, was the sole property of such Originators free and clear of Adverse Claims;

(xiii)         subject to the Transition Exceptions, the Obligor of which has been directed to make all payments to a Collection Account with respect to which a valid and enforceable Account Control Agreement is in effect;

(xiv)        (i) the Receivables Purchase Agreement under which such Receivable was sold to Tribune (if applicable) and to the Borrower is in full force and effect, (ii) the Originator of such Receivable has not been terminated as an “Originator” under the Receivables Purchase Agreement, and (iii) the Originator Termination Date has not occurred with respect to that Originator;

(xv)         with respect to which all consents, licenses, approvals or authorizations of, or registrations or declarations with, any governmental authority required to be obtained, effected or given in connection with the creation of such Receivable have been duly obtained, effected or given and are in full force and effect;

(xvi)        that is not subject to any waiver or modification except for a Receivable which is subject to a waiver or modification as permitted in accordance with the Credit and Collection Policy and which waiver or modification is reflected in the Servicer’s records and computer files relating thereto;

(xvii)       that is not subject to any enforceable provision prohibiting the transfer or assignment of such payment obligation;

(xviii)      that arises under an Eligible Contract;

(xix)         as to which the applicable Originator has satisfied and fully performed all material obligations on its part with respect to such Receivable required to be fulfilled by it, and no further material action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor.

“Equity Interests” of any Person means any and all shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the regulations promulgated thereunder, in each case as amended.

“ERISA Affiliate” means any Person that is a member of any Transaction Party’s controlled group, or under common control with any Transaction Party, within the meaning of Section 414 of the IRC.

“ERISA Event” means (a) (i) the occurrence of a Reportable Event, or (ii) the requirements of subclause (1) of Section 4043(b) of ERISA (without regard to subclause (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of a Transaction Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by a Transaction Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302 or Section 303 of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 206(g) of ERISA; (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of

ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan; or (i) the receipt by a Transaction Party or an ERISA Affiliate of any notice concerning the imposition of liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA, or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“ESOP” means the Tribune Company Employee Stock Ownership Plan.

“ESOP Purchase Agreement” means the ESOP Purchase Agreement made April 1, 2007, between Tribune and GreatBanc Trust Company, as trustee of the ESOP Trust, a separate trust created under the ESOP, as the same may be amended, restated or otherwise modified from time to time.

“ESOP Trust” means the Tribune Employee Stock Ownership Trust, dated April 1, 2007.

“Eurodollar Rate” means, for any Tranche Period for each Eurodollar Tranche, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum appearing on Reuters LIBOR 01 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Tranche Period for a term comparable to such Tranche Period or, if for any reason such rate is not available, the average of the rate per annum at which deposits in U.S. dollars are offered by the principal office of Barclays in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Tranche Period in an amount substantially equal to Barclays’ Eurodollar Tranches comprising part of such Eurodollar Tranche to be outstanding during such Tranche Period (or, if Barclays does not have any Eurodollar Tranches then outstanding, the Eurodollar Tranche of the relevant Lender Group) and for a period equal to such Tranche Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage at the start of such Tranche Period.

“Eurodollar Rate Reserve Percentage” means the maximum aggregate reserve requirement (including all basic, supplemental, marginal or other reserves) which is imposed against the Administrative Agent in respect of Eurodollar liabilities, as defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Eurodollar Tranche” means a Tranche for which interest is calculated by reference to the Eurodollar Rate.

“Event of Bankruptcy” means, with respect to any Person, the occurrence of any of the following:

(a)           such Person shall commence any case, proceeding or other action, or present a petition or make an application under any Insolvency Law:

(i)            relating to bankruptcy, insolvency, court protection, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, examination, liquidation, administration, administrative receivership, dissolution, court protection, composition, declaration or other similar relief with respect to it or any of its debts; or

(ii)           seeking the appointment of a liquidator, receiver, administrative receiver, examiner, security trustee, custodian, compulsory manager, administrator or other similar official for it or for all or any substantial part of its assets; or

(b)           there shall be commenced, presented or made against such Person any case, proceeding or other action referred to in (a) above unless: (i) solely in the case of any such case, proceeding or action as to which, within three Business Days after its commencement, such Person has delivered to the Administrative Agent a certificate of a Responsible Officer substantially to the effect that, in the reasonable judgment of such Responsible Officer after due inquiry, such case, proceeding or action will be discharged or dismissed by the relevant court, tribunal or authority, and (ii) such case, proceeding or action is in fact discharged or dismissed by such relevant court, tribunal or authority within 45 days (or such longer period as the Administrative Agent may agree) after its commencement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any Transaction Party Obligation, (i) income and franchise taxes imposed with respect to such Agent or any Lender by the Official Body under the laws of which such Agent or such Lender, as applicable, is organized or in which it has its principal office or maintains its applicable lending office, (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower is located and (iii) any Tax resulting from the failure of such Agent, such Lender or such recipient to deliver federal tax forms required by Clause 2.15(e).

“Facility Account” means, as the context requires, all or any one of the Collection Accounts, the Cash Reserve Account or the Borrower Accounts.

“Facility Account Bank” means, as the context requires, a Borrower Account Bank or a Collection Account Bank.

“Facility Event” means a Potential Trigger Event, Trigger Event, Facility Termination Event or Potential Facility Termination Event.

“Facility Limit” means, at any time, the sum of the Conduit Lending Limits then in effect; provided, that the Facility Limit may not at any time exceed the Aggregate Commitment then in effect.

“Facility Termination Date” means the earliest of (a) June 28, 2010, (b) the latest Scheduled Commitment Facility Termination Date for any Lender Group, (c) the date that the Facility Termination Date is declared or automatically occurs pursuant to Clause 7.1(Trigger Events) or Clause 7.2 (Facility Termination Events), (d) any Monthly Settlement Date specified by the Servicer or the Parent on not less than 30 days (or such shorter period as the Agents may agree, acting reasonably) prior written notice to the Administrative Agent and each Funding Agent and (e) if Borrower’s Net Worth is less than the Required Capital Amount, any Business Day specified by Parent on not less than three (3) Business Days prior written notice that Borrower may no longer borrow under the Intercompany Note.

“Facility Termination Event” has the meaning specified in Clause 7.2 (Facility Termination Events).

“Fee Letter” has the meaning specified in Clause 2.4(c) (Interest and Fees).

“Fees” means the fees payable pursuant to any Fee Letter.

“Final Payout Date” means the date after the Facility Termination Date on which all the Transaction Party Obligations have been irrevocably reduced to zero by payment in full in cash.

“Finance Charges” means, with respect to a Receivable, any finance, interest, late payment or similar charges owing by an Obligor in respect of such Receivable pursuant to the related Contract.

“Fiscal Month” means the applicable fiscal month listed on Schedule 8 hereto (Fiscal Months).

“Fitch” means Fitch, Inc.

“Force Majeure Event” means, with respect to a Person, riots, acts of God or the public enemy, strikes, communication line failures, computer viruses, acts of war, acts of terrorists, epidemics, fire, equipment or power failures, flood, embargoes, weather, earthquakes or other events beyond the control of such Person.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than the United States of America, or any state or governmental unit therein.

“Funding Agent” means, with respect to any Lender Group, the Person identified as the “Funding Agent” for such Lender Group on Schedule 1 (Lender Groups), together with any successor thereto in such capacity appointed pursuant to Clause 9 (The Funding

Agents) and any Person that becomes a Funding Agent for a new Lender Group pursuant to Clause 11.3(i) (New Lender Groups).

“Funding Agent’s Account” means, with respect to any Funding Agent, the account of such Funding Agent identified on Schedule 1 (Lender Groups), or such other account as such Funding Agent may designate in writing to the Borrower, the Servicer and the Administrative Agent.

“GAAP” means, with respect to any Person, generally accepted accounting principles applicable to such Person (including generally accepted accounting principles applicable to such Person by Law) or the consolidated group of which such Person is a member.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

“Incremental Borrowing” has the meaning specified in Clause 2.1(a) (The Loans).

“Incremental Borrowing Date” has the meaning specified in Clause 2.2(a)(i) (Incremental Borrowing Request).

“Incremental Borrowing Request” has the meaning specified in Clause 2.2(a)(i) (Incremental Borrowing Request).

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all payment obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 120 days incurred in the ordinary course of such Person’s business), (c) all payment obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Purchase Money Obligations, Capitalized Lease Obligations, Attributable Debt and under synthetic, off-balance sheet or tax retention leases (excluding, however, operating leases), (e) all payment obligations, contingent or otherwise, of such Person in respect of acceptances, standby letters of credit or similar extensions of credit, (f) all net payment obligations of such Person in respect of Hedge Agreements,  (g) all payment obligations outstanding to Persons that are not Affiliates of Borrower in connection with a Receivables Facility, (h) all Indebtedness of others referred to in clauses (a) through (g) above or clause (i) below (collectively, “Guaranteed Debt”) guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person, through an agreement (1) to pay or purchase such Guaranteed Debt or to advance or supply funds for the payment or purchase of such Guaranteed Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Guaranteed Debt or to assure the holder of such Guaranteed Debt against loss in respect of such Guaranteed Debt, (3) to supply funds to or in any other manner invest funds in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss in respect of such Guaranteed Debt and

(i) all Indebtedness referred to in clauses (a) through (h) above (including Guaranteed Debt) secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Adverse Claim on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; provided that, if such Person has not assumed or otherwise become liable in respect of such Indebtedness, such obligations shall be deemed to be in an amount equal to the lesser of (i) the amount of such Indebtedness and (ii) fair market value of such property at the time of determination (in the Borrower’s good faith estimate). The amount of any Guaranteed Debt shall be deemed to be an amount equal to the lesser of (a) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Debt is made and (b) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Debt, unless such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of the Guaranteed Debt shall be such guaranteeing Person’s reasonably anticipated liability in respect thereof as determined by Tribune in good faith. Notwithstanding anything to the contrary, Tribune’s obligation to pay Dividends to the ESOP pursuant to Section 6.3(a)(3) of the ESOP Purchase Agreement shall not constitute Indebtedness.

“Indemnified Amounts” has the meaning specified in Clause 10 (Indemnities by the Borrower).

“Indemnified Party” has the meaning specified in Clause 10 (Indemnities by the Borrower).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Independent Director” shall mean a member of the board of directors of Borrower who is not at such time, and has not been at any time during the preceding five (5) years, (A) a director, officer, employee or affiliate of Borrower, any Originator, or any of their respective Subsidiaries or Affiliates, or (B) the beneficial owner (at the time of such individual’s appointment as an Independent Director or at any time thereafter while serving as an Independent Director) of any of the outstanding Equity Interests of Borrower, any Originator, or any of their respective Subsidiaries or Affiliates.

“Insolvency Law” means any Law relating to bankruptcy, insolvency, administration, receivership, examination, administrative receivership, reorganization, winding up or composition, moratorium or adjustment of debts or the rights of creditors generally (whether by way of voluntary arrangement or otherwise).

“Intercompany Note” has the meaning specified in the Receivables Purchase Agreement.

“Interest” means, for any Tranche and any Tranche Period, the sum of:

(a) for each day during such Tranche Period of the following:

plus

(b) the Liquidation Fee, if any, for such Tranche for such Tranche Period where:

IR	=	the Interest Rate for such Tranche for such day;

PB	=	the Principal Balance of such Tranche on such day; and

Y	=

(a) in the case of any Tranche for which the Interest Rate is based on the Base Rate (other than the Default Rate), 365 or 366, as applicable, and (b) in the case of any other Tranche, including any tranche for which the Interest Rate is based on the Default Rate, 360;

provided, that no provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by applicable Law; and provided further that Interest for any Tranche shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Interest Rate” means, with respect to any Tranche for any day (a) if such Tranche is funded on such day by a Conduit Lender through the issuance of Commercial Paper, the CP Rate and (b) otherwise, the Alternate Rate; provided that, and notwithstanding anything herein to the contrary, at all times that a Trigger Event or Facility Termination Event has occurred and is continuing the Interest Rate for all Tranches shall be an interest rate per annum equal to the Default Rate.

“Interim Period” shall mean a period beginning on and including one Business Day (commencing with the Closing Date) and ending on and excluding the next Business Day.

“Interim Report” means a report furnished by the Servicer pursuant to Clause 2.3 (Reporting requirements) of the Servicing Agreement substantially in the form attached as Exhibit A-2 (Form of Interim Report) to the Servicing Agreement.

“Interim Settlement Date” means the second Business Day immediately following the end of each Interim Period.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Joinder Agreement” means an agreement substantially in the form of Exhibit C (Form of Joinder Agreement) pursuant to which a new Lender Group is established hereunder pursuant to Clause 11.3(i) (New Lender Groups).

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

“Lender Group” means a group consisting of one or more Conduit Lenders, one or more Committed Lenders and a Funding Agent for such Lenders, as specified on Schedule 1 (Lender Groups) or in the Joinder Agreement pursuant to which such Lender Group is established pursuant to Clause 11.3(i) (New Lender Groups).

“Lender Group Limit” means, with respect to any Lender Group, the aggregate Conduit Lending Limit(s) of the Conduit Lender(s) in such Lender Group.

“Lender Group Percentage” means, for any Lender Group, its Class A Lender Group Percentage or Class B Lender Group Percentage, as applicable.

“Lender Party” has the meaning specified in Clause 11.6(b) (Confidentiality).

“Lenders” means, collectively, the Committed Lenders and the Conduit Lenders.

“Liquidation Fee” means for (a) any Tranche Period held by a Conduit Lender for which Interest is computed by reference to the CP Rate and a reduction of the Principal Balance of the relevant Tranche is made for any reason or (b) any Tranche Period for which Interest is computed by reference to the Eurodollar Rate and a reduction of the Principal Balance of the relevant Tranche is made for any reason, in each case, on any day other than the last day of such Tranche Period, the amount, if any, by which (A) the additional Interest (calculated without taking into account any Liquidation Fee or any shortened duration of such Tranche Period pursuant to clause (b) of the definition thereof) which would have accrued during such Tranche Period (or, in the case of clause (a) above, during the period until the maturity of the underlying commercial paper tranches) on the reductions of Principal Balance of the Tranche relating to such Tranche Period had such reductions not occurred, exceeds (B) the income, if any, received by the Conduit Lender or the Committed Lender which holds such Tranche from the investment of the proceeds of such reductions of Principal Balance.  A certificate as to the amount of any Liquidation Fee (including the computation of such amount) shall be submitted by the affected Conduit Lender or Committed Lender to the Borrower and shall be conclusive and binding for all purposes, absent manifest error.

“Loan” means a loan made to the Borrower pursuant to Clause 2 (Amounts and Terms of the Loans).

“Lock-Box” means each locked postal box with respect to which a Collection Account Bank has executed an Account Control Agreement and has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables.

“Loss and Dilution Reserve” means, on any date, an amount equal to:

LDRR x NERB

where:

LDRR	=	the Loss and Dilution Reserve Ratio on such date; and

NERB =		the Net Eligible Receivables Balance at the close of business of the Servicer on such date.

“Loss and Dilution Reserve Ratio” means, on any day, the sum of the Loss Reserve Ratio plus the Dilution Reserve Ratio.

“Loss Horizon” means, as of any Monthly Reporting Date, the current Calculation Period and the two immediately preceding Calculation Periods.

“Loss Horizon Ratio” means, as of any Monthly Reporting Date and continuing until (but not including) the next Monthly Reporting Date, the amount equal to (a) the aggregate amount of all sales which gave rise to Receivables (including Unbilled Receivables) that were generated during the Calculation Periods included in the Loss Horizon divided by (b) the Outstanding Balance of Pool Receivables (including Unbilled Receivables but excluding Defaulted Receivables and Diluted Receivables) minus Unapplied Cash as of the end of the Calculation Period immediately preceding such earlier Monthly Reporting Date.

“Loss Reserve Ratio” means, as of any Monthly Reporting Date and continuing until (but not including) the next Monthly Reporting Date, the greater of (i) 16.25% and (ii) amount (expressed as a percentage) that is calculated as follows:

LRR = SF x AD x LHR

where:

LRR	=	Loss Reserve Ratio;

SF	=	the Stress Factor;

AD	=

the “Average Default,” defined as the highest Three-Month Rolling Average of the Default Ratio that occurred during the period of 12 consecutive Calculation Periods immediately preceding such earlier Monthly Reporting Date; and

LHR	=	the Loss Horizon Ratio.

“Make Good Arrangement” means any obligation under any Contract to provide any Obligor with additional air time for such Obligor’s advertisements due to previous viewership of such Obligor’s advertisements failing to reach an agreed upon threshold.

“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect, individually or in the aggregate with other events or circumstances, on: (a) the business, financial condition or operations of the Borrower; (b) the business, financial condition or operations of Tribune and its Subsidiaries, taken as a whole; (c) the ability of the Borrower to perform its obligations under the Transaction Documents, (d) the ability of the Transaction Parties, taken as a whole, to perform their obligations under the Transaction Documents; (e) the status, existence, perfection or priority of the rights, title and interest of the Borrower or the Administrative Agent, on behalf of the Secured Parties, in and to the Pool Receivables, Collections or Related Security related thereto or any Facility Account; or (f) the value, validity, enforceability or collectibility (if applicable) of all or any material portion of the Pool Receivables, Collections or Related Security related thereto.

“Material Indebtedness” means Indebtedness (other than the Loans or other Indebtedness arising pursuant to and contemplated by the Transaction Documents) (i) of any one or more of the Transaction Parties, other than the Borrower, in an aggregate principal amount exceeding $75,000,000, and (ii) with respect to the Borrower, in an aggregate principal amount exceeding $50,000 (or the equivalent thereof in any other currency).

“Maturity Date” means June 28, 2010.

“Maximum Percentage Factor” means 100%.

“Measurement Period” means the period between the end of an Interim Period and the delivery of the related Interim Report to the Administrative Agent.

“Model” means a report furnished by the Servicer pursuant to Clause 2.3 (Reporting requirements) of the Servicing Agreement substantially in the form attached as Exhibit A-5 (Form of Model) to the Servicing Agreement.

“Monthly Report” means a report substantially in the form of, and containing the information described in, Exhibit A-1 (Form of Monthly Report) to the Servicing Agreement duly completed and furnished by the Servicer pursuant to Clause 2.3 (Reporting requirements) of the Servicing Agreement and containing the certification of the Servicer.

“Monthly Reporting Date” means the Business Day immediately preceding each Monthly Settlement Date.

“Monthly Settlement Date” means the fifteenth (15th) Business Day immediately succeeding each Calculation Period, or if that day is not a Business Day, the next following Business Day.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Transaction Party or any ERISA Affiliate is making or had an obligation to make contributions, has within any of the preceding five plan years made or has an obligation to make contributions or with respect to which any Transaction Party or any ERISA Affiliate could have liability.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of a Transaction Party or any ERISA Affiliate and at least one Person other than the Transaction Party and the ERISA Affiliates or (b) was so maintained and in respect of which a Transaction Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Eligible Receivables Balance” means at any time an amount equal to (a) the aggregate Outstanding Balance of Pool Receivables that qualify as Eligible Receivables at such time minus (b) the aggregate amount for all Obligor Groups by which the Outstanding Balance of all Eligible Receivables of each Obligor Group exceeds the Concentration Limit for such Obligor Group at such time, minus (c) Unapplied Cash at such time.

“Net Worth” has the meaning specified in the Receivables Purchase Agreement.

“Non-Committed Conduit Lender” means a Conduit Lender that is not a Committed Lender.

“Non-Renewing Committed Lender” has the meaning specified in Clause 2.16 (Extension of Scheduled Commitment Facility Termination Date).

“Note” has the meaning given in Clause 2.2(g) (Notes).

“Obligor” means, with respect to any Receivable, each Person obligated to make payments in respect of such Receivable pursuant to a Contract.

“Obligor Group” means any Obligor and all of its Affiliates.

“Obligor Group Rating” means, with respect to an Obligor Group, the Debt Rating of the parent company for such Obligor Group (which parent company may or may not be an Obligor).

“Official Body” means any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of any such government or political subdivision, or any court, tribunal, grand jury or arbitrator, or any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, or any accounting board or authority (whether or not a part of government) which is responsible for the establishment or interpretation of national or international accounting principles.

“Organic Documents” of any Person means its memorandum and articles of association, articles or certificate of incorporation and by laws, limited liability agreement,

partnership agreement or other comparable charter or organizational documents as amended from time to time.

“Originator Event” means an Originator Termination Event or an event that but for notice or lapse of time or both would constitute an Originator Termination Event;

“Originator Payout Date” means a “Originator Payout Date” under, and as defined in, the Receivables Purchase Agreement.

“Originator Termination Date” means the “Termination Date” under, and as defined in, the Receivables Purchase Agreement.

“Originator Termination Event” means an “Originator Termination Event” under, and as defined in, the Receivables Purchase Agreement.

“Originators” means Parent and the Subsidiaries of Parent identified as sellers of Receivables to Parent under the Receivables Purchase Agreement.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise, sales, good and services or transfer taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, any Transaction Document, in each case, other than Excluded Taxes.

“Outstanding Balance” means, with respect to any Receivable at any time, the then outstanding principal amount thereof, excluding any Finance Charges related thereto.

“Outstanding Receivables Report” means a report furnished by the Servicer pursuant to Clause 2.3 (Reporting requirements) of the Servicing Agreement substantially in the form attached as Exhibit A-4 (Form of Outstanding Receivables Report) to the Servicing Agreement.

“Parent” has the meaning specified in the Receivables Purchase Agreement.

“Participant” has the meaning specified in Clause 11.3(f) (Participations).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“PDT Entity” has the meaning specified in the Senior Credit Agreement.

“Percentage Factor” means (a) prior to the Class B Addition Date, the Class A Percentage Factor and (b) if the Class B Addition Date has occurred, the higher of (i) the Class A Percentage Factor and (ii) the Class B Percentage Factor.

“Permitted Investments” means, with respect to any Borrower Account, any of the following investments denominated and payable solely in U.S. Dollars:  (a) readily marketable debt securities issued by, or the full and timely payment of which is guaranteed by the full faith and credit of, the United States of America, (b) insured demand deposits, time deposits and certificates of deposit of any Eligible Account Bank that is organized under the laws of the United States of America, (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above, (d) money market funds rated in the highest ratings category by each of Moody’s and S&P (which rating, in the case of S&P, shall be AAA and shall not have the “r” symbol attached to such rating and, in the case of Moody’s “P-1” or “Aaa” and “MR1+”), (e) commercial paper of any corporation incorporated under the laws of the United States of America or any political subdivision thereof, provided that such commercial paper is rated at least A-1 (and without any “r” symbol attached to any such rating) by S&P and at least Prime-1 by Moody’s, (f) cash, and (g) such other investments as are approved by the Funding Agents.

“Permitted Transferee” means (i) any direct or indirect Affiliate of EGI-TRB, L.L.C., Equity Group Investments, L.L.C. or Zell, (ii) any direct or indirect member of EGI-TRB, L.L.C. and any direct or indirect Affiliate thereof, (iii) Zell or his spouse, lineal ancestors and descendants (whether natural or adopted), or (iv) any trust or retirement account primarily for the benefit of Zell and/or his spouse, lineal ancestors and descendants, any entity formed and wholly owned by any such trust or retirement account and any private foundation formed by Zell and/or any one or more of his descendants.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture, Official Body or any other entity.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Pooled Commercial Paper” means Commercial Paper notes of a Conduit Lender subject to any particular pooling arrangement by the Conduit Lender (and which may also be allocated in part to the funding of other assets of such Conduit Lender and which Commercial Paper notes need not mature on the last day of any Tranche Period), but excluding Commercial Paper issued by the Conduit Lender of a tenor and in an amount specifically requested by any Person in connection with any agreement effected by the Conduit Lender.

“Pool Receivable” means any Receivable (other than a Receivable that has been repurchased or retransferred to an Originator pursuant to, and in accordance with, the Transaction Documents) which has been sold, contributed or otherwise assigned (or purported to be sold, contributed or otherwise assigned) by an Originator to the Parent (if applicable) and to the Borrower pursuant to the Receivables Purchase Agreement.

“Portfolio Report” means any Monthly Report or Interim Report.

“Potential Facility Termination Event” means an event that but for notice or lapse of time or both would constitute a Facility Termination Event.

“Potential Trigger Event” means an event that but for notice or lapse of time or both would constitute a Trigger Event.

“Potential Servicer Default” means an event that but for notice or lapse of time or both would constitute a Servicer Default.

“Principal Balance” means, with respect to any Tranche, the original principal amount of any Loan made hereunder that has been allocated to such Tranche pursuant to Clause 2.10 (Tranches), as such amount may be divided or combined in accordance with such Clause, in each case as reduced from time to time by Collections or other payments received by the applicable Lender(s) holding such Tranche, on account of the Principal Balance of such Tranche; provided that if such Principal Balance shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Principal Balance shall be increased by the amount of such rescinded or returned distribution, as though it had not been received by such Lender(s).

“Pro Forma Reserves” means, on any date of determination, an amount calculated in the same manner as Total Reserves, except that for purposes of such calculation the Stress Factor would be a percentage agreed in writing by the Borrower and the Class B Lenders prior to the Class B Addition Date.

“Program Manager” means, with respect to a Conduit Lender, the Person (if any) identified on Schedule 1 (Lender Groups) as the “Program Manager” for such Conduit Lender.

“Program Support Agreement” means and includes any agreement entered into by any Program Support Provider providing for the issuance of one or more letters of credit for the account of a Conduit Lender, the issuance of one or more surety bonds for which such Conduit Lender is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, the sale by such Conduit Lender to any Program Support Provider of the Loans funded by such Conduit Lender (or portions thereof or participations therein) and/or the making of loans, other extensions of credit to, and/or investments in, such Conduit Lender in connection with such Conduit Lender’s commercial paper program, together with any letter of credit, surety bond, swap, note, equity security, or other instrument issued thereunder.

“Program Support Provider” means, with respect to any Conduit Lender, each Committed Lender with respect to such Conduit Lender and any other Person now or hereafter extending credit, or having a commitment to extend credit to or for the account of, or to make purchases from, or to make investments in, such Conduit Lender or issuing a letter of credit, surety bond, swap, note, equity security or other instrument to support any obligations arising under or in connection with such Conduit Lender’s securitization program.

“Pro Rata Share” means, for any Committed Lender in any Lender Group, (a) the Commitment of such Committed Lender, divided by the sum of the Commitments of all

Committed Lenders in such Lender Group and (b) after the Commitments of all the Committed Lenders in such Lender Group have been terminated, the outstanding principal amount of the Loans funded by such Committed Lender, divided by the outstanding principal amount of the Loans funded by all the Committed Lenders in such Lender Group.

“Publishing AR” means Receivables owed to the Originators listed on Schedule 11 (Publishing Originators) and any other Originator identified as an Originator of Publishing AR in connection with its addition to the Receivables Purchase Agreement pursuant to Clause 11.14 (Limitation on Addition and Termination of Originators).

“Purchase Money Obligation” shall mean, for any Person, the obligations of such Person in respect of Indebtedness (including Capitalized Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any Person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred within one year after such acquisition, installation, construction or improvement of such property by such Person and (ii) the amount of such Indebtedness does not exceed 100% of the unamortized cost of such acquisition, installation, construction or improvement, as the case may be.

“Qualified Purchaser” means a “qualified purchaser” as defined in Section 2(a)(51) the Investment Company Act of 1940, as amended.

“Rate Type” means the Eurodollar Rate, the Base Rate or the CP Rate.

“Rating Agencies” shall mean on any date of determination the rating agencies then rating Commercial Paper at the request of any Conduit Lender.

“Receivable” means any indebtedness and other obligations owed to any Originator or any right of any Originator to payment from or on behalf of an Obligor, or any right to reimbursement for funds paid or advanced by any Originator on behalf of an Obligor (whether or not yet billed to such Obligor) constituting an account, chattel paper, payment intangible, instrument or general intangible, however arising (whether or not earned by performance), and includes, without limitation, the obligation to pay any Finance Charges, fees and other charges with respect thereto.  Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other obligations represented (or, in the case of Unbilled Receivables, to be represented) by an individual invoice or ledger entry, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided, that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless of whether the account debtor or Borrower treats such indebtedness, rights or obligations as a separate payment obligation.

“Receivables Facility” one or more receivables financing facilities, in each case, as amended, supplemented, modified, extended, renewed, restated, refunded, replaced or refinanced from time to time, the Indebtedness of which is non-recourse (except for Standard Receivables Facility Undertakings) to Tribune and its Subsidiaries, other than any Receivables Subsidiary, pursuant to which Tribune or any of its Subsidiaries sells its accounts, payment intangibles and related assets to either (a) a Person that is not a Senior Credit Agreement Guarantor or (b) a Receivables Subsidiary.

“Receivables Facility Repurchase Obligation” means any obligation of Tribune or a Subsidiary that is a seller of assets in a Receivables Facility to repurchase the assets it sold thereunder as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Purchase Agreement” means the Receivables Purchase Agreement, dated the Closing Date, among the Originators, the Servicer and the Borrower.

“Receivables Subsidiary” means any Subsidiary formed solely for the purpose of engaging, and that engages only, in one or more Receivables Facilities.

“Register” has the meaning specified in Clause 11.3(d) (Register).

“Related Security” means, with respect to any Receivable, all of the Originators’, or Borrower’s, as applicable, right, title and interest in, to and under:

(a)

all security interests, reservations of ownership, liens or other Adverse Claims and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements, registrations, hypothecs, charges or other similar filings or instruments against an Obligor and all security agreements describing any collateral securing such Receivable;

(b)

all guarantees, default swaps, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise; provided, that it is understood and agreed that any amounts received by any Transaction Party in respect of, or otherwise in connection with, such guarantee or other agreement or arrangement or credit or other insurance shall constitute “Related Security” for all purposes of the Transaction Documents, including any obligation of any Transaction Party under the Transaction Documents to promptly deposit amounts received in respect of Collections to a Facility Account;

(c)

all other documents, purchase orders, invoices, agreements, books, records and other information (but excluding computer programs, tapes, discs, punch cards, data processing software, storage media and any license related thereto) to the extent relating to such Receivable, the applicable Contract and the related Obligor;

(d)	all Contracts or other agreements or documents to the extent that they evidence or secure such Receivable;

(e)	all of the Borrower’s right, title and interest in, to and under the Transaction Documents with respect to the obligations of, and claims against, other Transaction Parties; and

(f)	all Collections and other proceeds of the foregoing.

“Repeat Advance” has the meaning specified in Clause 2.6(b)(v) (Application of Collections prior to Facility Termination Date).

“Repeat Advance Date” has the meaning specified in Clause 2.3(b) (Payments Generally).

“Reportable Event” means with respect to a Plan an event described in Section 4043 of ERISA or the regulations issued thereunder (other than an event for which the 30-day notice period is waived).

“Reporting Date” means any date on which a Portfolio Report is delivered or required to be delivered by the Servicer pursuant to Clause 2.3 (Reporting Requirements) of the Servicing Agreement.

“Required Capital Amount” has the meaning set forth in the Receivables Purchase Agreement.

“Required Funding Agents” means (a) if there are two or fewer Funding Agents, each Funding Agent, except in the case of the declaration of the Facility Termination Date, in which case the “Required Funding Agents” shall be either Funding Agent, and (b) if there are three or more Funding Agents, (i) prior to the payment in full of the Class A Loans, the Funding Agents representing Lender Groups holding 50% of the Class A Commitments or, for purposes of Article VII, Funding Agents that represented 50% of the Class A Commitments immediately prior to such termination and (ii) at or after the Class B Addition Date, Funding Agents representing Lender Groups holding 50% of the Class B Commitments or, for purposes of Article VII, Funding Agents that represented 50% of the Class B Commitments immediately prior to such termination; provided that, in each case if the Scheduled Commitment Facility Termination Date has occurred with respect to a Committed Lender, for purposes of this definition and Clause 11.1 (Amendments, Etc.) such Committed Lender shall be deemed to have a Class A Commitment or Class B Commitment, as applicable, equal to the sum of the outstanding Principal Balance of its Class A Loans or Class B Loans, respectively.

“Responsible Officer” means, with respect to any Transaction Party, the manager, the president, any vice president, a director, any duly authorized officer, the chief financial officer, the treasurer, the controller, the general counsel or in-house counsel having responsibility for administering the Transaction Documents, or, to the extent any of the foregoing are not recognized in a jurisdiction, the equivalent thereof in such jurisdiction, of such Transaction Party or any senior individual nominated by such Transaction Party as a Responsible Officer and promptly notified to each Funding Agent in writing.

“Restricted Payments” has the meaning specified in Clause 5.1(m) (Distributions, etc.).

“S&P” means Standard & Poor’s Rating Services, a division of McGraw-Hill Companies, Inc.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by Tribune or any Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by Tribune or such Subsidiary to such Person in contemplation of such leasing.

“Scheduled Commitment Facility Termination Date” means the day falling two years after the Closing Date, as the same may be extended from time to time pursuant to Clause 2.16 (Extension of Scheduled Commitment Facility Termination Date).

“Secured Obligations” means all Transaction Party Obligations of the Borrower and all other obligations described as Secured Obligations under the Security Agreement.

“Secured Parties” means, collectively, the Lenders, each Agent and each other Indemnified Party.

“Security Agreement” means the Security Agreement, dated the Closing Date, between the Borrower and the Administrative Agent.

“Security Documents” means the Security Agreement, each Account Control Agreement, and each other security agreement, assignment or other analogous agreement executed or delivered from time to time by the Borrower or any Transaction Party pursuant to, or in connection with, the transaction contemplated by the Transaction Documents.

“Segment Percentage” means, as of any Monthly Reporting Date, (a) with respect to the Broadcast AR, a fraction, the numerator of which is the Outstanding Balance of the Broadcast AR and the denominator of which is the Outstanding Balance of all Pool Receivables, in each case determined as of the last day of the immediately prior Calculation Period, and (b) in the case of the Publishing AR, a fraction, the numerator of which is the Outstanding Balance of the Publishing AR and the denominator of which is the Outstanding Balance of all Pool Receivables, in each case as of the last day of the prior Calculation Period.

“Senior Credit Agreement” means that certain Credit Agreement, dated as of May 17, 2007, among Tribune, each lender from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Merrill Lynch Capital Corporation, as Syndication Agent, Citicorp North America, Inc., and Bank of America, N.A., as Co-Documentation Agents, and J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Banc of America Securities LLC as Joint Lead Arrangers and Joint Bookrunners, as amended by that certain Amendment

No. 1 dated June 4, 2007, and as such may be further amended, supplemented, amended and restated or otherwise modified from time to time.

“Senior Credit Agreement Guarantor” means each entity that is named as a “Guarantor” under the terms of the Senior Credit Agreement.

“Senior Credit Agreement Rate” means, at any time, the highest default rate at which interest is calculated in accordance with the Senior Credit Agreement, which rate as of the Closing Date is set forth in Section 2.07(b) of the Senior Credit Agreement.

“Servicer” means at any time the Person then authorized pursuant to Clause 2.1 (Designation of Servicer; Power of Attorney) of the Servicing Agreement to administer and collect the Receivables.

“Servicer Default” has the meaning specified in Clause 2.9 (Servicer Default) of the Servicing Agreement.

“Servicer Parties” means, collectively, the Servicer and the Sub-Servicers.

“Servicing Agreement” means the Servicing Agreement, dated the Closing Date among the Servicer, the Borrower, the Sub-Servicers and the Administrative Agent.

“Servicing Fee” has the meaning specified in Clause 2.4(b) (Interest and Fees).

“Servicing Fee Payment Date” means each Monthly Settlement Date.

“Servicing Fee Percentage” means 2.0% per annum or, following a Servicer Default and the appointment of a successor Servicer pursuant to Clause 6 (Administration and Collection of Receivables), such other rate per annum as may be agreed in good faith by such successor Servicer and the Administrative Agent (with the prior written consent of the Committed Lenders).

“Servicing Fee Reserve” means, on any date, an amount equal to

RB x SRR

where:

RB	=	the Outstanding Balance of Pool Receivables at the close of business of the Servicer on such date; and

SRR	=	the Servicing Reserve Ratio on such date.

“Servicing Reserve” means the ratio equal to the greater of (x) 0.50% and (y) the quotient of (1) the product of (i) the Servicing Fee Percentage, (ii) the highest Three Month Rolling Average of the Days Sales Outstanding over the prior twelve Calculation Periods times (iii) the Stress Factor, divided by (2) 360.

“Servicing Reserve Ratio” means, on any Monthly Reporting Date and continuing until (but not including) the next Monthly Reporting Date, and amount, expressed as a percentage, equal to the Servicing Reserve.

“Settlement Date” for any Tranche means (a) the last day of each Tranche Period for such Tranche and (b) on and after the occurrence of the Facility Termination Date, each Business Day.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of a Transaction Party or any ERISA Affiliate and no Person other than the Transaction Party and the ERISA Affiliates or (b) was so maintained and in respect of which any Transaction Party or any ERISA Affiliate could have liability, including, under Section 4069 of ERISA, in the event such plan has been or were to be terminated.

“Specified Provision” means any of the following:

(i)            Clause 4.1(a), (e), (h), (i), (j) or (q) (Representations and Warranties of the Borrower) or Clause 5.1(a), (b), (d), (i), (j)(ii), (o), (r), (v) or (x) (Covenants of the Borrower) of this Agreement;

(ii)           Clause 3.1(a), (e), (f), (g), (i), (j) or (h) (Representations and Warranties of the Servicer) or Clause 4.1(a), (b), (e), (g), (k), (l), (o), and (p)(i) (Covenants of the Servicer) of the Servicing Agreement; or

(iii)          Section 3.01(a)(Corporate Existence and Power), (e)(Actions, Suits), (f)(Material Adverse Effect), (j)(Tax Filings), (h) (Accuracy of Information), (k)(i)(Jurisdiction of Organization, Places of Business and Locations of Records), or (p) (Eligible Receivables) or Section 3.02(a)(Representations and Warranties of Buyer) or Section 4.01 (Compliance with Laws, Etc.), Section 4.02 (Records and Procedures), 4.05 (Extension or Amendment of Receivables and Contracts), 4.09 (Separateness), 4.10(b)(Change in Business, Credit and Collection Policies), Section 4.12 (Taxes), Section 4.18 (Licenses, Etc.) of the Receivables Purchase Agreement or Section 4.20 (Performance and Compliance with Contracts and Credit and Collection Policies).

“Standard Receivables Facility Undertakings” means representations, warranties, covenants and indemnities entered into by Tribune or any Subsidiary that Tribune has determined in good faith to be customary in financings similar to a Receivables Facility, including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Facility Repurchase Obligation shall be deemed to be a Standard Receivables Facility Undertaking.

“Stress Factor” means 2.5.

“Stop Event” has the meaning specified in Clause 6.2(a) (Certain Rights of Administrative Agent).

“Sub-Originator” has the meaning specified in the Receivables Purchase Agreement.

“Sub-Servicer” has the meaning specified in Clause 2.5 (Sub-Servicers) of the Servicing Agreement.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, trust or estate or other business entity of which (or in which) more than 50% of (a) the issued and outstanding equity having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time equity of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate or other business entity is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries, in each case, with respect to Tribune; provided that for purposes of Clause 7.1(m) (Trigger Events) no PDT Entity (as defined in the Senior Credit Agreement) or other entity excluded from the definition of “Subsidiary” in the Senior Credit Agreement shall be deemed a “Subsidiary” for purposes of the Transaction Documents.  Unless expressly stated otherwise or the context otherwise requires, any reference to “Subsidiary” shall mean a Subsidiary of Tribune.

“Supplemental Report” means any Contact Details Report, Model or Outstanding Receivables Report.

“Taxes” means any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, charges or withholdings imposed by any Official Body.

“Three Month Rolling Average” means, at any time and with respect to any ratio or other amount, the result obtained by (a) adding such ratio or amount from each of the three most recently ended Calculation Periods, and (b) dividing such sum by three.

“Total Reserves” means, at any time, an amount equal to the sum of (a) the Loss and Dilution Reserve plus (b) the Yield and Servicing Fee Reserve plus (c) the Commingling Reserve.

“Tranche” has the meaning specified in Clause 2.10 (Tranches).

“Tranche Period” means, with respect to any Tranche (a) initially the period commencing on (and including) the applicable Incremental Borrowing Date and ending on (and including) the next Monthly Settlement Date and (b) thereafter, each successive period commencing on (but excluding) the last day of the immediately preceding Tranche Period for such Tranche and ending on (and including) the next Monthly Settlement Date; provided, however, that:

(i)            any Tranche Period (other than a Tranche Period of one day) with respect to any Tranche (other than any Tranche accruing interest at the CP Rate) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day (provided, however, that if Interest in respect of such Tranche Period is computed by reference to the Eurodollar Rate, and such Tranche Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Tranche Period shall end on the next preceding Business Day);

(ii)           in the case of any Tranche Period of one day (A) if such Tranche Period is the initial Tranche Period for a Tranche, such Tranche Period shall be the applicable Incremental Borrowing Date, (B) any subsequently occurring Tranche Period which is one day shall, if the immediately preceding Tranche Period is more than one day, be the last day of such immediately preceding Tranche Period and, if the immediately preceding Tranche Period is one day, be the day next following such immediately preceding Tranche Period and (C) if such Tranche Period occurs on a day immediately preceding a day which is not a Business Day, such Tranche Period shall be extended to the next succeeding Business Day;

(iii)          in the case of any Tranche Period for any Tranche which commences before the Facility Termination Date and would otherwise end on a date occurring after the Facility Termination Date, such Tranche Period shall end on the Facility Termination Date and the duration of each Tranche Period which commences on or after the Facility Termination Date shall be as selected by the applicable Funding Agent;

(iv)          any Tranche Period in respect of which Interest is computed by reference to the CP Rate may be terminated at the election of, and upon notice thereof to the Borrower and the Servicer by, the applicable Funding Agent at any time, in which case the Tranche allocated to such terminated Tranche Period shall be allocated to a new Tranche Period commencing on (and including) the date of such termination and ending on (but excluding) the next following Settlement Date, and shall accrue Interest at the Alternate Rate; and

(v)           at any time when the Base Rate shall have been in effect for a period of 3 consecutive Business Days, and the conditions set forth in clauses (a) and (c) of the definition of Alternate Rate do not exist, each Funding Agent shall, on behalf of the Committed Lenders in its Lender Group, upon one Business Day’s notice to the Borrower and the Servicer (with a copy to the Administrative Agent), select as the next succeeding Tranche Period for such Tranche (and any subsequent Tranche Periods designated by such Funding Agent) a period of one month during which Interest shall be computed by reference to the Eurodollar Rate; provided, however, that prior to such selection the Servicer may notify the applicable Funding Agent that, in view of anticipated Collections and repayments, Interest should continue to be computed by reference to the Base Rate.

“Transaction Documents” means this Agreement, the Receivables Purchase Agreement, the Servicing Agreement, the Security Documents, the Fee Letter and all other instruments, documents and agreements executed and/or delivered pursuant to or in connection therewith.

“Transaction Parties” means, collectively, the Borrower, Parent, each other Originator, the Servicer (so long as it is an Originator or an Affiliate thereof) and each Sub-Servicer (so long as it is an Originator or an Affiliate thereof).

“Transaction Party Obligations” means all present and future indebtedness and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower or any other Transaction Party to the Secured Parties arising under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, and shall include the aggregate Principal Balance of the Loans, Interest accrued and to accrue to maturity with respect to all Tranche Periods at such time, Fees, and all other amounts owed and payable (whether or not due and payable) by the Borrower or any other Transaction Party under or in connection with this Agreement or any other Transaction Document (whether in respect of fees, expenses, indemnifications, breakage costs, increased costs or otherwise), including interest, fees and other obligations that accrue after the commencement of any bankruptcy, insolvency or similar proceeding with respect to any Transaction Party (in each case whether or not allowed as a claim in such proceeding).

“Transition Exceptions” means those certain exceptions to the requirements of the Transaction Documents with respect to Facility Accounts listed on Schedule 9 (Transition Exceptions) hereto and in effect for the period specified in such Schedule 9.

“Tribune” means Tribune Company, a corporation organized under the laws of the State of Delaware.

“Trigger Event” has the meaning specified in Clause 7.1 (Trigger Events).

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

“Unapplied Cash” means, at any time, Collections that have been received by or on behalf of the Borrower or the Servicer but have not yet been applied to the reduction of the Outstanding Balance of a Receivable.

“Unbilled Receivable” means a Receivable that has not yet been billed to the related Obligor.

“Unpaid Balance” means, with respect to any Receivable at any time, the unpaid amount of such Receivable at such time, excluding any Finance Charges.

“U.S.” means the United States of America.

“U.S. Dollars” and “$” each mean the lawful currency of the United States of America.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or Persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Yield Fee Reserve” means, on any date, an amount equal to

AC x YRR

where:

AC	=	the Aggregate Commitment at the close of business of the Servicer on such date; and

YRR	=	the Yield Reserve Ratio on such date.

“Yield Reserve Ratio” means, on any Monthly Reporting Date and continuing until (but not including) the next Monthly Reporting Date, an amount, expressed as a percentage, equal to the sum of the Yield Reserve.

“Yield Reserve” means the ratio equal to the greater of (x) 1.00% and (y) an amount equal to:

YR = [(1.5xER) + 3%] x HDSO x SF
                360

Where:

YR	=	Yield Reserve;

ER	=	the Eurodollar Rate in effect on the most recent Monthly Reporting Date;

HDSO	=	the highest Three Month Rolling Average of Days Sales Outstanding during the prior twelve Calculation Periods; and

SF	=	the Stress Factor.

“Yield and Servicing Fee Reserve” means, on any date, the sum of the Yield Fee Reserve and the Servicing Fee Reserve on such date.

“Zell” means Samuel Zell, a natural person.

“Zell Obligor Group” means that Obligor Group consisting of all Obligors that are Affiliates of Zell, and all of their respective Affiliates, but excluding (i) Tribune or its direct and indirect subsidiaries and (ii) any joint venture to which Tribune or any of its direct or indirect subsidiaries is a party.

1.2           Other Terms

All terms defined directly or by incorporation herein shall have the defined meanings when used in any certificate or other document delivered pursuant hereto unless otherwise defined therein. For purposes of this Agreement and all such certificates and other documents, unless the context otherwise requires: (a) accounting terms not otherwise defined herein, and accounting terms partly defined herein to the extent not defined, shall have the respective meanings given to them under, and shall be construed in accordance with, GAAP; (b) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (c) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of this Agreement (or such certificate or document); (d) references to any Clause, Schedule or Exhibit are references to Clauses, Schedules and Exhibits in or to this Agreement (or the certificate or other document in which the reference is made) and references to any paragraph, subsection, clause or other subdivision within any Clause or definition refer to such paragraph, subsection, clause or other subdivision of such Clause or definition; (e) the term “including” means “including without limitation”; (f) references to any Law refer to that Law as amended or re-enacted from time to time and include any successor Law; (g) references to any agreement refer to that agreement as from time to time amended, supplemented or novated or as the terms of such agreement are waived or modified in accordance with its terms; (h) references to any Person include that Person’s successors and permitted assigns; (i) references to “setoff” shall include analogous rights under applicable Law, (j) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; (k) references to the term “continuing,” in respect of a Trigger Event, Potential Trigger Event, Facility Termination Event, Potential Facility Termination Event, Servicer Default or Potential Servicer Default shall be construed as a reference to the relevant event which has not been remedied or waived in accordance with the relevant Transaction Document; (l) where in any Transaction Document there is an obligation to “perfect” a transfer, assignment, charge or other transaction, that shall be construed as an obligation to take all steps necessary in the relevant jurisdiction to perfect the transaction and any reference to “perfected” shall be construed accordingly (provided that nothing in this sub-clause (l) shall limit the obligation of any Transaction Party to give any such notice to an Obligor where and in the circumstances expressly required by the provisions of the Transaction Documents); (m) without prejudice to any provision in this Agreement or in any other Transaction Document which requires the consent, approval, authorization, assent or confirmation from the Administrative Agent (whether on its own behalf or on behalf of the Required Funding Agents or any other Person), in the event that any Transaction Party receives instructions from a Secured Party which, in the determination of such Transaction Party, conflict with or otherwise contradict instructions received by such Transaction Party from another Secured Party (which instructions shall be in respect of the same matter or thing), such Transaction Party shall promptly (and in any event within one Business Day) request further instructions with respect to such matter or thing from the Administrative Agent and shall treat the Administrative Agent’s instructions as conclusive and determinative with respect to such matter or thing and (n) after the Originator Payout Date with respect to any Originator, that Originator will no longer be treated as an Originator for purposes of this Agreement or the other Transaction Documents, except for purposes of any provisions of the

Transaction Documents which by their terms survive any termination of such Transaction Documents.

1.3           Computation of Time Periods

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each means “to but excluding,” and the word “within” means “from and excluding a specified date and to and including a later specified date.”

1.4           Addition of Class B

On the Closing Date, the Committed Lenders in the Funding Groups shall have only Class A Commitments.  Subject to such terms and conditions as the Borrower and the Administrative Agent may agree on a subsequent date, one or more Funding Groups with Class B Commitments may become party to this Agreement; provided that nothing herein shall require either such party to agree to such inclusion.  The date on which the first such Funding Group becomes party hereto is called the “Class B Addition Date”.  All references herein to Class A/B Ratio, Class B Commitment, Class B Lender, Class B Loans and related terms shall apply only on and after the Class B Addition Date.

2.             AMOUNTS AND TERMS OF THE LOANS

2.1           The Loans

(a)           On the terms and subject to the conditions hereof, on the Closing Date and thereafter from time to time prior to the Facility Termination Date, each Non-Committed Conduit Lender may in its sole discretion and each Committed Lender shall, if it is a Conduit Lender or, if it is a Backstop Lender, if the Non-Committed Conduit Lender in its related Lender Group elects not to do so, make Loans to the Borrower in an amount for each Lender Group equal to, (x) with respect to Class A Loans, its Class A Lender Group Percentage of the amount of Class A Loans requested by the Borrower pursuant to Clause 2.2 (Incremental Borrowing procedures) and (y) with respect to Class B Loans, its Class B Lender Group Percentage of the amount of Class B Loans requested by the Borrower pursuant to Clause 2. 2 (Incremental Borrowing procedures); provided that, after giving effect to such Loans:

(i)            the aggregate outstanding principal amount of the Loans for any Lender Group shall not exceed its Commitment;

(ii)           the aggregate outstanding principal amount of Class A Loans for any Lender Group shall not exceed the aggregate Class A Commitments of the Lenders in such Lender Group;

(iii)          the aggregate outstanding principal amount of Class B Loans for any Lender Group shall not exceed the aggregate Class B Commitments of the Lenders in such Lender Group;

(iv)          at or after the Class B Addition Date, the ratio of the aggregate outstanding principal amount of Class A Loans to that of the aggregate outstanding principal amount of the Class B Loans shall be less than or equal to the Class A/B Ratio;

(v)           the aggregate outstanding principal amount of the Loans for all Lenders shall not exceed the Facility Limit; and

(vi)          the Percentage Factor shall not exceed the Maximum Percentage Factor.

If there is more than one Committed Lender in a Lender Group, each such Committed Lender shall lend its Pro Rata Share of such Lender Group’s Class A Lender Group Percentage of each Class A Loan and shall lend its Pro Rata Share of such Lender Group’s Class B Lender Group Percentage of each Class B Loan, to the extent not loaned by the related Conduit Lender. In the event that one or more of such Committed Lenders in any such Lender Group fails to lend such Pro Rata Share as required hereunder, each of the other non-defaulting Committed Lenders in such Lender Group shall lend their Pro Rata Share of such amount (without giving effect to the defaulting Committed Lender’s Commitment) subject to the other terms and conditions hereof (including Clause 2.2(c)(iii) (Committed Lender’s Commitment)).  Each borrowing of Loans hereunder (each, an “Incremental Borrowing”) shall be in a minimum principal amount equal to such amount as will ensure that no Lender Group’s Lender Group Percentage of such Incremental Borrowing would be less than $1,000,000.  Unless agreed otherwise by the Borrower, the Servicer and the Funding Agents, no more than four Incremental Borrowings shall occur in any calendar month.  Subject to the foregoing and to the limitations set forth herein, the Borrower may borrow, prepay and reborrow the Loans hereunder.  In order to fulfill the condition in clause (vi) above, the Borrower may choose to allocate a portion of an Incremental Borrowing to a deposit to the Cash Reserve Account (such deposit, the “Cash Reserve Account Amount).”

(b)           The Borrower may, from time to time on any Monthly Settlement Date, upon at least five (5) Business Days’ prior written notice (or such shorter period as each Committed Lender may agree) to each Funding Agent, elect to reduce the Facility Limit; provided, that (i) such prior written notice should not be required in connection with a prepayment under Clause 2.5(b) hereof (Payment and Prepayment of Loans); (ii) that the Facility Limit may not be reduced below $150,000,000 unless the Facility Limit is reduced to $0; and (iii) after giving effect to any such reduction and any principal payments on such date, the Aggregate Principal Balance does not exceed the Facility Limit.  Any such reduction shall (i) reduce each Commitment and Lender Group Limit (and any corresponding Conduit Lending Limit(s)) hereunder ratably in accordance with each Lender Group’s respective Lender Group Percentages; (ii) reduce each Committed Lender’s Commitment ratably within its Lender Group in accordance with, each Committed Lender’s Pro Rata Share; (iii) reduce each Class A Commitment hereunder ratably in accordance with each Lender Group’s respective Class A Lender Group Percentage; (iv) reduce each Class B Commitment hereunder ratably in accordance with each Lender Group’s respective Class B Lender Group Percentage, and (v) reduce the Class A Commitments and the Class B Commitments proportionately according to the Class A/B Percentage.

2.2           Incremental Borrowing Procedures

(a)           Incremental Borrowing Request.

(i)            The Borrower shall request an Incremental Borrowing hereunder by submitting (or causing the Servicer to submit on behalf of the Borrower) to each Funding Agent a written notice, substantially in the form of Exhibit B (Form of Incremental Borrowing Request) (each, a “Incremental Borrowing Request”) prior to 1:00 p.m. (New York time) on the Business Day prior to the date of the proposed Incremental Borrowing (each, a “Incremental Borrowing Date”) or such other times agreed upon by the Borrower, the Servicer and the Agents.

(ii)           Each Incremental Borrowing Request shall, among other things, (A) specify (w) the amount of the requested Incremental Borrowing, (x) the Aggregate Principal Balance after giving effect to such Incremental Borrowing, (y) the desired Incremental Borrowing Date (which shall be a Business Day) and (z) the respective amounts of Class A Loans and Class B Loans requested and (B) certify that, after giving effect to the proposed Incremental Borrowing, the Percentage Factor will not exceed the Maximum Percentage Factor on such Incremental Borrowing Date.  Each Incremental Borrowing Request shall be irrevocable and binding on the Borrower.

(b)           Non-Committed Conduit Lender Acceptance or Rejection.

Each Funding Agent will promptly notify the Conduit Lenders in its Lender Group of its receipt of any Incremental Borrowing Request.  If a Non-Committed Conduit Lender receives an Incremental Borrowing Request, such Non-Committed Conduit Lender shall, if it has elected to reject such Incremental Borrowing Request, instruct the related Funding Agent to give notice thereof to the Borrower, the Servicer and the Administrative Agent via telephone or facsimile by no later than the close of business on the Business Day immediately prior to the applicable Incremental Borrowing Date.  If a Non-Committed Conduit Lender rejects an Incremental Borrowing Request, the related Funding Agent shall promptly notify the related Committed Lenders of such rejection.  Nothing herein is (or shall be construed) as a commitment by any Non-Committed Conduit Lender to fund any Loan through the issuance of Commercial Paper, and notwithstanding anything herein or in any other Transaction Document to the contrary, at no time will a Non-Committed Conduit Lender be obligated to make Loans hereunder.

(c)           Committed Lender’s Commitment.

(i)            If a Non-Committed Conduit Lender rejects an Incremental Borrowing Request, any Loan requested by the Borrower in such Incremental Borrowing Request that would otherwise be made by such Non-Committed Conduit Lender shall be made by the related Backstop Lenders in its Lender Group on a pro rata basis in accordance with their respective Pro Rata Shares of such Loan.

(ii)           The obligations of any Committed Lender to make Loans hereunder are several from the obligations of any other Committed Lenders (whether or not in the same Lender Group).  The failure of any Committed Lender to make Loans hereunder shall not release the obligations of any other Committed Lender (whether or not in the same Lender Group) to make Loans hereunder, but no Committed Lender shall be responsible for the failure of any other Committed Lender to make any Loan hereunder other than for Committed Lenders in its same Lender Group as described in Clause 2.1 (The Loans).

(iii)          Notwithstanding anything herein to the contrary, a Committed Lender shall not be obligated to fund any Loan at any time on or after the Facility Termination Date, at any time a Facility Event exists or would exist after making such Loan, or if, after giving effect thereto, the aggregate outstanding principal balance of the Loans funded by such Committed Lender hereunder would exceed an amount equal to (A) such Committed Lender’s Commitment less (B) such Committed Lender’s ratable share of the aggregate outstanding principal balance of the Loans held by each Conduit Lender and Committed Lender in such Committed Lender’s Lender Group.

(d)           Disbursement of Funds.

On each Incremental Borrowing Date, each applicable Lender shall remit its share of the aggregate amount of the Loans requested by the Borrower as determined above to the account of its related Funding Agent specified therefor to such Lender by wire transfer of same day funds.  Upon receipt of such funds, each Funding Agent shall remit such funds as follows: (i) with respect to the Cash Reserve Account Amount, the applicable Lender Group Percentage of the Cash Reserve Account Amount to the Cash Reserve Account, and (ii) with respect to the balance of the applicable Incremental Borrowing, to the account specified by the Borrower in the relevant Incremental Borrowing Request by wire transfer of same day funds.

(e)           Denomination of Loans.

Each Loan made by the Lenders hereunder shall be denominated in U.S. Dollars.

(f)            Use of Proceeds.

The Borrower shall use the proceeds of the Loans only to (a) pay the purchase price for Receivables, pursuant to and in accordance with the terms of the Receivables Purchase Agreement, (b) pay transaction fees, costs and expenses incurred in connection with the consummation of the transactions contemplated by the Transaction Documents, (c) to make the payments to Parent in respect of the Intercompany Note or, if the Intercompany Note has been paid in full and the Borrower’s Net Worth is not less than Required Capital Amount, to make distributions or intercompany loans to Parent and (d) make deposits to the Cash Reserve Account as provided hereunder; provided, that, notwithstanding anything herein or in any other Transaction Document to the contrary, the Borrower shall not use all or any portion of the proceeds of any Loan to pay the purchase price for any Receivable (i) if the most recent Interim Report has not been delivered pursuant to and in accordance with Clause 2.3 (Reporting requirements) of the Servicing Agreement, or (ii) that was originated by an Originator with respect to which a Originator Termination Event has occurred and is continuing.

(g)           Notes.

Any Lender may request that Loans made by it be evidenced by a promissory note (each such note, a “Note”) in substantially the form attached hereto as Exhibit F (Form of Note.)  In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Clause 11.3 (Assignability) or 11.20 (Replacement of Lenders)) be represented by one or more Notes in such form payable to the order of the payee named therein and its registered assigns.

2.3           Payments Generally.

(a)           The Borrower shall immediately pay to the Administrative Agent when due, in accordance with the terms hereof, for the account of the relevant Lender Group (i) such fees as are set forth in the Fee Letter (which fees shall be sufficient to pay all fees owing to the Agents and Lenders), (ii) all principal of and interest on the Loans, (or) all amounts payable as Deemed Collections, and (or) all other amounts required to be paid to the Agents or the Lenders hereunder, including without limitation under Clauses 2.11 (Breakage Costs), 2.14 (Indemnity for Reserves and Expenses), 2.15 (Indemnity for Taxes), 10 (Indemnities by the Borrower) and 11.4 (Costs and Expenses).  If any Person fails to pay any such secured Transaction Party Obligations when due, such Person agrees to pay, on demand, interest at the Default Rate in respect thereof until paid.  Notwithstanding the foregoing, no provision of this Agreement or the Fee Letter shall require the payment or permit the collection of any amounts hereunder in excess of the maximum permitted by applicable law.  If at any time the Borrower receives any Collections or is deemed to receive any Collections, the Borrower shall immediately pay such Collections or Deemed Collections to the Servicer for application in accordance with the terms and conditions hereof and, at all times prior to such payment, such Collections or Deemed Collections shall be held in trust by the Borrower for the exclusive benefit of the Secured Parties.

(b)           On each Business Day that is prior to the Facility Termination Date and on which no Facility Event is continuing (each, a “Repeat Advance Date”) after each of the conditions in Clause 3.3 (Conditions Precedent to All Repeat Advances) have been met, any Collections (including Deemed Collections) received by the Servicer and deposited in the Borrower Concentration Account shall be advanced to the Borrower to the extent (and only to the extent) that after giving effect to such Repeat Advances, the Aggregate Principal Balance shall be equal to such Aggregate Principal Balance immediately prior to the receipt of such Collections; provided, further, that no such Repeat Advances may be made if, after giving effect to such Repeat Advances, the Percentage Factor would exceed the Maximum Percentage Factor, as determined by reference to the most recent Interim Report.

(c)           On any Business Day other than a Repeat Advance Date until the Final Payout Date, the Servicer shall set aside in the Borrower Concentration Account and hold in trust, for the holder of each, all Collections received on such day.  On any Business Day other than a Repeat Advance Date, until all Secured Obligations have been paid in full, the Servicer shall, upon one Business Day’s prior notice to the Agents (or sooner if directed by the Administrative Agent) (i) remit to the Administrative Agent or Agent’s account the amounts set aside pursuant to the preceding sentence, and (ii) apply such amounts in accordance with Clause 2.6 (Application of Collections Prior to Facility Termination Date).

(d)           No payment of any of the Secured Obligations shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason.  The Borrower shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the Administrative Agent (for application to the Person or Persons who suffered such rescission, return or refund) the full amount thereof, plus the interest at the Default Rate from the date of any such rescission, return or refunding.

2.4           Interest and Fees

(a)           On each Settlement Date for a Tranche, the Borrower shall pay (in immediately available funds) to the relevant Funding Agent for the account of the Lenders in such Funding Agent’s Lender Group, all accrued and unpaid Interest with respect to such Tranche.

(b)           The Servicer shall be entitled to receive a fee (the “Servicing Fee”) from the Borrower on the weighted average daily Outstanding Balance of the Pool Receivables, payable in arrears on each Servicing Fee Payment Date at a rate per annum equal to the Servicing Fee Percentage.  Notwithstanding anything herein to the contrary, the Servicing Fee shall be payable only from Collections pursuant to, and subject to the priority of payments set forth in, Clauses 2.6 (Application of Collections prior to Facility Termination Date) and 2.7 (Application of Collections after Facility Termination Date).  To the extent such Collections are not sufficient to pay the Servicing Fee in full, none of the Borrower, the Administrative Agent, the Funding Agents, the Lenders or any other Secured Party shall have any liability for the deficiency.

(c)           The Borrower shall pay (i) to the Administrative Agent and each Funding Agent certain Fees in the amounts and on the dates set forth in the fee agreement of even date herewith among the Borrower, Tribune, the Administrative Agent and the Funding Agents, and (ii) such other fees as may be specified in any fee agreement executed in connection with the addition of Funding Groups with Class B Commitments pursuant to Clause 1.4 (Addition of Class B) (all such fee agreements being collectively the “Fee Letter”).

(d)           On or before the third Business Day immediately before the end of each Tranche Period, the relevant Funding Agent shall furnish the Borrower with an invoice setting forth the amount of the accrued and unpaid Interest and Fees for such Tranche Period with respect to the Tranches held by the Lender(s) in such Funding Agent’s Lender Group.  To the extent necessary, such Interest shall be calculated using an estimate of the CP Rate for the remaining days in such Tranche Period, provided that such Interest shall be adjusted as follows: if the Funding Agent shall have used an estimate of the CP Rate with respect to the preceding Tranche Period, the Funding Agent shall compute the actual CP Rate and Interest for such Tranche Period and (i) if the actual Interest so computed is greater than the estimated Interest calculated for such preceding Tranche Period, the Interest calculated pursuant to the preceding sentence for the current Tranche Period shall be increased by the amount of such difference and (ii) if the actual Interest so computed is less than the estimated Interest for such preceding Tranche Period, the Interest calculated pursuant to the preceding sentence for the current Tranche Period shall be decreased by the amount of such difference.

2.5           Payment and Prepayment of Loans

(a)           The Borrower shall repay the outstanding principal amount of each Loan on the Maturity Date.  Prior thereto, the Borrower:

(i)            shall, immediately upon any acceleration of the Loans pursuant to Clause 7.3 (Acceleration of maturity), repay the amount of the Loans to the extent so accelerated;

(ii)           shall, if on any date the Percentage Factor exceeds the Maximum Percentage Factor, as determined by reference to the most recent Interim Report delivered under the Servicing Agreement, make a prepayment of the Loans the day such Interim Report is delivered in an amount sufficient to cause the Percentage Factor to be less than or equal to the Maximum Percentage Factor, as determined by reference to such Interim Report, but only to the extent Collections are available for such purpose pursuant to Clause 2.6 (Application of Collections prior to Facility Termination Date) or 2.7 (Application of Collections after Facility Termination Date); it being understood and agreed that it shall not be a breach of contract by the Borrower if Collections are not available for such purpose, but a Trigger Event shall occur under Clause 7.1(g) (Trigger Events) if such prepayment is not made on the day such Interim Report is delivered, whether or not Collections are available for such purpose;

(iii)          shall, if on any date the aggregate outstanding principal amount of the Loans for all Lenders exceeds the Facility Limit, make a prepayment of the Loans on such date in an amount sufficient to cause the aggregate outstanding principal amount of the Loans for all Lenders to be less than or equal to the Facility Limit; and

(iv)          from and after the Facility Termination Date, shall repay the Loans out of Collections available for such purpose pursuant to Clause 2.7 (Application of Collections after Facility Termination Date).

(b)           The Borrower may, at its option, prepay on any Business Day up to $150,000,000 of the Aggregate Principal Balance upon written notice delivered by it to each Funding Agent not later than one Business Day prior to the date of such payment.  The Borrower may also, at its option, prepay on any Business Day all or part of the Aggregate Principal Balance upon prior written notice delivered by it to each Funding Agent not later than five Business Days prior to the date of such payment.  Each such notice shall be in the form attached as Exhibit D (Form of Prepayment Notice) and shall (i) specify the aggregate amount of the prepayment to be made on the Loans and the Tranches to which such prepayment is to be applied and (ii) specify the Business Day on which the Borrower will make such prepayment.  The Borrower may also, at its option, prepay the Aggregate Principal Balance in full, without prior notice, if a Facility Event other than that described in Clause 7.2(b) (Facility Termination Events) hereof has occurred and is continuing and, concurrently with such prepayment, the Facility Limit is reduced to zero in accordance with Clause 2.1(b) (the Loans) without giving effect to the notice period required therein.  Each such prepayment described in this Clause 2.5(b) shall be made ratably among the Lender Groups based on the Aggregate Principal Balance of the Loans held by each and after the Class B Addition Date shall be made ratably between the Class A Loans and the Class B Loans according to the Class A/B Ratio.  Each prepayment of the Loans (whether optional or mandatory) must be accompanied by a payment of all accrued and unpaid Interest on the amount prepaid and any amounts payable under Clause 2.11 (Breakage Costs) due hereunder in respect of such prepayment.

2.6           Application of Collections Prior to Facility Termination Date

(a)           On each Business Day prior to the Facility Termination Date, the Borrower shall (and shall cause the Servicer to) (i) cause all Collections and other amounts in respect of the Receivables received by any Transaction Party, other than directly into a Facility Account, to be deposited into a Facility Account no later than, if such amounts were received in physical form, the second Business Day immediately following the day on which such amounts were received and otherwise, no later than the first Business Day immediately following the day on which such amounts were received and (ii) the Borrower shall (and shall cause the Servicer to) cause all Collections and other amounts in respect of the Receivables deposited into any Collection Account to be deposited into a Borrower Concentration Account, in each case, no later than the first Business Day immediately following the day on which such amounts were deposited into such Collection Accounts or otherwise received.

(b)           On each Business Day prior to the Facility Termination Date, the Borrower shall (and shall cause the Servicer to) cause first, all Collections on deposit in the Borrower Concentration Accounts (including, if applicable, any investment earnings received with respect to funds on deposit in such Borrower Concentration Accounts) and second (to the extent any amounts described in clauses (i) through (iv) are due and remain unpaid), all funds on deposit in the Cash Reserve Account, to be applied in the following order of priority:

(i)            on a pro rata basis in no order of priority amongst themselves:

(A)          pay to the Administrative Agent for the benefit of the Class A Lenders and the Agents for the Class A Lenders, an amount equal to the aggregate Interest and Fees then due and payable with respect to the Class A Loans, if any (such amount to be allocated among the Class A Lenders and such Agents ratably in accordance with the proportion of such amounts owing to each such Person);

(B)           pay to the Administrative Agent for the benefit of the Class B Lenders and the Agents for the Class B Lenders, an amount equal to the aggregate Interest and Fees then due and payable with respect to the Class B Loans, if any (such amount to be allocated among the Class B Lenders and such Agents ratably in accordance with the proportion of such amounts owing to each such Person);

(C)           pay to the Administrative Agent any additional Fees then due and payable to the Administrative Agent; and

(D)          pay to the Administrative Agent (for the benefit of the Administrative Agent and the Secured Parties) an amount equal to any unreimbursed Transaction Party Obligations then due and payable to the Administrative Agent in respect of costs and expenses incurred in connection with the enforcement of any Transaction Document or the collection of any amounts due thereunder;

(ii)           if the Percentage Factor exceeds the Maximum Percentage Factor as determined by reference to the most recent Portfolio Report delivered under the Servicing Agreement, or the aggregate outstanding principal amount of the Loans for all Lenders exceeds the Facility Limit, pay to the Administrative Agent (for the account of the Lenders) an amount necessary to cause the Percentage Factor to be less than or equal to the Maximum Percentage Factor, as determined by reference to such Portfolio Report, and the aggregate outstanding principal amount of the Loans to be less than or equal to the Facility Limit;

(iii)          if any Transaction Party Obligations (other than any amount described in Clauses 2.6(b)(i) and (ii)) are then due and payable by the Borrower to any Secured Party, pay to each such Secured Party (ratably in accordance with the amounts owing to each) the Transaction Party Obligations so due and payable;

(iv)          on each Servicing Fee Payment Date, to the Servicer to pay Servicing Fees then due; and

(v)           apply any remaining Collections to the repayment of the Class A Loans or, if the Class A Loans have been paid in full, the Class B Loans; provided that the amount so applied shall be automatically readvanced to the Borrower as Loans of the same type (such advance being a “Repeat Advance”), if the conditions precedent for such Repeat Advance set forth in Clause 3.3 (Conditions Precedent to All Repeat Advances) are satisfied; and provided further that if the conditions precedent set forth in Clause 3.3 are not satisfied, but the Trigger Event has not occurred, the Borrower may direct that all or any portion of the remaining Collections be deposited into the Cash Reserve Account in lieu of applying such Collections to the repayment of the Loans.

(c)           In the event any amount is paid to the Administrative Agent for the account of the Agents and the Lenders pursuant to Clause 2.6(b)(ii), the amount of such payment shall be allocated among all Lender Groups ratably in proportion to the Aggregate Principal Balance of the Loans held by each.  On the Business Day on which the Administrative Agent receives such funds (or on the next Business Day, if such funds are received after noon, New York time), the Administrative Agent shall distribute to the related Funding Agent such Lender Group’s allocable share of such deposit for application to the repayment of the Loans held by such Lender Group.

(d)           On each Servicing Fee Payment Date, the Borrower shall pay to the Servicer the accrued and unpaid Servicing Fee out of funds available for that purpose pursuant to Clause 2.6(b).

(e)           Any Collections remitted to the Borrower as a Repeat Advance pursuant to Clause 2.6(b)(v) shall be applied by the Servicer, on behalf of the Borrower:

(i)            first, if so requested by the Borrower (acting upon the instructions of the Servicer), to pay or prepay (or set aside for the payment or prepayment of) Loans in accordance with the terms hereof;

(ii)           second, if so requested by the Borrower (acting upon the instructions of the Servicer), to pay or prepay (or set aside for the payment or prepayment of) other Transaction Party Obligations;

(iii)          third, to pay the purchase price for Receivables pursuant to (and in accordance with) the Receivables Purchase Agreement (provided, that, notwithstanding anything herein or in any other Transaction Document to the contrary, the Borrower shall not use all or any portion of the proceeds of any Repeat Advances to pay the purchase price for any Receivable that was originated by an Originator with respect to which a Originator Termination Event has occurred and is continuing);

(iv)          fourth, only if no Facility Event then exists or the Final Payout Date has occurred, to make payments of principal and interest in respect of the Intercompany Note payable under the Transaction Documents; and

(v)           fifth, in such other manner as the Borrower (acting upon the instructions of the Servicer) may specify and that is permitted by the terms of the Transaction Documents; provided that if all or any portion of the Collections remitted to the Borrower pursuant to Clause 2.6(b)(v) are not applied pursuant to this Clause 2.6(e), the Borrower shall (and shall cause the Servicer to) cause any such remaining Collections to be retained in one or more Borrower Concentration Accounts and shall apply such Collections on the next Business Day in accordance with this Clause 2.6 or Clause 2.7 (Application of Collections after Facility Termination Date), as applicable.

(f)            Unless otherwise agreed by the Originators in each case, to the extent affected thereby, the amount of Collections remitted to the Borrower pursuant to Clause 2.6(b)(v) or Clause 2.7(b)(ix) (Application of Collections after Facility Termination Date), as the case may be, on any day shall be applied to the payment of amounts described in Clauses 2.6(e)(iii) and 2.6(e)(iv) or Clause 2.7(c)(i) (Application of Collections after Facility Termination Date), as applicable, on a pro rata basis according to the amounts owing to such Persons.

2.7           Application of Collections after Facility Termination Date

(a)           On the Facility Termination Date, and on each Business Day thereafter until the Final Payout Date, the Borrower shall (and shall cause the Servicer to) cause all Collections in respect of the Receivables deposited into any Collection Account or otherwise received by any Transaction Party to be deposited into a Borrower Concentration Account, in each case, no later than the Business Day immediately following the day on which such amounts were deposited into such Collection Accounts or otherwise received.

(b)           On each Business Day to occur on or after the Facility Termination Date, the Borrower (or the Administrative Agent acting on behalf of the Borrower) shall cause all funds on deposit in the Borrower Concentration Accounts, including any investment earnings received with respect to such funds, (collectively, “Borrower Account Funds”) and all funds on deposit in the Cash Reserve Account, to be distributed on such day in the following order of priority:

(i)            first, to pay to the Administrative Agent an amount equal to any unreimbursed Transaction Party Obligations then due and payable to the Administrative Agent in respect of costs and expenses incurred in connection with the enforcement of any Transaction Document or the collection of any amounts due thereunder;

(ii)           second, to pay to the Servicer the accrued and unpaid Servicing Fee;

(iii)          third, to pay to the Class A Lenders and the Funding Agents with respect to the Class A Lenders an amount equal to the aggregate accrued and unpaid Interest and Fees payable to each such Person with respect to the Class A Loans (ratably in accordance with the proportion of such amounts owing to each such Person);

(iv)          fourth, prior to the occurrence of a Trigger Event or Facility Termination Event, to pay to the Class B Lenders and the Funding Agents with respect to the Class B Lenders an amount equal to the aggregate accrued and unpaid Interest and Fees payable to each such Person with respect to the Class B Loans (ratably in accordance with the proportion of such amounts owing to each such Person);

(v)           fifth, to pay to the Administrative Agent an amount equal to the aggregate accrued and unpaid Fees payable to the Administrative Agent;

(vi)          sixth, to pay to the Class A Lenders an amount equal to the Aggregate Principal Balance of the Class A Loans (ratably in accordance with the outstanding Principal Balance of the Class A Loans held by each);

(vii)         seventh, following the occurrence of a Trigger Event or Facility Termination Event, to pay to the Class B Lenders and the Funding Agents with respect to the Class B Lenders an amount equal to the aggregate accrued and unpaid Interest and Fees payable to each such Person with respect to the Class B Loans (ratably in accordance with the proportion of such amounts owing to each such Person);

(viii)        eighth, to pay to the Class B Lenders an amount equal to the Aggregate Principal Balance of the Class B Loans (ratably in accordance with the outstanding Principal Balance of the Class B Loans held by each);

(ix)           ninth, if any Transaction Party Obligations (other than any amount described in Clauses 2.7(b)(i) to (viii) above are then due and payable to any Secured Party, to pay to each such Secured Party (ratably in accordance with the amounts owing to each) the Transaction Party Obligations so due and payable; and

(x)            tenth, after all Transaction Party Obligations are paid in full, pay to the Borrower any remaining Collections and funds on deposit in the Cash Reserve Account for application in accordance with Clause 2.7(c).

(c)           Any Collections and funds on deposit in the Cash Reserve Account remitted to the Borrower pursuant to Clause 2.7(b)(x) shall be applied by the Servicer, on behalf of the Borrower (i) first, to make payments of principal and interest then due under the Intercompany Note and (ii) second, in such other manner as the Borrower may specify and that is permitted by the terms of the Transaction Documents.

2.8           Deemed Collections; Application of Payments

(a)           Each of the parties hereto agrees that, with respect to a payment by an Obligor (i) if required by contract or applicable Law or clearly indicated by facts or circumstances (including by way of example an equivalence of a payment and the amount of a particular invoice) or if such Obligor designates that a payment be applied to a specific Receivable, such payment will be applied to such Receivable, and (ii) otherwise all Collections from an Obligor shall be applied to the oldest Receivables (whether or not such Receivables are Pool Receivables) of such Obligor.

(b)           If and to the extent the Administrative Agent, any Funding Agent or any Lender shall be required for any reason to pay over to an Obligor, any Transaction Party or any other Person (other than in accordance herewith) any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Borrower and, accordingly, the Administrative Agent, such Funding Agent or such Lender, as the case may be, shall have a claim against the Borrower for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

(c)           If on any day a Pool Receivable or any part thereof becomes a Diluted Receivable, the Borrower shall be deemed to have received on such day a

Collection of such Pool Receivable in the amount of such Diluted Receivable or, if less, the part thereof that causes such Pool Receivable to become a Diluted Receivable.

(d)           If on any day it is determined that (i) any of the representations or warranties in Clause 4.1 (Representations and Warranties of the Borrower) was untrue in so far as it relates to a particular Pool Receivable or Pool Receivables or the nature of the Administrative Agent’s interest in such Pool Receivable or Pool Receivables, in each case, at the time such representation or warranty was made with respect to such Pool Receivable or Pool Receivables, or (ii) that the Borrower has breached any covenant contained in Clause 5.1(w) (Title) in so far as it relates to a particular Pool Receivable or Pool Receivables, the Borrower shall, unless such breach shall have been otherwise waived or cured in a manner reasonably satisfactory to the Administrative Agent and the Required Funding Agents, be deemed to have received on such day a Collection of such Pool Receivable or Pool Receivables in an amount equal to the Unpaid Balance thereof.

(e)           Not later than the first Business Day after the Borrower is deemed pursuant to this Clause 2.8 to have received any Deemed Collection, the Borrower shall deposit in the Borrower Concentration Account, in same day funds, the amount of such Deemed Collection; provided that the amount so payable by the Borrower shall not exceed the amount (if any) required (after giving effect to any Deemed Collection to be paid by any other Transaction Party on such day) in order to cause (i) the Percentage Factor to be less than or equal to the Maximum Percentage Factor (determined by reference to the most recent Portfolio Report delivered under the Servicing Agreement) and (ii) the Aggregate Principal Balance to be less than or equal to the Facility Limit.  Any such amount shall be applied as a Collection in accordance with Clauses 2.6 (Application of Collections prior to Facility Termination Date) or 2.7 (Application of Collections after Facility Termination Date), as applicable.

2.9           Payments and Computations, Etc.

(a)           All amounts to be paid by the Borrower or the Servicer to the Administrative Agent, any Funding Agent, any Lender or any other Secured Party shall be paid no later than 12:00 p.m. (New York time) on the day when due in immediately available funds (without counterclaim, setoff, deduction, defense, abatement, suspension or deferment) to the applicable Funding Agent’s Account.  All amounts to be deposited by the Borrower or the Servicer into any Facility Account, any Funding Agent’s Account or any other account shall be deposited in immediately available funds no later than 12:00 p.m. (New York time) on the date when due.

(b)           The Borrower shall (and shall cause the Servicer to), to the extent permitted by Law, pay interest on any amount not paid or deposited by it when due hereunder (after as well as before judgment), at an interest rate per annum equal to the Default Rate, payable on demand.

(c)           All computations of Interest, Fees, and other amounts hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the date of payment) elapsed, except that (a) computations of interest and Interest for which the applicable interest rate is based upon the Base Rate shall be made on the basis of a year of 365 days (or 366, as applicable); and (b) in any case where the practice of the relevant interbank market differs, computations of interest and Interest shall be made in accordance with that market practice.  Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.  Any computations by the Administrative Agent or the applicable Funding Agent of amounts payable by the Borrower hereunder shall be binding upon the Borrower absent manifest error.

(d)           All payments required to be made hereunder to any Lender, any Funding Agent, any Indemnified Party or any other Secured Party shall be made by paying such amount to the applicable Funding Agent’s Account in accordance with this Clause 2.9.  Upon receipt of funds, such Funding Agent shall pay such funds to the related Person owed such funds in accordance with the records maintained by such Funding Agent.  If a Funding Agent shall have paid to any Lender, any Funding Agent, any Indemnified Party or any other Secured Party any funds that (i) must be returned for any reason (including any Event of Bankruptcy) or (ii) exceeds that which such Person was entitled to receive, such amount shall be promptly repaid to such Funding Agent by such Person.

(e)           All payments to be made by the Servicer or the Borrower hereunder shall be made solely in U.S. Dollars.

2.10         Tranches

Each Loan made by the Lenders in the same Lender Group on any Incremental Borrowing Date shall be allocated to one or more Tranche Periods as set forth in the definition of such term with one or more Rate Types as selected by the Servicer; provided that if any Funding Agent shall have determined that the CP Rate shall not apply to a given Loan (or portion thereof) at a time when no Facility Event is continuing, such Funding Agent shall so notify the Servicer and the Servicer may select whether interest shall be calculated by reference to the Eurodollar Rate or the Base Rate until such time as a Facility Event occurs or such Funding Agent determines (after consultation with the Servicer) that interest shall be calculated by reference to the CP Rate for such Loan (or portion).  Any portion of a given Class A Loan or Class B Loan, as applicable, having one Tranche Period and one Rate Type is referred to herein as a “Tranche.”  The Funding Agent for each Lender Group (after consultation with the Servicer if a Facility Event has not occurred) or Funding Agent for each Lender Group may either (a) divide any Tranche originating on such last day or having a Tranche Period ending on such last day into two or more Tranches having an aggregate Principal Balance equal to the Principal Balance of such divided Tranche or (b) combine any two or more Tranches originating on such last day or having Tranche Periods ending on such last day into a single Tranche having a Principal Balance equal to the aggregate of the Principal Balance of such Tranches; provided, however, that no Tranche owned by any Conduit Lender may be combined with a Tranche owned by any other Lender and a Tranche held by the Committed Lenders in any Lender Group may not be combined with any Tranche held by the Committed Lenders in any other Lender Group.

2.11         Breakage Costs

(a)           The Borrower shall indemnify the Lenders, the Agents and any related Program Support Provider against any loss, cost or expense incurred by the Lenders, the Agents or such Program Support Providers, either directly or indirectly, as a result of the failure of any Incremental Borrowing to be made for any reason on the date specified by the Borrower pursuant to, and in accordance with, Clause 2.2 (Incremental Borrowing Procedures), including any loss, cost, or expense incurred by any Agent, any Lender or any Program Support Provider by reason of the liquidation or reemployment of funds acquired by the Lenders (including funds obtained by issuing Commercial Paper, obtaining deposits as loans from third parties and reemployment of funds) to fund such Incremental Borrowing (but excluding loss of profit).

(b)           The Borrower further agrees to pay all Liquidation Fees associated with a reduction of the Principal Balance of any Tranche at any time.

(c)           A certificate as to any loss, expense or Liquidation Fees payable pursuant to this Clause 2.11 submitted by any Lender, through its Funding Agent, to the Borrower shall be conclusive in the absence of manifest error.

2.12         Illegality

Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent and Borrower that the introduction of or any change in or in the interpretation of any law or regulation occurring after the later of the Closing Date or the date a Lender shall become a Lender hereunder makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Tranches or to fund or maintain Eurodollar Tranches hereunder, (a) each Eurodollar Tranche under the applicable Facility will automatically, upon such demand, convert into a Tranche accruing Interest based on the Base Rate (each, a “Base Rate Tranche”) and (b) the obligation of such Lender to make Eurodollar Tranches or to convert Advances into Eurodollar Tranches shall be suspended until the Administrative Agent shall notify Borrower and the Lenders that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use commercially reasonable efforts (in its own judgment, consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation to another existing Eurodollar Lending Office of such Lender would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Tranches and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

2.13         Inability to Determine Eurodollar Rate

If prior to the commencement of any Tranche Period for a Eurodollar Tranche:

(a)           the applicable Funding Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining on a timely basis the Eurodollar Rate for such Tranche Period; or

(b)           the applicable Funding Agent determines that the Eurodollar Rate for such Tranche Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining the related Tranche for such Tranche Period;

then, such Funding Agent shall give notice thereof to the Borrower and each other Funding Agent by telephone or facsimile as promptly as practicable thereafter and, until the circumstances giving rise to such notice no longer exist (at which time the such Funding Agent shall as promptly as practicable notify the Borrower, the Servicer, the Administrative Agent and each other Funding Agent of such change in circumstances) and any Eurodollar Tranche shall as of the last day of the Tranche Period applicable thereto be converted to or continued as a Base Rate Tranche.

2.14         Indemnity for Reserves and Expenses

(a)           If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Indemnified Party (except any such reserve requirement reflected in the Eurodollar Rate);

(ii)           impose on any Indemnified Party (or on the U.S. market for certificates of deposit or the London interbank market) any other condition or expense affecting or with respect to this Agreement, any Asset Purchase Agreement, any Program Support Agreement or any other Transaction Document or Eurodollar Tranches made or maintained by such Indemnified Party or the maintenance or financing of the Loans hereunder, directly or indirectly, or under any Asset Purchase Agreement or Program Support Agreement; or

(iii)          impose any other condition;

and the result of any of the foregoing is to increase the cost to an Indemnified Party of performing its obligations under a Transaction Document or Program Support Agreement or Asset Purchase Agreement, or to reduce the rate of return on an Indemnified Party’s capital as a consequence of its obligations under a Transaction Document or Program Support Agreement or Asset Purchase

Agreement, or to reduce the amount of any sum received or receivable by an Indemnified Party under a Transaction Document or Program Support Agreement or Asset Purchase Agreement or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then on the Settlement Date immediately following notification thereof pursuant to Clause 2.14(d) the Borrower will pay to such Indemnified Party such additional amount or amounts as will compensate such Indemnified Party for such additional costs incurred or reduction suffered.  For the avoidance of doubt, if the issuance of FASB Interpretation No. 46, or any other change in accounting standards or the issuance of any other pronouncement, release or interpretation, causes or requires the consolidation of all or a portion of the assets and liabilities of a Conduit Lender or the Borrower with the assets and liabilities of any Agent, any Lender or any other Indemnified Party, such event shall constitute a circumstance on which such Person may base a claim for reimbursement under this Section; provided that the Borrower’s obligations under this Clause shall be limited to amounts accruing not more than 90 days prior to the invoice thereof by such Indemnified Party (such time period to be extended as necessary to take into account any retroactive application of a Change in Law giving rise to such obligations); provided further that each Indemnified Party claiming amounts under this Clause agrees to use commercially reasonable efforts (in its own judgment, consistent with its internal policy and regulatory restrictions) to designate a different lending office if it has such an office and making such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Indemnified Party, be otherwise disadvantageous to such Indemnified Party.

(b)           If any Indemnified Party determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Indemnified Party’s capital or on the capital of such Indemnified Party’s holding company, if any, as a consequence of this Agreement, any Asset Purchase Agreement or any Program Support Agreement or the Loans made or acquired by such Indemnified Party, to a level below that which such Indemnified Party or holding company could have achieved but for such Change in Law (taking into consideration such Indemnified Party’s policies and the policies of such Indemnified Party’s holding company with respect to capital adequacy), then on the Settlement Date immediately following notification thereof pursuant to Clause 2.14(d) the Borrower will pay to such Indemnified Party such additional amount or amounts as will compensate such Indemnified Party or such Indemnified Party’s holding company for any such reduction suffered; provided that the Borrower’s obligations under this Clause shall be limited to amounts accruing not more than 90 days prior to the invoice thereof by such Indemnified Party (such time period to be extended as necessary to take into account any retroactive application of a Change in Law giving rise to such obligations); provided further that each Indemnified Party claiming amounts under this Clause agrees to use commercially reasonable efforts (in its own judgment, consistent with its internal policy and regulatory restrictions) to designate a different lending office if it has such an office and making such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Indemnified Party, be otherwise disadvantageous to such Indemnified Party.

(c)           A certificate of an Indemnified Party setting forth the amount or amounts necessary to compensate such Indemnified Party or its holding company, as applicable, as specified in clause (a) or (b) of this Clause 2.14 shall be delivered to the Borrower and the Servicer and shall be conclusive absent manifest error.

(d)           Promptly after any Indemnified Party has determined that it will make a request for compensation pursuant to this Clause 2.14, such Indemnified Party shall notify the Borrower of such determination.

2.15         Indemnity for Taxes

(a)           Any and all payments by Borrower under this Agreement and each Note shall be made without setoff, counterclaim or other defense, and free and clear of, and without deduction or withholding for or on account of, any Taxes, except to the extent such Taxes are imposed by law. In the event that any Taxes are imposed and required by law to be deducted or withheld from any payment required to be made by Borrower to or on behalf of the Administrative Agent or any Lender hereunder then: (i) subject to clause (f) below, if such Taxes are Indemnified Taxes, the amount of such payment shall be increased as may be necessary such that such payment is made, after withholding or deduction for or on account of such Taxes, in an amount that is not less than the amount provided for herein; and (ii) Borrower shall withhold the full amount of such Taxes from such payment (as increased pursuant to clause (a)(i)) and shall pay such amount to the Official Body imposing such Taxes in accordance with applicable law.

(b)           In addition, Borrower shall pay any and all Other Taxes imposed to the relevant Official Body imposing such Other Taxes in accordance with applicable law.

(c)           As promptly as practicable after the payment of any Taxes or Other Taxes, Borrower shall furnish to the Administrative Agent a copy of an official receipt (or a certified copy thereof) evidencing the payment of such Taxes or Other Taxes. The Administrative Agent shall make copies thereof available to any Lender upon request therefor.

(d)           Subject to clause (f), Borrower shall indemnify the Administrative Agent and each Lender for any Indemnified Taxes and Other Taxes levied, imposed or assessed on (and whether or not paid directly by) the Administrative Agent or such Lender (and whether or not such Indemnified Taxes or Other Taxes are correctly or legally asserted by the relevant Official Body). Promptly upon having knowledge that any such Indemnified Taxes or Other Taxes have been levied, imposed or assessed, and promptly upon notice thereof by the Administrative Agent or any Lender, Borrower shall pay such Indemnified Taxes or Other Taxes directly to the relevant Official Body (provided, however, that neither the

Administrative Agent nor any Lender shall be under any obligation to provide any such notice to Borrower). In addition, Borrower shall indemnify the Administrative Agent and each Lender for any incremental Indemnified Taxes and Other Taxes that may become payable by the Administrative Agent or any Lender as a result of any failure of Borrower to pay any Taxes when due to the appropriate Official Body or to deliver to the Administrative Agent, pursuant to clause (c), documentation evidencing the payment of Taxes or Other Taxes. With respect to indemnification for Indemnified Taxes and Other Taxes actually paid by the Administrative Agent or any Lender or the indemnification provided in the immediately preceding sentence, such indemnification shall be made within 30 days after the date the Administrative Agent or such Lender, as the case may be, makes written demand therefor.  Borrower acknowledges that any payment made to the Administrative Agent or any Lender or to any Official Body in respect of the indemnification obligations of Borrower provided in this clause shall constitute a payment in respect of which the provisions of clause (a) and this clause shall apply.

(e)           Each Foreign Lender, on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon the request of Borrower or the Administrative Agent, but only for so long as such non-U.S. Lender is legally entitled to do so), shall deliver to Borrower and the Administrative Agent either: (i) two duly completed copies of either (x) Internal Revenue Service Form W-8BEN claiming eligibility of the Foreign Lender for benefits of an income tax treaty to which the United States is a party or (y) Internal Revenue Service Form W-8ECI, or in either case an applicable successor form; or (ii) in the case of a Foreign Lender that is not legally entitled to deliver either form listed in clause (e)(i), (x) a certificate of a duly authorized officer of such Foreign Lender to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the IRC, or (C) a controlled foreign corporation receiving interest from a related Person within the meaning of Section 881(c)(3)(C) of the IRC (such certificate, an “Exemption Certificate”) and (y) two duly completed copies of Internal Revenue Service Form W-8BEN or applicable successor form.

(f)            Borrower shall not be obligated to pay any additional amounts to any Lender pursuant to clause (a)(i), or to indemnify any Lender pursuant to clause (d), in respect of United States federal withholding taxes to the extent imposed as a result of (i) the failure of such Lender to deliver to Borrower the form or forms and/or an Exemption Certificate, as applicable to such Lender, pursuant to clause (e), (ii) such form or forms and/or Exemption Certificate not establishing a complete exemption from U.S. federal withholding tax or the information or certifications made therein by the Lender being untrue or inaccurate on the date delivered in any material respect, or (iii) the Lender designating a successor lending office at which it maintains its Loans which has the effect of causing such Lender to become obligated for tax payments in excess of those in effect immediately prior to such designation; provided, however, that Borrower shall be obligated to pay additional amounts to any such Lender pursuant to clause (a)(i), and to indemnify any such Lender pursuant to clause (d), in respect United States federal withholding taxes if (i) any such failure to deliver a form or forms or an Exemption Certificate or the failure of such form or forms or Exemption Certificate to establish a complete exemption from U.S. federal withholding tax or inaccuracy or untruth contained therein resulted from a change in any applicable statute,  treaty, regulation or other applicable law or any interpretation of any of the foregoing occurring after the date such Lender becomes a Lender hereunder, which change rendered such Lender no longer legally entitled to deliver such form or forms or Exemption Certificate or otherwise ineligible for a complete exemption from U.S. federal withholding tax, or rendered the information or certifications made in such form or forms or Exemption Certificate untrue or inaccurate in a material respect, (ii) the redesignation of the Lender’s lending office was made at the request of Borrower or (iii) the obligation to pay any additional amounts to any such Lender pursuant to clause (a)(i) or to indemnify any such Lender pursuant to clause (d) is with respect to a Lender that becomes a Lender as a result of an assignment made at the request of Borrower.

2.16         Extension of Scheduled Commitment Facility Termination Date

(a)           If the Borrower wishes to extend the Scheduled Commitment Facility Termination Date for each Committed Lender in effect at any time for a period of up to 364 days, it may so request by delivery of an extension request in substantially the form of Exhibit E hereto to each Funding Agent no fewer than 60 days and no more than 90 days prior to the Scheduled Commitment Facility Termination Dates then in effect.  Each Funding Agent will promptly forward such request to each Committed Lender in its Lender Group.  No later than 30 days prior to such Scheduled Commitment Facility Termination Dates, (i) each Committed Lender will advise the Funding Agent whether it has determined to extend its Scheduled Commitment Facility Termination Date in accordance with the Borrower’s request, specifying the material terms of such renewal, and (ii) the Funding Agent will so advise the Borrower in writing.  If any Committed Lender (such Committed Lender, a “Non-Renewing Committed Lender”) does not reply to the Funding Agent for its Lender Group by such time, such lack of reply shall be construed as a denial of the requested extension.  Unless each Committed Lender shall have elected to grant the requested extension, the Scheduled Commitment Facility Termination Date then in effect for such Committed Lender shall not be extended.  If the requested extension for all Committed Lenders willing to grant the requested extension is granted on terms accepted by the Borrower, the Funding Agent will provide written notice to the Borrower, the Servicer and the Lenders in the related Funding Groups no later than five (5) Business Days prior to the applicable Scheduled Commitment Facility Termination Dates then in effect, specifying the new Scheduled Commitment Facility Termination Dates.

(b)           No Committed Lender shall be obligated to agree to extend its Scheduled Commitment Facility Termination Date.

2.17         Subordination.

(a)           Each Class B Lender acknowledges and agrees for the benefit of the Class A Lenders that its Class B Loans shall be subordinate and junior to the Class A Loans to the extent and in the manner set forth in this Agreement.  If the Facility Termination Date occurs, the Class A Outstandings shall be paid in full in cash or, to the extent all Class A Lenders consent, other than in cash, before any further payment or distribution is made on account of any Class B Outstandings with respect thereto.

(b)           In the event that, notwithstanding the provisions of this Agreement, any Class B Lender shall have received any payment or distribution in respect of its Class B Outstandings contrary to the provisions of this Agreement, then, unless and until the Class A Outstandings shall have been paid in full in cash or, to the extent all Class A Lenders consent, other than in cash in accordance with this Agreement, such payment or distribution shall be received and held in trust for the benefit of, and shall forthwith be paid over and delivered to, the Administrative Agent, which shall pay and deliver the same to the Class A Lenders in accordance with this Agreement; provided, however, that if any such payment or distribution is made other than in cash, it shall be held by the Administrative Agent as part of the Collateral and subject in all respects to the provisions of this Agreement, including this Section.

(c)           Each Class B Lender agrees with all Class A Lenders that such Class B Lender shall not demand, accept, or receive any payment or distribution in respect of its Class B Loans in violation of the provisions of this Agreement, including, without limitation, this Section; provided, however, that after the Class A Outstandings have been paid in full, the Class B Lenders shall be fully subrogated to the rights of the Class A Lenders.  Nothing in this Section shall affect the obligation of any Transaction Party to pay any amounts owing to any Lenders.

(d)           In exercising any of its or their voting rights, rights to direct and consent or any other rights as a Lender under this Agreement, a Lender or Lenders shall not have any obligation or duty to any Person or to consider or take into account the interests of any Person and shall not be liable to any Person for any action taken by it or them or at its or their direction or any failure by it or them to act or to direct that an action be taken, without regard to whether such action or inaction benefits or adversely affects any other Lender, the Borrower, or any other Person, except for any liability to which such Lender may be subject to the extent the same results from such Lender’s taking or directing an action, or failing to take or direct an action, in violation of the express terms of a Transaction Document.

2.18         Cash Reserve Account.

(a)           The Borrower, for the benefit of the Lenders, may establish and maintain in the name of the Administrative Agent, on behalf of the Lenders, a segregated trust account with an Eligible Account Bank bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the Lenders (the “Cash Reserve Account”).  The Cash Reserve Account shall be under the sole dominion and control of the Administrative Agent for the benefit of the Lenders.  Except as expressly provided in this Agreement, the Borrower agrees that it shall have no right to any funds held in the Cash Reserve Account for any amount owed to it by the Administrative Agent or any Lender.  If, at any time, the institution holding the Cash Reserve Account ceases to be an Eligible Account Bank or the Borrower determines in its discretion to move the Cash Reserve Account to a new Eligible Account Bank, the Borrower upon notice by the Administrative Agent shall promptly establish a new Cash Reserve Account with an Eligible Account Bank meeting the conditions specified above, transfer any cash or any investments to such new Cash Reserve Account and from the date such new Cash Reserve Account is established, it shall be the “Cash Reserve Account.”  Funds on deposit in the Cash Reserve Account shall be invested in Permitted Investments in accordance with Clause 2.8 of the Servicing Agreement (Investments) (i) prior to a Facility Event, at the direction of the Servicer, and (ii) thereafter, at the direction of the Administrative Agent.

(b)           Funds will be deposited to the Cash Reserve Account in accordance with Clause 2.1(a) (The Loans.)  The Borrower may also deposit funds to the Cash Reserve Account from its other funds at any time.  On any Business Day, the Borrower may direct the Administrative Agent in writing to apply funds in the Cash Reserve Account to the prepayment of the Loans in accordance with, and subject to the terms of, Clause 2.5(b) (Payment and Prepayment of the Loans). On any Business Day on which a Trigger Event is continuing, the Administrative Agent may apply funds in the Cash Reserve Account to the prepayment of the Loans.

(c)           In addition to the applications of funds from the Cash Reserve Account in accordance with Clauses 2.6(b) (Application of Collections Prior to Facility Termination Date) and 2.7(b) (Application of Collections after Facility Termination Date), the Borrower may request the Administrative Agent to withdraw, and the Administrative Agent shall withdraw and distribute to the Borrower on the first Deposit Adjustment Date following the Administrative Agent’s receipt of such request, funds from the Cash Reserve Account on any Deposit Adjustment Date, if the following conditions have been met: (i) the Administrative Agent shall have received such request at least one Business Day prior to such Deposit Adjustment Date, (ii) the Interim Settlement Report required to be delivered on such date shall have been delivered to the Administrative Agent, (iii) the Administrative Agent shall have received such evidence as it may reasonably request from the related Facility Account Bank as to the available funds in the Cash Reserve Account, (iv) both before and after giving effect to such withdrawal, the Percentage Factor shall not exceed the Maximum Percentage Factor, and (v) at the time of such withdrawal, no Facility Event shall have occurred and be continuing.

(d)           Following at least three Business Days’ written notice to the Administrative Agent, the Borrower may close the Cash Reserve Account on a Business Day;

provided that (i) all applications of funds required under this Clause 2.18 on or prior to such Business Day have been completed, and (ii) after giving effect to such application, no funds remain on deposit in the Cash Reserve Account.

3.             CONDITIONS OF INCREMENTAL BORROWING AND REPEAT ADVANCES

3.1           Conditions Precedent to Initial Incremental Borrowing

The occurrence of the Closing Date, the effectiveness of the Commitments and the initial Incremental Borrowing under this Agreement are each subject to the conditions precedent that:

(a)           all Fees required to be paid on or prior to the Closing Date in accordance with the Fee Letter and all fees and expenses described in Clause 11.4 (Costs and Expenses) prior to the Closing Date shall have been paid in full in accordance with the terms thereof;

(b)           to the extent required by the program documents governing any Conduit Lender’s Commercial Paper program, each Rating Agency shall have confirmed that the execution and delivery of this Agreement by such Conduit Lender will not result in the reduction or withdrawal of the then-current ratings of such Conduit Lender’s Commercial Paper;

(c)           [Reserved];

(d)           consummation of the transactions contemplated herein shall have occurred or shall occur simultaneously with the initial purchase or acceptance of a contribution by the Borrower under the Receivables Purchase Agreement; and

(e)           the Administrative Agent and each Funding Agent shall have received on or before the date of such Incremental Borrowing all of the instruments, documents, agreements, certificates and opinions specified on Schedule 4 (Condition Precedent Documents), each (unless otherwise indicated) dated the Closing Date, in form and substance satisfactory to the Administrative Agent and each Funding Agent.

3.2           Conditions Precedent to All Incremental Borrowings

Each Incremental Borrowing (including the initial Incremental Borrowing) hereunder shall be subject to the further conditions precedent that on the date of such Incremental Borrowing the following statements shall be true (and acceptance of the proceeds of any such Incremental Borrowing shall be deemed a representation and warranty by the Borrower that such statements are then true by reference to the facts and circumstances existing on the date of such Incremental Borrowing):

(i)            In the case of an Incremental Borrowing, the making of such Loan does not violate any provisions of Clause 2.1 (The Loans);

(ii)           In the case of an Incremental Borrowing, the Borrower has delivered an Incremental Borrowing Request, appropriately completed, within the time period required by Clause 2.2 (Incremental Borrowing procedures);

(iii)          The Servicer shall have delivered the Interim Report for the most recently ended Interim Period in a timely manner prior to the date of such Incremental Borrowing pursuant to and in accordance with Clause 2.3 (Reporting requirements) of the Servicing Agreement;

(iv)          The Facility Termination Date has not occurred and no event exists, or would result from such Incremental Borrowing, that constitutes a Servicer Default or a Facility Event;

(v)           The representations and warranties of each of the Transaction Parties in the Transaction Documents shall be true and correct as of the date of such Incremental Borrowing and after giving effect thereto, except to the extent such representation or warranty expressly relates to an earlier date;

(vi)          All Fees required to be paid on or prior to the date of such Incremental Borrowing in accordance with the Fee Letter and invoiced prior to such date shall have been paid in full in accordance with the Fee Letter, provided detailed invoices have been received by the Borrower and the Servicer;

(vii)         No Originator Termination Event has occurred and is continuing; and

(viii)        After giving effect to such Incremental Borrowing and the use of the proceeds thereof in accordance with Clause 2.2(f) (Use of proceeds) (A) the Percentage Factor does not exceed the Maximum Percentage Factor, and (B) the aggregate outstanding principal amount of the Loans for all Lenders does not exceed the Facility Limit.

3.3          Conditions Precedent to All Repeat Advances

Each Repeat Advances hereunder shall be subject to the further conditions precedent that on the date of such Repeat Advances the following statements shall be true (and acceptance of the proceeds of any such Repeat Advances shall be deemed a representation and warranty by the Borrower that such statements are then true by reference to the facts and circumstances existing on the date of such Repeat Advances):

(i)            The Servicer shall have delivered the Interim Report for the most recently ended Interim Period in a timely manner prior to the date of such Repeat Advances pursuant to and in accordance with Clause 2.3 (Reporting requirements) of the Servicing Agreement;

(ii)           The Facility Termination Date has not occurred and no event exists, or would result from such Repeat Advances, that constitutes a Servicer Default or Facility Event;

(iii)          The representations and warranties of each of the Transaction Parties in the Transaction Documents (other than the representations and warranties in Clauses 4.1(q) (Representations and Warranties of the Borrower) hereof and Section 3.01(f) of the Receivables Purchase Agreement (Representations and Warranties of each Originator)) shall be true and correct as of the date of such Repeat Advances and after giving effect thereto, except to the extent such representation or warranty expressly relates to an earlier date;

(iv)          All Fees required to be paid on or prior to the date of such Repeat Advances in accordance with the Fee Letter and invoiced prior to such date shall have been paid in full in accordance with the Fee Letter, provided detailed invoices have been received by the Borrower and the Servicer;

(v)           No Originator Termination Event has occurred and is continuing;

(vi)          After giving effect to such Repeat Advances and the use of the proceeds thereof in accordance with Clause 2.2(f) (Use of proceeds) (A) the Percentage Factor does not exceed the Maximum Percentage Factor, and (B) the aggregate outstanding principal amount of the Loans for all Lenders does not exceed the Facility Limit.

4.             REPRESENTATIONS AND WARRANTIES

4.1           Representations and Warranties of the Borrower

The Borrower hereby represents and warrants to the Agents and the Lenders that, on the Closing Date and as of the date of each Incremental Borrowing and each Repeat Advances hereunder and (except with respect to subclauses (e), (i) and (q) below and the second sentence of subclause (g) below) as of each Reporting Date:

(a)           It (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) is duly qualified to do business in every other jurisdiction where the nature of its business requires it to be so qualified unless such failure to be so qualified would not reasonably be expected to have a Material Adverse Effect, (iii) has all organizational power and authority and all licenses, authorizations, consents, approvals and qualifications of and from all Official Bodies and other third parties required to perform its obligations under the Transaction Documents to which it is a party and to carry on its business in each jurisdiction in which its business is conducted.

(b)           The execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is a party, including the Borrower’s use of the proceeds of Loans (i) are within its organizational powers, (ii) have been duly authorized by all necessary organizational action, (iii) are in its interest and it will receive the benefit as a result of the transactions contemplated by this Agreement and the other Transaction Documents and the value of the consideration obtained by it under the transactions contemplated hereby and thereby is not less than the value of, and is fully and fairly equivalent to, the consideration which it provides, (iv) do not contravene or constitute a default under (A) its Organic Documents, (B) any applicable Law, (C) any contractual restriction binding on or affecting it or its property or (D) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, in each case unless such failure would not be reasonably expected to have a Material Adverse Effect and (v) do not result in or require the creation or imposition of any Adverse Claim upon or with respect to any of its properties, in each case unless such Adverse Claim would not be reasonably expected to have a Material Adverse Effect.  Each Transaction Document to which the Borrower is a party has been duly executed and delivered by the Borrower.

(c)           No authorization or approval or other action by, and no notice to or filing or registration with, any Official Body or official thereof or any third party (with the exception of the notifications and other actions referred to in Clause 6.2 (Certain rights of the Administrative Agent)) is required for the due execution, delivery and performance by it of this Agreement or any other Transaction Documents to which it is a party or any other document to be delivered by it hereunder or thereunder, except for the actions taken or referred to in Schedule 4 (Condition precedent documents) all of which have been (or on or before the Closing Date will have been) duly made or taken, as the case may be, and are in full force and effect.

(d)           Each of this Agreement and the other Transaction Documents to which it is a party constitutes the legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms, subject to any limitation on the enforceability thereof against the Borrower arising from the application of any applicable Insolvency Law or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(e)           There are no actions, suits, investigations by an Official Body, litigation or proceedings at law or in equity or by or before any Official Body now pending or, to the actual knowledge of a Responsible Officer, threatened against or affecting the Borrower or any of its businesses, properties or revenues (i) which question the validity of this Agreement or any other Transaction Document or any of the transactions contemplated hereby or thereby (excluding any litigation or proceeding against any Obligor) or (ii) which individually or in the aggregate could be reasonably expected to have a Material Adverse Effect.  Borrower has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, in each case unless the failure to comply with the same would not reasonably be expected to have a Material Adverse Effect.  The Borrower is not in any respect in default or violation of any order, judgment or decree of any Official Body, in each case unless the failure to comply with the same would not reasonably be expected to have a Material Adverse Effect.

(f)            No proceeds of any Incremental Borrowing hereunder will be used (i) for a purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

(g)           Each Receivable treated as or represented to be a Pool Receivable is owned by the Borrower, free and clear of any Adverse Claim (except as created pursuant to the Transaction Documents).  The Eligible Receivables included in Net Eligible Receivables Balance and owed by an Official Body (other than the U.S. Federal Government) shall not exceed 2.0% of the Net Eligible Receivables Balance at any time.  The Administrative Agent, for the benefit of the Secured Parties, has a valid and perfected first priority security interest, ranking ahead of any other encumbrance, security interest or pledge and the interest of any other creditor of any Transaction Party in each Pool Receivable and in the Related Security and Collections related thereto, the Facility Accounts and all other Collateral, in each case, free and clear of any Adverse Claim (except as created pursuant to the Transaction Documents).  Except for the filings required under the Transaction Documents, no effective financing statement or other instrument similar in effect is filed in any recording office listing any Transaction Party as debtor, covering any Receivable, Related Security or other Collateral, or any interest therein or proceeds thereof.

(h)           (i) Each Portfolio Report and Supplemental Report is complete and accurate in all material respects as of its date, (ii) all other written information, data, exhibits, documents, books, records and reports furnished by or on behalf of the Borrower to any Secured Party in connection with this Agreement, any other Transaction Document or any transaction contemplated thereby are true and accurate in all material respects as of the date stated or certified and do not contain any material misstatement of fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, and (iii) all annual and quarterly financial statements of Borrower which have been furnished by or on behalf of the Borrower (A) have been prepared in accordance with GAAP consistently applied and (B) fairly present in all material respects the financial condition of the Borrower as of the dates set forth therein and the results of any operations of the Borrower and, if applicable, its consolidated Subsidiaries for the periods ended on such dates, subject to year-end adjustments and the absence of footnotes in the case of unaudited statements.

(i)            It has (i) timely filed or caused to be filed all Tax returns required to be filed, except to the extent failure to file would not reasonably be expected to have a Material Adverse Effect, and (ii) paid or made adequate provision for the payment of all Taxes, assessments and other governmental charges due and payable by it except to the extent such Taxes, assessments or other governmental charges are being contested in good faith by appropriate proceedings and the Borrower has set aside on its books adequate reserves in accordance with GAAP.  The Borrower either (i) qualifies as a qualified subchapter S subsidiary within the meaning of IRC Section 1361 and 1362 or (ii) is a disregarded entity and not treated as an entity separate from the Parent for U.S. federal tax purposes.

(j)            (i)  The principal places of business and chief executive office of Borrower and the offices where it keeps all of its Records are located at the address(es) listed on Schedule 2 (Address and Notice Information) to this Agreement or such other locations of which the Administrative Agent has been notified in accordance with Clause 5.1(h) (Further Assurances; Changes in Name or Jurisdiction of Organization, etc.) in jurisdictions where all action required by such Clause 5.1(h) has been taken and completed.  (ii) Borrower is a limited liability company organized under the laws of the State of Delaware and its Federal Employer Identification Number is 26-1949042.

(k)           (i) The names and addresses of all the Facility Account Banks together with the account numbers of the Facility Accounts and the post office box number and address of each Lock-Box at such Facility Account Banks are as specified in Schedule 5 (Facility Accounts and Account Banks), as such Schedule 5 (Facility Accounts and Account Banks) may be updated from time to time pursuant to Clause 5.1(g) (Deposits to Borrower Accounts).  (ii) All Facility Accounts are subject to a valid and enforceable Security Document and the Administrative Agent, on behalf of the Secured Parties, has a valid and perfected security interest or pledge of the Facility Accounts, free and clear of any Adverse Claims except, as created pursuant to the Transaction Documents.  Borrower has not granted any Person, other than the Administrative Agent as contemplated by the Transaction Documents, ownership, dominion or control of any Lock-Box or Facility Account or the right to the ownership, dominion or control of any such Lock-Box or Facility Account at a future time or upon the occurrence of a future event.  All Obligors have been instructed to pay all amounts owed in respect of Receivables to a Collection Account (or the related Lockbox described in Schedule 5 (Facility Accounts and Account Banks), subject to Transition Exceptions.  The Borrower will use commercially reasonably efforts to permit only Collections and other amounts payable in respect of Pool Receivables to be deposited into the Borrower Accounts.  Each of the Facility Account Banks is an Eligible Account Bank.

(l)            Since its organization, the Borrower has not used any company name, tradename or doing-business-as name other than the name in which it has executed this Agreement.

(m)          The Borrower was organized on February 7, 2008 under the Laws of the State of Delaware and the Borrower did not engage in any business activities prior to such date.  The Borrower has no Subsidiaries.  Servicer owns, directly or indirectly, 100% of the issued and outstanding Equity Interests of Borrower, free and clear of any Adverse Claim.  Such Equity Interests are validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of Borrower.

(n)           The Borrower is not required to be registered as an “investment company” as defined in the Investment Company Act of 1940.

(o)           The Borrower is able to pay its debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.  The Borrower has sufficient capital with which to conduct the business in which it is engaged.  The Borrower does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay such debts and liabilities as they mature, taking into account the timing and amounts of cash to be received by it and the timing and amounts of cash to be payable on or in respect of its Indebtedness.  The Borrower is not insolvent and does not expect to become insolvent as a result of its performance of its obligations under the Transaction Documents.

(p)           With respect to each Receivable treated as or represented to be a Pool Receivable, the Borrower received such Receivable as a contribution to its capital or purchased such Receivable from the Parent and Parent (if Parent was not the Originator of such Receivable) purchased such Receivable from a Sub-Originator, in accordance with the terms of the Receivables Purchase Agreement, and in the case of any such purchase, in exchange for payment (made by the Borrower to Parent and by Parent (if Parent was not the Originator of such Receivable) to such Sub-Originator in accordance with the provisions of the Receivables Purchase Agreement) of cash, an addition to the principal amount of the Intercompany Note, another form of deferred consideration permitted under the Receivables Purchase Agreement, or a combination thereof in an amount which constituted fair consideration.  Each such purchase, acquisition or other transaction referred to above shall not have been made for or on account of an antecedent debt owed by Sub-Originator to Parent (if Parent was not the Originator of such Receivable) or by Parent to the Borrower, and no such sale, acquisition or other transaction is or may be voidable or subject to avoidance under any section of any applicable Insolvency Law or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(q)           Each of the representations and warranties of the Borrower contained in the Transaction Documents (other than this Agreement) is complete and correct and the Borrower hereby makes each such representation and warranty to, and for the benefit of, the Administrative Agent and the Secured Parties as if the same were set forth in full herein.

(r)            Borrower has not made any change to the Credit and Collection Policy except as permitted by Clause 5.1(k) (Nature of Business; Credit and Collection Policies).

(s)           With respect to each Receivable transferred to Borrower under the Receivables Purchase Agreement, reasonably equivalent value has been given by Borrower to Parent, and by Parent to the Sub-Originator,  in consideration therefor and such transfer was not made for or on account of an antecedent debt.  No transfer by any Originator or by Parent of any Receivable under the Receivables Purchase

Agreement is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.  Each remittance of Collections to the Administrative Agent, the Funding Agent or the Lenders hereunder will have been (i) in payment of a debt incurred in the ordinary course of the Borrower’s business or financial affairs and (ii) made in the ordinary course of the Borrower’s business or financial affairs.

5.             COVENANTS

5.1           Covenants of the Borrower

Until the Final Payout Date:

(a)           Compliance with Laws, Etc.

The Borrower will comply in all material respects with all applicable Laws and preserve and maintain its organizational existence, rights, franchises, qualifications, and privileges.

(b)           Offices, Records and Books of Account

The Borrower will keep its records concerning the Pool Receivables at (i) the address of the Borrower specified in Clause 11.2 (Notices, etc.) as of the date of this Agreement or (ii) upon fifteen (15) days prior written notice to the Administrative Agent and each Funding Agent, at any other locations in jurisdictions where all actions necessary or requested by the Administrative Agent to protect and perfect its security interest in the Collateral have been taken and completed.  The Borrower also will maintain and implement, or cause the Servicer to maintain and implement, administrative and operating procedures (including an ability to recreate records to the extent necessary evidencing Receivables, any Related Security with respect thereto and related Contracts in the event of the loss or destruction of the originals thereof), and keep and maintain all documents, books, records and other information necessary for the collection of all Receivables, Related Security with respect thereto, the Facility Accounts and the other Collateral (including records adequate to permit the daily identification of each Receivable and all Collections thereof and adjustments thereto).  The Borrower shall give the Funding Agents prompt notice of (i) any change in its administrative and operating procedures referred to in the previous sentence that would materially affect (A) data or calculations included in any Portfolio Report or used to determine the existence of a Facility Event, (B) financial tests, (C) revenue recognition or (D) otherwise relate to the Collateral, and (ii) any change of the Chief Financial Officer, Treasurer, Controller, Assistant Treasurer or Assistant Controller of Tribune Company or the Chief Financial Officer of the Tribune Publishing Segment and the Chief Financial Officer of the Tribune Broadcasting Segment, and any allegation of criminal misconduct or fraud by any such Person involved in the origination or servicing of Receivables.

(c)           Sales, Liens, Etc.

The Borrower will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, the Receivables, the Related Security, any Facility Account, any other Collateral or any other asset of the Borrower, or assign any right to receive income in respect thereof; or permit any Equity Interests of the Borrower to be subject to any Adverse Claim.  Nothing in this Clause 5.1(c) shall prevent the Borrower from making Restricted Payments otherwise permitted under Clause 5.1(m).

(d)           Extension or Amendment of Pool Receivables and Contracts

Except as provided in Clause 2.2(c) (Duties of the Servicer) of the Servicing Agreement, the Borrower will not (i) extend, amend, waive or otherwise modify the terms of any Pool Receivable or any Related Security, or (ii) amend, waive or otherwise modify any term or condition of any Contract related thereto in a manner that could reasonably be expected to adversely affect the collectibility of the Pool Receivables or could otherwise reasonably be expected to have a Material Adverse Effect.

(e)           Changes to Senior Credit Agreement

The Borrower will provide drafts and executed copies of each amendment, modification or waiver of the Senior Credit Agreement (including without limitation any interest, fees or other pricing in connection therewith) to the Funding Agents contemporaneously with the delivery thereof to the lenders under the Senior Credit Agreement; provided that each Lender hereunder shall have been deemed to receive such information, amendment or modification in its capacity as a Lender hereunder if it (or an Affiliate thereof) received such information, amendment or modification in its capacity as a lender under the Senior Credit Agreement.

(f)            Change in Payment Instructions to Obligors

Subject to the Transition Exceptions, the Borrower will not, and will not permit an Originator or a Servicer Party to, add or terminate any Facility Account from those listed in Schedule 5 (Facility Accounts and Facility Account Banks) or make, or permit an Originator or Servicer Party to make, any change in any instruction to Obligors regarding payments to be made in respect of the Receivables or payments to be made to any Facility Account unless (i) an Obligor is instructed to pay another existing Facility Account and the original Facility Account remains open for at least three (3) months following such instruction, or (ii) the Administrative Agent and each Funding Agent shall have received at least ten (10) Business Days prior written notice of such addition, termination or change (including an updated Schedule 5 (Facility Accounts and Facility Account Banks)) and a fully executed Account Control Agreement with respect to each new Facility Account has been delivered to the Administrative Agent.  Subject to the Transition Exceptions, each Borrower Account and the Cash Reserve Account shall be maintained at all times in the name of the Borrower, except as otherwise agreed by the Administrative Agent. Each other Facility Account shall be maintained at all times in the name specified in Schedule 5.

(g)           Deposits to Borrower Accounts

If the Borrower shall receive any Collections directly, the Borrower shall (or will cause the Servicer to) promptly (and in any event within one Business Day) cause such Collections to be deposited into a Collection Account or a Borrower Concentration Account.  The Borrower will use commercially reasonable efforts to (and will cause the Servicer Parties to use commercially reasonable efforts to) prevent funds which do not constitute Collections of Receivables from being deposited into any Borrower Account.

(h)           Further Assurances; Change in Name or Jurisdiction of Organization, Etc.

(i)            The Borrower agrees from time to time, at its expense, promptly to execute and deliver all further instruments and documents, and to take all further actions, that may be necessary, or that the Administrative Agent may reasonably request, to perfect, protect or more fully evidence the Administrative Agent’s first priority perfected security interest in the Receivables, the Related Security, the Facility Accounts and the other Collateral, or to enable the Conduit Lenders, the Committed Lenders, the Funding Agents or the Administrative Agent to exercise and enforce their respective rights and remedies under the Transaction Documents.  Without limiting the foregoing, the Borrower will, upon the request of the Administrative Agent, execute and file such financing or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary, or that the Administrative Agent may request, to perfect, protect or evidence the Administrative Agent’s security interest in the Receivables, the Related Security, the Facility Accounts and the other Collateral.  The Borrower authorizes the Administrative Agent to file financing or continuation statements or similar instruments, and amendments thereto and assignments thereof, relating to the Receivables, the Related Security, the Facility Accounts and the other Collateral for the purpose of evidencing or protecting its first priority perfected security interest in connection therewith without the signature of the Borrower.  A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by Law.

(ii)           The Borrower will at all times be organized under the laws of the State of Delaware and will not take any action to change its jurisdiction of organization.

(iii)          The Borrower will not change its name, identity, organizational structure, location, registered office, its principal place of management or tax identification number or make any other change which could render any financing statement or similar instrument filed in connection with any Transaction Document seriously misleading or otherwise ineffective under applicable Law, unless the Administrative Agent shall have received at least 30 days’ advance written notice of such change prior to the effectiveness thereof and all action by the Borrower necessary or appropriate to perfect or maintain the perfection and priority of the Administrative Agent’s security interest in the Receivables, the Related Security, the Facility Accounts and the other Collateral (including the filing of all financing statements or similar instruments and the taking of such other action as the Administrative Agent may request in connection with such change) shall have been duly taken.

(i)            Separateness

The Borrower acknowledges that the Lenders are entering into this Agreement in reliance on the Borrower’s identity as separate from the other Transaction Parties, and shall take all reasonable steps, including, without limitation, all steps that the Administrative Agent or any Lender may from time to time reasonably request, to maintain the Borrower’s identity as a separate legal entity and to make it manifest to third parties that the Borrower is an entity with assets and liabilities distinct from those of the Transaction Parties and any Affiliates thereof and not just a division of a Transaction Party or any such Affiliate.  Without limiting the generality of the foregoing and in addition to the other covenants set forth herein:

(i)            The Borrower will pay its own liabilities out of its own funds.  Without limiting the foregoing, the Borrower shall compensate all employees, consultants and agents directly, from Borrower’s own funds, for services provided to Borrower by such employees, consultants and agents and, to the extent any employee, consultant or agent of Borrower is also an employee, consultant or agent of Tribune or any Affiliate thereof, allocate the compensation of such employee, consultant or agent between Borrower and Tribune or such Affiliate, as applicable, on a basis that reflects the services rendered to Borrower and Tribune or such Affiliate, as applicable.

(ii)           The Borrower will hold itself out and identify itself as a separate and distinct entity under its own name and not as a division or part of any other Person.

(iii)          The Borrower will promptly correct any misunderstanding of which it has knowledge regarding its separate existence and identity.

(iv)          The Borrower will prepare and maintain its own full and complete books, records and financial statements separate from any other Person.  The Borrower’s financial statements will comply with GAAP.

(v)	The Borrower will maintain at least one bank account in its own name.

(vi)

The Borrower will not assume or guarantee or become obligated for debts of any Person and no Person will assume or guarantee or become obligated for the debts of the Borrower, other than as provided in the Transaction Documents. The Borrower will not hold its credit out as being available to satisfy the obligations of any other Persons.

(vii)

The Borrower will not acquire obligations or securities of any Person except as otherwise expressly contemplated in the Transaction Documents. The Borrower will not make loans, advances or otherwise extend credit to any Person except as expressly contemplated by the Transaction Documents.

(viii)	Except to the extent provided in the Transaction Documents, the Borrower will not commingle any of its money or other assets with the money or assets of any other Person.

(ix)

Except as expressly contemplated in the Transaction Documents, the Borrower will engage in transactions and conduct all other business activities solely in its own name and through its own authorized officers and agents. The Borrower will present itself to the public as a separate company. Except to the extent provided in, or anticipated by, the Transaction Documents, no Person will be appointed agent of the Borrower.

(x)

The Borrower will duly observe, in a timely manner in all material respects, all obligations, including any filing and publication requirements, of a limited liability company organized under the laws of the State of Delaware.

(xi)

The Borrower shall clearly identify its offices (by signage or otherwise) as its offices and, if such office is located in the offices of Tribune, Borrower shall lease such office at a fair market rent.

(xii)	The Borrower shall have separate stationery, invoices and checks in its own name.

(xiii)

The Borrower shall conduct all transactions with the other Transaction Parties strictly on an arm’s-length basis, allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between Borrower and such Transaction Party on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use.

(xiv)	The Borrower shall at all times have a Board of Directors consisting of three members, at least one member of which is an Independent Director.

(xv)         The Borrower shall maintain its organizational charter in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its Certificate of Formation or Limited Liability Company Agreement in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents.

(xvi)        The Borrower shall otherwise act in a manner consistent with the assumptions set forth in the opinion as to the bankruptcy matters delivered by Sidley Austin LLP to the Funding Agents on the Closing Date.

(j)            Transaction Documents

(i)            Except as permitted under Clause 11.14 (Limitation on the Addition and Termination of Sub-Originators) or as otherwise expressly permitted by the Transaction Documents, the Borrower will not terminate, amend, waive or modify, suffer to exist or consent to any termination, amendment, waiver or modification of, any provision of any Transaction Document or grant any other consent or other indulgence under any Transaction Document, in each case, without the prior written consent of the Administrative Agent and the Required Funding Agents.

(ii)           The Borrower will perform all of its obligations under the Transaction Documents and will enforce the Transaction Documents in accordance with their respective terms.  With respect to any Receivable purchased by Borrower from Parent, or by Parent from any other Originator, such sale shall be effected under, and in compliance with the terms of, the Receivables Purchase Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to Parent or to such other Originator in respect of the purchase price for such Receivable.

(k)           Nature of Business; Credit and Collection Policies

The Borrower will not engage in any business other than the purchase and financing of Receivables, Related Security and Collections originated by the Originators pursuant to and in accordance with terms of the Transaction Documents.  The Borrower will not create or form any Subsidiary.  The Borrower will not amend, modify, change or repeal any of its Organic Documents without the prior written consent of the Required Funding Agents, which consent shall not be unreasonably withheld.  The Borrower will not make any change in the Credit and Collection Policies without the prior written consent of the Administrative Agent, except in either case for any such change in a Credit and Collection Policy (i) that would not (A) impair the collectibility of the Pool Receivables in any material respect, (B) otherwise have a Material Adverse Effect or (C) adversely affect in any material respect the interests or remedies of the Secured Parties or (ii) as required by applicable Law.  The Borrower will not have any employees.

(l)            Mergers, Etc.

The Borrower will not liquidate or dissolve or merge with or into or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets or capital stock or other ownership interest of, or enter into any joint venture or partnership agreement with, any Person.

(m)          Distributions, Etc.

The Borrower will not (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Equity Interests in the Borrower, or return any capital to its members as such, or purchase, retire, defease, redeem or otherwise acquire for value or make any payment in respect of any membership interest of the Borrower or any warrants, rights or options to acquire any membership interests of the Borrower, now or hereafter outstanding, (ii) prepay, purchase or redeem any Indebtedness (other than Indebtedness hereunder), (iii) lend or advance any funds, (iv) repay any loans or advances to, for or from any of its Affiliates (the amounts described in Clauses 5.1(m)(i) to (iv) being referred to as “Restricted Payments”); provided, however, that the Borrower may (x) purchase Receivables and any Related Security and Collections related thereto, and (y) pay amounts owing in respect of the Intercompany Note, and (z) provided that, after giving effect thereto, no Facility Event has occurred and is continuing and the Borrower’s Net Worth is not less than the Required Capital Amount, make distributions to Parent, in each case in accordance with the terms and conditions of the Transaction Documents, including Clause 2.6 (Application of Collections prior to Facility Termination Date), Clause 2.7 (Application of Collections after Facility Termination Date) and Clause 3 (Conditions of Incremental Borrowings).

(n)           Indebtedness

The Borrower will not create, incur, guarantee, assume or suffer to exist any Indebtedness or other liabilities, whether direct or contingent, funded or unfunded, other than (i) as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (ii) the incurrence of obligations under this Agreement, (iii) the incurrence of other obligations pursuant to, and, as expressly set forth in, the Transaction Documents or (iv) the incurrence of operating expenses in the ordinary course of business.

(o)           Taxes

The Borrower will (i) file all Tax returns and reports required by Law to be filed by it, except to the extent failure to file would not reasonably be expected to have a Material Adverse Effect, and (ii) promptly pay all Taxes and governmental charges at any time owing by it except to the extent such Taxes or governmental charges are being contested in good faith by appropriate proceedings and the Borrower has set aside on its books adequate reserves in accordance with GAAP.  The Borrower will pay when due any Taxes (other than Excluded Taxes) payable by the Borrower in connection with the Collateral.  The Borrower agrees to take all actions and to do all things necessary or appropriate to maintain its status as either (i) a qualified subchapter S subsidiary within the meaning of IRC Section 1361 and 1362 or (ii) a disregarded entity not treated as an entity separate from the Parent for U.S. federal tax purposes.

(p)           Enforcement

The Borrower on its behalf, and on behalf of the Secured Parties, shall (or shall cause the Servicer Parties to) promptly enforce all covenants and obligations in its favor of the other Transaction Parties under the Transaction Documents.  The Borrower will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Administrative Agent and the Secured Parties as assigns of Borrower) under the Transaction Documents (excluding this Agreement, the Security Agreement and the Fee Letter) as the Administrative Agent or the Required Funding Agents may from time to time request, including making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in any such Transaction Document.  The Borrower shall also deliver consents, approvals, acknowledgements, directions, notices, waivers and take such further actions thereunder as may be directed by the Administrative Agent.

(q)           Collateral

The Borrower will cause all Collateral, including Borrower Accounts and the Cash Reserve Account, to be subject at all times to a first priority perfected security interest in favor of the Administrative Agent, (subject only to any Adverse Claims of any applicable Facility Account Banks at which a Borrower Account or the Cash Reserve Account is maintained (as set forth in the applicable Account Control Agreement) and the Transition Exceptions.

(r)            Change in Accountants or Accounting Policies

The Borrower shall promptly notify the Administrative Agent of any change in its outside accountants or material change in its accounting policies that relate to the Receivables, that affect the reports required to be delivered hereunder or that could reasonably be expected to have a Material Adverse Effect.

(s)           Power of Attorney

The Borrower will not voluntarily revoke or attempt to revoke any power of attorney granted by it in connection with the transactions contemplated by the Transaction Documents.

(t)            Instruments

The Borrower shall not take any action to cause any Pool Receivable not evidenced by a negotiable instrument upon origination to become evidenced by a negotiable instrument, except in connection with the enforcement or collection of a Defaulted Receivable or otherwise in accordance with the Servicer’s standard operating procedures.

(u)           Delivery of Financial Statements; Litigation; Other Information

The Borrower shall deliver to the Administrative Agent (i) within 90 days after the close of each of its fiscal years, a copy of its unaudited financial statements prepared in accordance with GAAP, including a balance sheet and the related consolidated statements of income, cash flows and changes in the membership interests of members, in each case setting forth figures for such fiscal year and the previous fiscal year, (ii) within two (2) Business Days of a Responsible Officer of the Borrower or the Servicer learning thereof, written notice to the Administrative Agent and the Funding Agent of any action, suit, investigation by an Official Body, litigation or proceedings at law or in equity or by or before an Official Body pending or threatened against or affecting the Borrower or any of its business, property or revenues, and (iii) promptly upon request, such other information as any Funding Agent shall reasonably request with respect to the Transaction Parties or their assets.

(v)           Licenses, Etc.

The Borrower shall maintain in full force and effect all licenses, approvals, authorizations, consents, registrations and notifications which are at any time required in connection with the performance of its duties and obligations hereunder and under the other Transaction Documents, except where the absence of the same would not have a Material Adverse Effect.

(w)          Title

At all times on and after the Closing Date until the Final Payout Date (i) all actions to be taken in order to perfect and protect the interests of the Administrative Agent and the other Secured Parties in the Pool Receivables and the Related Security and Collections related thereto, the Borrower Accounts, the Cash Reserve Account and all other Collateral against any Adverse Claim or the interest of any creditor of or purchaser from any Transaction Party will have been duly taken in each jurisdiction necessary for such purpose, (ii) all registrations, financing statements, notices, instruments and documents required to be recorded or filed in order to perfect and protect interests of the Administrative Agent and the other Secured Parties in the Pool Receivables and the Related Security and Collections related thereto, the Borrower Accounts, the Cash Reserve Account and all other Collateral against any Adverse Claim or the interest of any creditor of, or purchaser from, any Transaction Party will have been duly executed, filed or served in or on the appropriate filing office, Official Body or other Person in each jurisdiction necessary for such purpose and (iii) all fees and Taxes, if any, payable in connection with such actions and filings shall have been paid in full when or before due.

(x)            Performance and Compliance with Contracts and Credit and Collection Policies

The Borrower will, at its expense, timely and fully comply with the Credit and Collection Policies except where failure to comply would not be reasonably expected to have a Material Adverse Effect.

5.2           Inspections; Agreed Upon Procedures Audit

Until the Final Payout Date, the Borrower will, and will cause each Servicer Party to, at its respective expense (but subject to the last sentence of this Clause), during regular business hours as requested by the Administrative Agent and/or any Funding Agent upon (absent a Facility Event) reasonable prior notice, permit the Administrative Agent, any Funding Agent, or their respective agents or representatives (including independent accountants or consultants) (a) to conduct periodic audits of, or to perform agreed upon procedures with respect to, the Receivables, the Related Security, the other Collateral and the related books and records, including the Contracts, and collections systems of the Borrower, or the applicable Servicer Party, as the case may be, (b) to examine and make copies of and abstracts from all documents, purchase orders, invoices, agreements, books, records and other information (including computer programs, tapes, discs, cards, data processing software, storage media and related property and rights) in the possession or under the control of the Borrower or the applicable Servicer Party, as the case may be, relating to Receivables, the Related Security and the other Collateral, including the Contracts (c) to visit the offices and properties of the Borrower or the applicable Servicer Party, as the case may be, for the purpose of examining such materials described in Clauses 5.2(a) and (b), and to discuss matters relating to Receivables, the Related Security and the other Collateral or the Borrower’s, or the applicable Servicer Parties’ performance under the Transaction Documents or under the Contracts with any of the officers or employees of the Borrower, or the applicable Servicer Party, as the case may be, having knowledge of such matters.  Unless a Facility Event has occurred, the Borrower shall not be liable for the expense of more than two audits or agreed upon procedures reports during any fiscal year of the Servicer, and any additional audits or agreed upon procedures reports shall be at the expense of the Lenders.

6.             ADMINISTRATION AND COLLECTION OF RECEIVABLES

6.1           Designation of Servicer

The servicing, administration and collection of the Pool Receivables shall be conducted by the Servicer so designated under the Servicing Agreement from time to time.

6.2           Certain Rights of the Administrative Agent

(a)           The Administrative Agent may (and if so directed by the Required Funding Agents, shall), at any time have each Borrower Account and the Cash Reserve Account transferred into the name of the Administrative Agent for the benefit of the Secured Parties.  The Administrative Agent may (and, if so directed by the Required Funding Agents, shall) assume exclusive control of the Borrower Accounts.  The Administrative Agent may take such actions to effect such transfer or assumption as it may determine to be necessary or appropriate (including delivering the notices attached to the applicable Security Documents).  The Administrative Agent and the Funding Agents agree that the Administrative Agent will not effect such transfer or assumption with respect to any Facility Account other than the Cash Reserve Account unless a Facility Event has occurred.  The Administrative Agent shall have exclusive control with respect to the Cash Reserve Account at all times.

(b)           Following the occurrence and during the continuation of a Trigger Event, at the Administrative Agent’s request (acting either on its own initiative or at the request of the Required Funding Agents) and at the Borrower’s expense, the Borrower shall, or shall cause each Servicer Party to (and if any Servicer Party shall fail to do so within two Business Days, the Administrative Agent may) take any or all of the following actions:

(i)            The Borrower or such Servicer Party shall execute any power of attorney or other similar instrument and/or take any other action necessary to give effect to the notice and directions described in this Clause, including any action required (x) to convey or perfect the Borrower’s title or the Administrative Agent’s security interest in the Pool Receivables and Related Security, or (y) to be taken so that the obligations or other indebtedness of such Obligors in respect of any Pool Receivables and any Related Security with respect thereto may no longer be legally satisfied by payment to the applicable Originator or any of its Affiliates.

(ii)           The Borrower or such Servicer Party shall (A) assemble all of the Contracts, documents, instruments and other records (including computer tapes and disks) that evidence or relate to the Collateral, or that are otherwise necessary to collect the Collateral, and shall make the same available to the Administrative Agent at a place selected by the Administrative Agent or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Collateral in a manner acceptable to the Administrative Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent or its designee.

(iii)          The Borrower or such Servicer Party shall (and without limiting any rights of the Administrative Agent granted elsewhere under the Transaction

Documents) (A) notify each Obligor of Pool Receivables of the transfer, sale, trust, assignation and assignment of the Pool Receivables and the Related Security with respect thereto pursuant to the Transaction Documents and of the Borrower’s ownership of, and the Administrative Agent’s security interest in, the Pool Receivables and the Related Security with respect thereto, and (B) direct such Obligors that payments under any Pool Receivable or any Related Security with respect thereto be made directly to the Administrative Agent or its designee.

(c)           Following the occurrence and during the continuation of a Trigger Event, the Borrower authorizes the Administrative Agent to take any and all steps in the Borrower’s name and on behalf of the Borrower that are necessary in the determination of the Administrative Agent, to collect amounts due under the Collateral, including (i) endorsing the Borrower’s or any other Transaction Party’s name on checks and other instruments representing Collections, and (ii) enforcing the Receivables and the Related Security and the Security Agreements and other Transaction Documents, including to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in connection with therewith and to file any claims or take any action or institute any proceedings that the Administrative Agent (or such designee) may deem to be necessary for the collection thereof or to enforce compliance with the terms and conditions of, or to perform any obligations or enforce any rights of the Borrower or any other Transaction Party in respect of, the Receivables and the Related Security and the other Transaction Documents.

6.3           Performance of Obligations

(a)           If the Servicer or the Borrower fails to perform any of its obligations under this Agreement or any other Transaction Document, taking into account any applicable grace periods and/or right to remedy breaches, the Administrative Agent may (but shall not be required to) itself perform, or cause performance of, such obligation; and the Administrative Agent’s costs and expenses incurred in connection therewith shall be payable by the Servicer or the Borrower, as applicable.

(b)           The Borrower shall, and shall cause the Servicer to, perform their respective obligations, and exercise their respective rights, under the Contracts and the Transaction Documents to the same extent as if a security interest therein had not been granted to the Administrative Agent.  The exercise by the Administrative Agent on behalf of the Secured Parties of their rights under this Agreement shall not release the Servicer or the Borrower from any of their duties or obligations with respect to any Contracts or Transaction Documents.  None of the Administrative Agent, the Lenders or the Funding Agents shall have any obligation or liability with respect to any Transaction Documents or Contracts, nor shall any of them be obligated to perform the obligations of any Transaction Party under any Transaction Document or Contract.

(c)           The Administrative Agent’s rights and powers under this Clause 6 and under the Servicing Agreement shall not subject the Administrative Agent to any liability if any action taken by it proves to be inadequate or invalid nor shall such powers confer any obligation whatsoever upon the Administrative Agent.

6.4           Backup Servicing Agreement

Each of the Borrower and the Servicer agrees that within sixty (60) days of the Closing Date, the Borrower and Servicer will enter into a Backup Servicing Agreement, in form and substance satisfactory to the Administrative Agent, with Hewlett-Packard or such other backup servicer as may be acceptable to the Administrative Agent, in which such backup servicer agrees to assume responsibility for servicing the Pool Receivables as a replacement Servicer (following such replacement, the “Replacement Servicer”); provided that (i) the scope of the services to be provided by the Replacement Servicer with respect to all Pool Receivables shall include (A) all of the services currently performed by Hewlett Packard-Costa Rica with respect to a portion of the Pool Receivables and (B) such other reporting and other services as the Administrative Agent reasonably deems necessary to realize the value of such Receivables for the benefit of the Secured Parties and to protect the rights and interests of the Secured Parties with respect to the Collateral, (ii) the pricing for such services shall be set forth in such agreement and reasonably acceptable to the Administrative Agent, and (iii) the Transaction Parties shall have agreed to such actions as are reasonably necessary to enable the Replacement Servicer to perform its obligations thereunder at the request of the Administrative Agent following a Servicer Default, subject to such exceptions as the Administrative Agent shall agree.  It is understood and agreed that such backup servicer shall not be required to replicate the Servicer’s Chicago-based systems.  The Servicer shall provide current data to the backup servicer in a format compatible with the backup servicer’s systems.

7.             TRIGGER EVENTS AND TERMINATION EVENTS

7.1           Trigger Events

If any of the following events (each, a “Trigger Event”) shall occur and be continuing:

(a)           Any of the following shall occur:

(i)            any Transaction Party shall fail to make any payment of Interest or Fees required to be made by it hereunder or under any other Transaction Document when due hereunder or thereunder, or shall fail to deposit Collections (other than Deemed Collections) when such Collections are required to be deposited by it under a Transaction Document and such failure shall continue for two (2) Business Days after the earlier of written notice to such Transaction Party or actual knowledge of a Responsible Officer of a Transaction Party;

(ii)           any Transaction Party shall fail to make any deposit of Deemed Collections required to be made by it hereunder or under any Transaction Document to which it is a party when due hereunder or thereunder, and such failure shall continue for two (2) Business Days after the earlier of written notice to such Transaction Party or a Responsible Officer of a Transaction Party having actual knowledge of such failure;

(iii)          the Borrower shall fail to make any payment of principal on any Loan when due;

(iv)          any Transaction Party shall fail to make any other payment or deposit required to be made by it hereunder or under any other Transaction Document to which it is party when due hereunder or thereunder, and such failure shall continue for ten (10) calendar days after the earlier of written notice to such Transaction Party or a Responsible Officer of a Transaction Party having actual knowledge of such failure;

(v)           any Monthly Report or Supplemental Report shall not have been delivered within two (2) Business Days of the date when due; provided that if the failure to deliver such report results from a Force Majeure Event, the grace period in this clause shall be three (3) Business Days instead of two (2) Business Days;

(vi)          any Interim Report shall not have been delivered within one (1) Business Day of the date when due; provided that, if the failure to deliver such report results from a Force Majeure Event, the grace period in this clause shall be two (2) Business Days instead of one (1) Business Day; or

(vii)         during any calendar month more than two Interim Reports shall not have been delivered when due other than by reason of a Force Majeure Event not to exceed two weeks in duration;

(b)           other than as addressed in Clauses 7.1(a) and 7.2(a), any Transaction Party shall fail to perform or observe any term, covenant or agreement contained in this Agreement or any other Transaction Document to which such Transaction Party is a party and, if such failure relates to a Specified Provision and is capable of being remedied, such Transaction Party shall have failed to remedy such failure within fifteen (15) Business Days after the earlier of such Transaction Party receiving written notice of such failure or a Responsible Officer of a Transaction Party having actual knowledge of such failure;

(c)           an “Event of Default” shall occur under, and as defined in, the Senior Credit Agreement;

(d)           the Administrative Agent, on behalf of the Secured Parties, shall, for any reason, fail or cease to have a valid and perfected first priority charge, security interest or pledge in the Collateral prior to all other interests, or there shall exist any Adverse Claims on such Collateral (except as arising under the Transaction Documents);

(e)           a Servicer Default or Facility Termination Event shall occur;

(f)            other than as permitted by Clause 11.14 (Limitations on Addition and Termination of Originators), any Change of Control shall occur with respect to Tribune or the Parent shall cease to own (i) directly 100% of the Equity Interests of the Borrower or (ii) directly or indirectly 100% of the Equity Interest of each Sub-Originator;

(g)           the Percentage Factor exceeds the Maximum Percentage Factor on any Business Day, and such circumstance remains unremedied on the related Interim Settlement Date;

(h)           as at the end of any Calculation Period, (i) the Three-Month Rolling Average Dilution Ratio-Broadcasting exceeds 3.0%, or (ii) the Three-Month Rolling Average Dilution Ratio – Publishing exceeds 7.0%;

(i)            as at the end of any Calculation Period, the Three-Month Rolling Average Default Ratio exceeds 7%;

(j)            as at the end of any Calculation Period, the Three-Month Rolling Average Delinquency Ratio exceeds 6.75%;

(k)           at the end of any Calculation Period, (i) the Three-Month Rolling Average DSO-Broadcasting is greater than 120, or (ii) the Three-Month Rolling Average DSO – Publishing is greater than 75;

(l)            any Transaction Party receives notice or becomes aware that a notice of lien has been filed against any Transaction Party under Section 430(k) of the IRC or Section 303(k) of ERISA for a failure to make a required installment or other payment to a plan to which Section 430(k) of the IRC or Section 303(k) of ERISA applies;

(m)          for any Test Period:

(i)            the Interest Coverage Ratio is less than the Minimum Interest Coverage Ratio;

(ii)           the “Total Guaranteed Leverage Ratio” is more than the Maximum Total Guaranteed Leverage Ratio; or

(iii)          the aggregate amount of Capital Expenditures is greater than the Maximum Capital Expenditures;

The terms “Interest Coverage Ratio,” “Total Guaranteed Leverage Ratio,” “Minimum Interest Coverage Ratios,” “Maximum Total Guaranteed Leverage Ratio” and “Test Period” shall have the meanings assigned to such terms in the Senior Credit Agreement and Schedule 7 (Certain defined terms) to this Agreement as in effect on the date hereof, subject to Approved Amendments;

(n)           judgments or orders for the payment of money in excess of $75,000,000 in the aggregate shall be rendered against one or more Transaction Parties and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which payment for such judgment or order shall remain unsatisfied or a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such amount shall be calculated after deducting from the sum so payable any amount of such judgment or order that is covered by a valid and binding policy of insurance in favor of such Transaction Parties;

(o)           the failure by the Borrower to pay one or more final judgments requiring the Borrower to pay a sum or sums of money (whether or not such judgment may be stayed or further appealed), which judgments are not discharged or effectively waived or stayed (including by appeal provided that Borrower is not required to make any payment in respect of such judgment pending such appeal) for a period of fifteen (15) days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower to enforce any such judgment; or

(p)           or any provision of a Transaction Document shall cease, for any reason, to be in full force and effect or to be the legally valid, binding and enforceable obligation of any Transaction Party thereto (including without limitation as a result of an Originator Termination Event but excluding a termination of an Originator’s obligations permitted by Clause 11.14 (Limitations on Addition and Termination of Originators)), or any Transaction Party shall so assert in writing or any Transaction Party shall (except as expressly permitted by any Transaction Document) otherwise seek to terminate or disaffirm its material obligations under any such Transaction Document;

then, and in any such event, the Administrative Agent may, in its discretion, and shall, at the direction of the Required Funding Agents, declare the Facility Termination Date to have occurred upon notice to the Borrower (in which case the Facility Termination Date shall be deemed to have occurred).

7.2           Facility Termination Events

If any of the following events (each, a “Facility Termination Event”) shall occur and be continuing:

(a)           any representation, warranty, certification or statement made by any Transaction Party in this Agreement or any other Transaction Document to which such Transaction Party is a party shall prove to have been incorrect in any material respect when made or deemed made; provided that if such breach relates to a Specified Provision and is capable of being cured, such breach shall not constitute a Facility Termination Event unless it continues unremedied for five (5) Business Days after the earlier of a Transaction Party receiving written notice of such breach or a Responsible Officer of a Transaction Party having actual knowledge of such breach;

(b)           an Event of Bankruptcy shall occur with respect to any Transaction Party; or

(c)           (i) any Material Indebtedness of any Transaction Party is not paid when due or is declared or otherwise becomes due prior to its scheduled maturity as a result of any termination event, event of default or other similar event (however described), or (ii) any pledge, charge or security interest securing the Material Indebtedness of any Transaction Party is enforced in whole or in part as a result of any termination event, event of default or other similar event (however described);

then, and in any such event, the Administrative Agent may, in its discretion, and shall, at the direction of the Required Funding Agents, declare the Facility Termination Date to have occurred upon notice to the Borrower (in which case the Facility Termination Date shall be deemed to have occurred); provided that automatically upon the occurrence of any event (without any requirement for the giving of notice) described in Clause 7.2(b), the Facility Termination Date shall occur.  Upon any such declaration or upon such automatic termination, the Lenders, the Funding Agents and the Administrative Agent shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided after default under applicable Law (including the UCC), which rights and remedies shall be cumulative.

7.3           Acceleration of Maturity

If a Facility Termination Event shall have occurred and be continuing, then and in every such case the Administrative Agent may, and if so directed by the Required Funding Agents shall, declare all of the Loans to be immediately due and payable by a notice in writing to the Borrower, and upon any such declaration the unpaid principal amount of the Loans, together with accrued and unpaid interest thereon, shall become immediately due and payable; provided that in the case of any event described in Clause 7.2(b), the Loans shall become immediately and automatically due and payable, without notice of any kind being given to the Borrower.

8.             THE ADMINISTRATIVE AGENT

8.1           Authorization and Action

Each Lender and each Funding Agent hereby irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Administrative Agent by the terms hereof and the other Transaction Documents, together with such powers as are incidental thereto.  Without limiting the foregoing, the Administrative Agent is empowered and authorized, on behalf of the Secured Parties, to hold and administer the Collateral for the benefit of the Secured Parties under the Security Documents.  The Administrative Agent shall not have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against the Administrative Agent.  The Administrative Agent does not assume, nor shall it be deemed to have assumed, any duty of care or obligation to, or relationship of trust or agency with, any Transaction Party, the Conduit Lenders, the Committed Lenders, the Funding Agents or any other Secured Party, except as expressly set out in the Transaction Documents.  Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Administrative Agent ever be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to any provision of any Transaction Document or applicable Law.  Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

8.2           Liability of Agent

Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with the Transaction Documents (including the Administrative Agent’s servicing, administering or collecting Receivables as Servicer pursuant to Clause 6 (Administration and Collection of Receivables)), in the absence of its or their own gross negligence or willful misconduct.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           may consult with legal counsel (including counsel for the Borrower or any Servicer Party), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;

(b)           makes no warranty or representation to any Funding Agent, Conduit Lender, Committed Lender or other Secured Party (whether written or oral) and shall not be responsible to any Funding Agent, Conduit Lender, Committed Lender or other Secured Party for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or any other Transaction Document;

(c)           shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Transaction Document on the part of any Transaction Party or to inspect the property (including the books and records) of any Transaction Party;

(d)           shall not be responsible to any Funding Agent, Conduit Lender, Committed Lender or other Secured Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Transaction Document; and

(e)           shall incur no liability under or in respect of this Agreement or any other Transaction Document by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it in good faith to be genuine and signed or sent by the proper party or parties.

8.3           Barclays and Affiliates

The obligation of Barclays to fund Loans under this Agreement may be satisfied by Barclays or any of its Affiliates.  With respect to any Loan or interest therein owned by it, Barclays shall have the same rights and powers under this Agreement as any Committed Lender and may exercise the same as though it were not the Administrative Agent.  Barclays and any of its Affiliates may generally engage in any kind of business with the Transaction Parties or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of the Transaction Parties or any Obligor or any of their respective Affiliates, all as if Barclays were not the Administrative Agent and without any duty to account therefor to the Funding Agents, the Conduit Lenders, the Committed Lenders or other Secured Parties.

8.4           Indemnification of Administrative Agent

Whether or not the transactions contemplated hereby are consummated, each Committed Lender severally agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Transaction Parties), ratably based on the Commitment of such Committed Lender (or, if the Commitments have terminated, ratably according to the respective Commitment of such Committed Lender immediately prior to such termination), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent, in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by the Administrative Agent, under this Agreement or any other Transaction Document, provided that no Committed Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct; provided, however, that no action taken in accordance with the direction of the Required Funding Agents shall be deemed to constitute gross negligence or willful misconduct for purposes of this Clause 8.4.  Without limitation of the foregoing, each Committed Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney’s fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Transaction Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower.  The undertaking in this Clause 8.4 shall survive payment on the Final Payout Date and the resignation or replacement of the Administrative Agent.

8.5           Delegation of Duties

The Administrative Agent may execute any of its duties through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

8.6           Action or Inaction by Administrative Agent

The Administrative Agent shall in all cases be fully justified in failing or refusing to take action under any Transaction Document unless it shall first receive such advice or concurrence of the Funding Agents, the Committed Lenders or the Required Funding Agents, as the case may be, and assurance of its indemnification by the Committed Lenders, as it deems appropriate.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or at the direction of the Required Funding Agents, Funding Agents or Committed Lenders, as the case may be, and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon all Conduit Lenders, Committed Lenders and the Funding Agents.  Unless any action to be taken by the Administrative Agent under a Transaction Document (a) specifically requires the advice or concurrence of all the Funding Agents or Committed Lenders or (b) specifically provides that it be taken by the Administrative Agent alone or without any advice or concurrence of any Funding Agent, then the Administrative Agent may (and shall, to the extent required hereunder) take action based upon the advice or concurrence of the Required Funding Agents.

8.7           Notice of Facility Events; Action by Administrative Agent

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Facility Event or any other default or termination event under the Transaction Documents, as the case may be, unless the Administrative Agent has received notice from any Funding Agent, Lender, any Servicer Party or the Borrower stating that a Facility Event has occurred hereunder or thereunder and describing such event or default.  If the Administrative Agent receives such a notice, it shall promptly give notice thereof to each Funding Agent whereupon each Funding Agent shall promptly give notice thereof to its respective Conduit Lender(s) and Committed Lenders.  The Administrative Agent shall take such action concerning a Facility Event or any other matter hereunder as may be directed by the Required Funding Agents (subject to the other provisions of this Clause 8), but until the Administrative Agent receives such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as the Administrative Agent deems advisable and in the best interests of the Lenders.

8.8           Non-Reliance on Administrative Agent and Other Parties

Each Funding Agent and Lender expressly acknowledges that neither the Administrative Agent nor any of its directors, officers, agents or employees has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Transaction Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent.  Each Lender represents and warrants to the Administrative Agent that, independently and without reliance upon the Administrative Agent, any Funding Agent or any other Lender and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of each Transaction Party and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document.  Except for items expressly required to be delivered under any Transaction Document by the Administrative Agent to any Funding Agent or Lender, the Administrative Agent shall not have any duty or responsibility to provide any Funding Agent or Lender with any information concerning the Transaction Parties or any of their Affiliates that comes into the possession of the Administrative Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.

8.9           Successor Administrative Agent

The Administrative Agent may resign as Administrative Agent.  Except as provided below, such resignation shall not become effective until a successor Administrative Agent is appointed by the Required Funding Agents (with the consent of the Servicer, such consent not to be unreasonably withheld or delayed) and has accepted such appointment.  If no successor Administrative Agent shall have been appointed within 30 days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may appoint a successor Administrative Agent, which successor Administrative Agent shall have short-term debt ratings of at least A-1 from S&P and P-1 from Moody’s and shall be either a commercial bank having a combined capital and surplus of at least $250,000,000 or a Subsidiary of such an institution and shall be acceptable to the Servicer (such acceptance not to be unreasonably withheld or delayed).  If no successor Administrative Agent shall have been appointed within 60 days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may petition a court of competent jurisdiction to appoint a successor Administrative Agent, which successor Administrative Agent shall have short-term debt ratings of at least A-1 from S&P and P-1 from Moody’s, and shall be either a commercial bank having a combined capital and surplus of at least $250,000,000 or a Subsidiary of such an institution.  Upon such acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from any further duties and obligations under the Transaction Documents.  After any retiring Administrative Agent’s resignation hereunder, the provisions of Clause 2.6 (Indemnities by Servicer) of the Servicing Agreement and Clause 10 (Indemnities by

the Borrower) and this Clause 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.

8.10         Consent to Agreed Upon Procedures

Each Lender and Funding Agent, by becoming a party to this Agreement, authorizes the Administrative Agent to execute on its behalf a letter agreement with respect to the limited engagement of, and consenting to the agreed upon procedures to be performed by, a firm of nationally recognized independent accountants or consultants acceptable to the Administrative Agent in connection with the transactions contemplated by the Transaction Documents.

9.             THE FUNDING AGENTS

9.1           Authorization and Action

Each Conduit Lender and each Committed Lender which belongs to the same Lender Group hereby appoints and authorizes the Funding Agent for such Lender Group to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to such Funding Agent by the terms hereof and the other Transaction Documents, together with such powers as are incidental thereto.  No Funding Agent shall have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against any Funding Agent.  No Funding Agent assumes, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with any Transaction Party, Conduit Lender or Committed Lender except as otherwise expressly agreed by such Funding Agent.  Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall any Funding Agent ever be required to take any action which exposes such Funding Agent to personal liability or which is contrary to any provision of any Transaction Document or applicable Law.

9.2           Funding Agent’s Reliance, Etc.

No Funding Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as a Funding Agent under or in connection with this Agreement or the other Transaction Documents in the absence of its or their own gross negligence or willful misconduct.  Without limiting the generality of the foregoing, a Funding Agent: (a) may consult with legal counsel (including counsel for the Administrative Agent, the Borrower, any Servicer Party), independent accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Conduit Lender or Committed Lender (whether written or oral) and shall not be responsible to any Conduit Lender or Committed Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or any other Transaction Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Transaction Document on the part of any Transaction Party or any other Person or to inspect the property (including the books and records) of any Transaction Party; (d) shall not be responsible to any Conduit Lender or any Committed Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Transaction Documents or any other instrument or document furnished pursuant hereto; and (e) shall incur no liability under or in respect of this Agreement or any other Transaction Document by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

9.3           Funding Agent and Affiliates

With respect to any Loan or interests therein owned by it, each Funding Agent shall have the same rights and powers under this Agreement as any Committed Lender and may exercise the same as though it were not a Funding Agent.  A Funding Agent and any of its Affiliates may generally engage in any kind of business with any Transaction Party or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of any Transaction Party or any Obligor or any of their respective Affiliates, all as if such Funding Agent were not a Funding Agent and without any duty to account therefor to any Conduit Lenders or Committed Lenders.

9.4           Indemnification of Funding Agents

Each Committed Lender in any Lender Group severally agrees to indemnify the Funding Agent for such Lender Group (to the extent not reimbursed by the Transaction Parties), ratably according to its Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Funding Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by such Funding Agent under this Agreement or any other Transaction Document, provided that no Committed Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Funding Agent’s gross negligence or willful misconduct.

9.5           Delegation of Duties

Each Funding Agent may execute any of its duties through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  No Funding Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact.

9.6           Action or Inaction by Funding Agent

Each Funding Agent shall in all cases be fully justified in failing or refusing to take action under any Transaction Document unless it shall first receive such advice or concurrence of the Conduit Lenders and Committed Lenders in its Lender Group and

assurance of its indemnification by the Committed Lenders in its Lender Group, as it deems appropriate.  Each Funding Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or at the direction of the Committed Lenders in its Lender Group representing a majority of the Commitments in such Lender Group, and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon all Conduit Lenders and Committed Lenders in its Lender Group.

9.7           Notice of Events of Termination

No Funding Agent shall be deemed to have knowledge or notice of the occurrence of any Facility Event or and other default or termination event under the Transaction Documents unless such Funding Agent has received notice from the Administrative Agent, any other Funding Agent, any Conduit Lender or Committed Lender, any Servicer Party or the Borrower stating that a Facility Event or default or termination event under the Transaction Documents, as the case may be, has occurred hereunder or thereunder and describing such event or default.  If a Funding Agent receives such a notice, it shall promptly give notice thereof to the Conduit Lenders and Committed Lenders in its Lender Group and to the Administrative Agent.  The Funding Agent may take such action concerning a Facility Event as may be directed by Committed Lenders in its Lender Group representing a majority of the Commitments in such Lender Group (subject to the other provisions of this Clause 9), but until such Funding Agent receives such directions, such Funding Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as such Funding Agent deems advisable and in the best interests of the Conduit Lenders and Committed Lenders in its Lender Group.

9.8           Non-Reliance on Funding Agent and Other Parties

Except to the extent otherwise agreed to in writing between a Conduit Lender and its Funding Agent, each Conduit Lender and Committed Lender in the same Lender Group expressly acknowledges that neither the Funding Agent for its Lender Group nor any of such Funding Agent’s directors, officers, agents or employees has made any representations or warranties to it and that no act by such Funding Agent hereafter taken, including any review of the affairs of the Transaction Parties, shall be deemed to constitute any representation or warranty by such Funding Agent.  Each Conduit Lender and Committed Lender in the same Lender Group represents and warrants to the Funding Agent for such Lender Group that, independently and without reliance upon such Funding Agent, any other Funding Agent, the Administrative Agent or any other Conduit Lender or Committed Lender and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Transaction Parties and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document.  Except for items expressly required to be delivered under any Transaction Document by a Funding Agent to any Conduit Lender or Committed Lender in its Lender Group, no Funding Agent shall have any duty or responsibility to provide any Conduit Lender or Committed Lender in its Lender Group with any information concerning the Transaction Parties or any of their Affiliates that comes into the possession of such Funding Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.

9.9           Successor Funding Agent

Any Funding Agent may, upon written notice to the Administrative Agent, the Borrower, the Servicer and the Conduit Lenders and Committed Lenders in its Lender Group, resign as Funding Agent for its Lender Group.  Except as provided below, such resignation shall not become effective until a successor Funding Agent has been appointed in the manner prescribed by the relevant Program Support Agreements or, in the absence of any provisions in such Program Support Agreements providing for the appointment of a successor Funding Agent, until a successor Funding Agent is appointed by the Conduit Lender(s) in such Lender Group (with the consent of Committed Lenders representing a majority of the Commitments in such Lender Group and has accepted such appointment.  If no successor Funding Agent shall have been so appointed within 30 days after the departing Funding Agent’s giving of notice of resignation, then the departing Funding Agent may appoint a successor Funding Agent for such Lender Group, which successor Funding Agent shall have short-term debt ratings of at least A-1 from S&P and P-1 from Moody’s and shall be either a commercial bank having a combined capital and surplus of at least $250,000,000 or an Affiliate of such an institution.  Upon such acceptance of its appointment as Funding Agent for such Lender Group hereunder by a successor Funding Agent, such successor Funding Agent shall succeed to and become vested with all the rights and duties of the retiring Funding Agent, and the retiring Funding Agent shall be discharged from any further duties and obligations under the Transaction Documents.  After any retiring Funding Agent’s resignation hereunder, the provisions of Clause 2.6 (Indemnities by Servicer) of the Servicing Agreement and Clause 10 (Indemnities by the Borrower) and this Clause 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was a Funding Agent.

9.10         Reliance on Funding Agent

Unless otherwise advised in writing by a Funding Agent or by any Conduit Lender or Committed Lender in such Funding Agent’s Lender Group, each party to this Agreement may assume that (a) such Funding Agent is acting for the benefit and on behalf of each of the Conduit Lenders and Committed Lenders in its Lender Group, as well as for the benefit of each assignee or other transferee from any such Person and (b) each action taken by such Funding Agent has been duly authorized and approved by all necessary action on the part of the Conduit Lenders and Committed Lenders in its Lender Group.

10.           INDEMNITIES

Without limiting any other rights that the Administrative Agent, the Funding Agents, the Conduit Lenders, the Committed Lenders, the Program Support Providers, any Program Manager or any of their respective officers, directors, agents, attorneys, advisors, representatives, employees, controlling Persons or Affiliates of any of the foregoing (each, an “Indemnified Party”) may have hereunder, under any other Transaction

Document or under applicable Law, the Borrower hereby agrees to indemnify and hold harmless each Indemnified Party from and against any and all damages, losses, claims, liabilities, deficiencies, costs, disbursements and expenses, joint or several, including interest, penalties, amounts paid in settlement and attorneys’ fees and expenses (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any Indemnified Party (including in connection with or relating to any investigation by an Official Body, litigation or lawsuit (actual or threatened) or order, consent decree, judgment, claim or other action of whatever sort (including the preparation of any defense with respect thereto regardless of whether such Indemnified Person is a party thereto)), in each case, arising out of or in connection with this Agreement or any other Transaction Document or any transaction contemplated hereby or thereby, excluding, however (a) Indemnified Amounts to the extent that such Indemnified Amounts are finally judicially determined to have resulted from the bad faith, gross negligence, or willful misconduct of such Indemnified Party, (b) Taxes and (c) recourse (except as otherwise specifically provided in this Agreement or any other Transaction Document) for Pool Receivables that are not collected or not collectable on account of the insolvency, bankruptcy or financial inability to pay of the Obligors in respect of such Pool Receivables.

Without limiting the generality of the foregoing indemnification, but subject to the exclusions set forth in clauses (a) and (b) above, the Borrower shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:

(i)            reliance on any representation or warranty made by any Transaction Party (or any officers of any such Person) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

(ii)           the failure by any Transaction Party to comply with any term, provision or covenant contained in a Transaction Document or any agreement executed in connection with a Transaction Document or with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation;

(iii)          any failure of a Transaction Party to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

(iv)          any libel, personal injury or damage suit, or other similar claim arising out of or in connection with any Contract or any Receivable;

(v)           any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable including, without limitation, (x) a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms, (y) any defense or dispute relating to whether, as between an Advertising Agency and the related Advertising Agency Clients, which Person or Persons are obligated to make payment on a Receivable (whether before or after an Advertising Agency Client remits payment to the related Advertising Agency), and (z) or any other claim resulting from the sale of the services related to such Receivable or the furnishing or failure to furnish such services;

(vi)          the commingling of Collections of Receivables at any time with other funds;

(vii)         any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of a Loan, the ownership of the Loans or any other investigation, litigation or proceeding relating to a Transaction Party in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(viii)        any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(ix)           any Facility Termination Event described in Clause 7.2(b) (Facility Termination Events);

(x)            any failure of the Borrower to acquire and maintain legal and equitable title to, and ownership of any Pool Receivable and the Related Security and Collections with respect thereto from the applicable Originator, free and clear of any Adverse Claim (other than as created hereunder); or any failure of the Borrower or of Parent to give reasonably equivalent value to the applicable Originator under the Receivables Purchase Agreement in consideration of the transfer by Parent or such other Originator of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;

(xi)           any failure to vest and maintain vested in the Administrative Agent, for the benefit of the Secured Parties, or to transfer to the Administrative Agent, for the benefit of the Secured Parties, a first priority perfected security interest in the Receivables, the Related Security, the Collections, the Facility Accounts and the other Collateral, free and clear of any Adverse Claim (except as created by the Transaction Documents);

(xii)          the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivable, the Related Security and Collections with respect thereto, and any proceeds thereof, whether at the time of any Incremental Borrowing or Repeat Advances or at any subsequent time;

(xiii)         the failure by a Transaction Party to be duly qualified to do business, to be in good standing or to have filed appropriate fictitious or assumed name registration documents in any jurisdiction where its ownership of property or the conduct of business requires such qualification;

(xiv)        the failure of a Transaction Party to pay when due any Taxes or charges imposed on such party.

(xv)         any action or omission by a Transaction Party which reduces or impairs the rights of the Administrative Agent, Agents or the Lenders with respect to any Receivable or the value of any such Receivable;

(xvi)        any attempt by any Person to void any Loan or any other transaction contemplated by the Transaction Documents under statutory provisions or common law or equitable action; and

(xvii)       the failure of any Receivable included in the calculation of the Net Receivables Balance at any time as an Eligible Receivable to be an Eligible Receivable at the time so included.

11.           MISCELLANEOUS

11.1         Amendments, Etc.

No failure on the part of the Funding Agents, the Conduit Lenders, the Committed Lenders or the Administrative Agent to exercise, and no delay in exercising, any power, right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any power, right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other power, right or remedy.  The rights and remedies herein provided shall be cumulative and non-exclusive of any rights and remedies provided by Law.  No amendment or waiver of any provision of this Agreement or consent to any departure by any Transaction Party therefrom shall be effective unless in writing signed by the Administrative Agent, with the prior written consent of the Required Funding Agents (and, in the case of any amendment, also signed by the Borrower and the Servicer), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall, unless in writing and signed by each Lender (or, in the case of subclause 11.1(b) or (c), each Lender having its Fees reduced or delayed or its Commitment or Conduit Lending Limit increased or extended) in addition to the Administrative Agent:

(a)           reduce the Principal Balance of, or Interest that is payable on, account of any Loan or Tranche or delay any scheduled date for payment thereof;

(b)           reduce Fees payable by the Borrower to the Funding Agents, the Conduit Lenders or the Committed Lenders or delay the dates on which such Fees are payable, or increase the Commitment or Conduit Lending Limit of any Lender;

(c)           extend the Scheduled Commitment Facility Termination Dates or the Maturity Date;

(d)           except as provided in Clause 11.14 (Limitation on the Addition and Termination of Sub-Originators), release more than five percent (5%) of the Collateral, or release any portion of the Collateral if a Facility Event has occurred and is continuing or would result therefrom;

(e)           change any of the provisions of this Clause or the definition of “Required Funding Agents,”

(f)            amend any Trigger Event set forth in Clause 7.1(a), (d), (h), (i), (j), (k), and (l) (Trigger Events);

(g)           amend any Facility Termination Event set forth in Clause 7.2(b) (Facility Termination Events),

(h)           amend the definition of “CP Rate,” “Total Reserves,” “Percentage Factor,” “Loss and Dilution Reserve,” “Yield and Servicing Fee Reserve,” “Default Ratio,” “Defaulted Receivable,” “Delinquent Receivable,” “Net Eligible Receivables Balance,” “Stress Factor,” “Eligible Receivables,” or “Commingling Reserve” or increase the Maximum Percentage Factor or any Concentration Limit; or

(i)            release the Borrower, the Servicer or Parent from all of its obligations under the Transaction Documents.

and provided, further, that (i) no amendment, waiver or consent shall increase the Commitment of any Committed Lender or the Conduit Lending Limit of any Conduit Lender unless in writing and signed by such Committed Lender or such Conduit Lender, as the case may be, and the relevant Funding Agent and (ii) no amendment, waiver or consent shall alter the duties of the Administrative Agent or any Funding Agent without the consent of the Administrative Agent or such Funding Agent, as applicable.

11.2         Notices, Etc.

All communications and notices provided for hereunder shall be provided in the manner described in Schedule 2 (Address and Notice Information).

11.3         Assignability

(a)           General

This Agreement and each Lender’s rights and obligations hereunder shall be assignable by such Lender and its successors and permitted assigns to any Eligible

Assignee subject to Clauses 11.3(b) and (c).  Each assignor of a Loan or any interest therein shall notify the Administrative Agent and the Borrower of any such assignment.  Each assignor of a Loan or any interest therein may, in connection with the assignment or participation, disclose to the assignee or participant any information relating to the Transaction Parties, including the Collateral, furnished to such assignor by or on behalf of any Transaction Party or by the Administrative Agent; provided that, prior to any such disclosure, the assignee or participant agrees to preserve the confidentiality of any confidential information relating to the Transaction Parties received by it from any of the foregoing entities in a manner consistent with Clause 11.6(b) (Confidentiality).  Notwithstanding anything herein or in any other Transaction Document to the contrary, neither the Borrower nor any other Transaction Party shall be responsible for any costs or other expenses incurred in connection with any assignment or sale of a participation described in Clauses 11.3(b), (c) and (f).

(b)           Assignments by Conduit Lenders

Each Conduit Lender may pledge or otherwise grant security interests in all of any portion of the Loans to a security trustee in connection with its commercial paper program without prior notice to or consent from any other party or any other condition or restriction of any kind.  Each Conduit Lender may assign or otherwise transfer all or any portion of the Loans to any Eligible Assignee or Program Support Provider with respect to such Conduit Lender without prior notice to or consent from any other party or any other condition or restriction of any kind; provided, that any such transfer must be approved in writing by the Borrower (such approval not to be unreasonably withheld or delayed) unless (i) the transferee is (i) a Lender, an Affiliate thereof or a Conduit Assignee or (ii) a Facility Event is continuing.  Without limiting the generality of the foregoing, each Conduit Lender may, from time to time with prior or concurrent notice to the Borrower and each Funding Agent, assign all or any portion of its interest in the Loans and its rights and obligations under this Agreement and any other Transaction Documents to which it is a party to a Conduit Assignee.  Upon such assignment by a Conduit Lender to a Conduit Assignee, (i) unless a new Lender Group is being established pursuant to Clause 11.3(i), the Funding Agent for such Conduit Lender will act as the Funding Agent for such Conduit Assignee hereunder, (ii) such Conduit Assignee (and any related commercial paper issuer, if such Conduit Assignee does not itself issue commercial paper) and its liquidity support provider(s) and credit support provider(s) and other related parties (including all of its Program Support Providers) shall have the benefit of all the rights and protections provided to such Conduit Lender and its related Committed Lenders herein and in the other Transaction Documents (including any limitation on recourse against such Conduit Assignee), (iii) such Conduit Assignee shall assume all of such Conduit Lender’s obligations hereunder or under any other Transaction Document (whenever created, whether before or after such assignment) with respect to the assigned portion of the Loans held by such Conduit Lender and such Conduit Lender shall be released from all such obligations, (iv) such Conduit Assignee shall not be entitled to indemnification pursuant to Clause 2.15(a) (Indemnity for Taxes) unless it complies with the requirements of Clause 2.15(d), (v) all distributions to such Conduit Lender hereunder with respect to the assigned portion of the Loans shall be made to such Conduit Assignee, (vi) the definition of the term “CP Rate” shall be determined on the basis of the interest rate or discount applicable to Commercial Paper issued by such Conduit Assignee (and any related commercial paper issuer, if such Conduit Assignee does not itself issue commercial paper) rather than such assigning Conduit Lender, (vii) the defined terms and other terms and provisions of this Agreement and the other Transaction Documents shall be interpreted in accordance with the foregoing and (viii) if requested by the Administrative Agent or Funding Agent with respect to the Conduit Assignee, the parties will execute and deliver such further agreements and documents (including amendments to this Agreement) and take such other actions as the Administrative Agent or such Funding Agent may request to evidence and give effect to the foregoing.

(c)           Assignment by Committed Lenders

Each Committed Lender may assign to any Eligible Assignee all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and any Loans or interests therein owned by it); provided, however that:

(i)            each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement;

(ii)           the amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than the lesser of (A) $10,000,000 and (B) all of the assigning Committed Lender’s Commitment;

(iii)          the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance, together with a processing and recordation fee of $3,000.  The Borrower shall have no responsibility for such fee; and

(iv)          any such transfer must be approved in writing by the Borrower (such approval not to be unreasonably withheld or delayed) unless (A) the transferee is a Lender, an Affiliate thereof or a Conduit Assignee or (B) a Facility Event has occurred and is continuing.

Upon such execution, delivery, acceptance and recording from and after the effective date specified in such Assignment and Acceptance, (x) the assignee thereunder shall be a party to this Agreement and, to the extent that rights and obligations under this Agreement have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Committed Lender thereunder, (y) such assignee shall not be entitled to indemnification pursuant to Clause 2.15(a) (Indemnity for Taxes) unless it complies with the requirements of Clause 2.15(d) and (z) the assigning Committed Lender shall, to the extent that rights and obligations have been assigned by it pursuant to such Assignment and Acceptance, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Committed Lender’s rights and obligations under this Agreement, such Committed Lender shall cease to be a party hereto).  In addition, any Committed Lender or any of its Affiliates may assign any of its rights (including rights to payment of Principal Balance and Interest under this Agreement to any Federal Reserve Bank without notice to or consent of any Transaction Party, any other Committed Lender or Conduit Lender, any Funding Agent or the Administrative Agent; provided that such assignment shall not relieve such Committed Lender of its obligations hereunder.

(d)           Register

At all times during which any Loan is outstanding, the Administrative Agent shall maintain at its address referred to in Clause 11.2 (Notices, etc.) (or such other address of the Administrative Agent notified by the Administrative Agent to the other parties hereto) a register as provided herein (the “Register”).  All Loans and any interest therein, and any Assignments and Acceptances of any Loans and any interest therein delivered to and accepted by the Administrative Agent, shall be registered in the Register, and the Register shall serve as a record of ownership that identifies the owner of each Loan and any interest therein.  Notwithstanding any other provision of this Agreement, no transfer of any Loan or any interest therein shall be effective unless and until such transfer has been recorded in the Register.  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Servicer, the Administrative Agent, the Funding Agents, the Conduit Lenders and the Committed Lenders may treat each Person whose name is recorded in the Register as a Committed Lender or Conduit Lender, as the case may be, under this Agreement for all purposes of this Agreement.  This Clause 11.3(d) shall be construed so that each Loan and any interest therein is maintained at all times in “registered form” within the meaning of clauses 163(f), 871(h) and 881(c) of the IRC, solely for the purposes of this Clause 11.3, the Administrative Agent will act as an agent of the Borrower.  The Register shall be available for inspection by the Borrower, any Funding Agent, any Conduit Lender or any Committed Lender at any time and from time to time upon prior notice.

(e)           Procedure

Upon its receipt of an Assignment and Acceptance executed by an assigning Committed Lender and an Eligible Assignee, the Administrative Agent shall, if such Assignment and Acceptance has been duly completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(f)            Participations

Each Lender may sell participations to one or more banks or other entities that are Eligible Assignees on the date of such sale (each a “Participant”) in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of its interests in the Loans owned by it and, in the case of a Committed Lender, its Commitment); provided, however, that:

(i)            such Lender’s obligations under this Agreement shall remain unchanged;

(ii)           such Lender shall remain solely responsible to the other parties to this Agreement for the performance of such obligations; and

(iii)          the Administrative Agent, the Funding Agents, the other Lenders, the Borrower and the Servicer shall have the right to continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that the Participant shall not have any right to direct the enforcement of this Agreement or other Transaction Documents or to approve any amendment, modification or waiver of any provision of this Agreement or the other Transaction Documents; provided that such agreement or instrument may provide that such Committed Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of a type that would require the consent of each Lender affected thereby pursuant to Clause 11.1 (Amendments, etc.).  No Participant shall be entitled to indemnification pursuant to Clause 2.15(a) (Indemnity for Taxes) unless it complies with the requirements of Clause 2.15(d).

(g)           Issuer and Servicer Assignment

Neither the Borrower nor the Servicer may assign any of its rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent and the Committed Lenders.

(h)           Cooperation

The Borrower and the Servicer agree to assist each Committed Lender, upon its reasonable request, in syndicating their respective Commitments hereunder, including making management and representatives of the Servicer and the Borrower reasonably available to participate in informational meetings with potential assignees.

(i)            New Lender Groups

In connection with any assignment by a Conduit Lender of all or any portion of its Conduit Lending Limit to a Conduit Assignee, such Conduit Assignee may elect to establish a new Lender Group hereunder by the execution and delivery of a Joinder Agreement by such Conduit Assignee, the Committed Lenders which are to be in its Lender Group and the Person which is to be the Funding Agent for such Lender Group, in each case without the consent of any other party.  Upon the effective date of such Joinder Agreement, (i) the Person specified therein as a “Funding Agent” shall become a party hereto as a Funding Agent, entitled to the rights and subject to the obligations of a Funding Agent hereunder and (ii) Schedule 1 (Lender Groups) shall be deemed to have been amended as appropriate to incorporate the information set forth in such Joinder Agreement.

(j)            Notwithstanding anything herein to the contrary, no Loan or interest therein may be assigned to any Person (other than a Federal Reserve Bank) that is not a Qualified Purchaser.  Each Lender represents and warrants as of the date hereof (or, if later, as of the date it becomes a party to this Agreement) that it is a Qualified Purchaser.

11.4         Costs and Expenses

In addition to the rights of indemnification granted under Clause 10 (Indemnities by the Borrower) and its other obligations herein, the Borrower agrees to pay on demand all costs and expenses incurred by any Indemnified Party in connection with the preparation, execution, delivery and administration of this Agreement, any Asset Purchase Agreement, the other Transaction Documents, including (a) the reasonable out-of-pocket fees and expenses of one counsel acting jointly for the Administrative Agent, the Conduit Lenders, the Funding Agents, the Committed Lenders and their respective Affiliates with respect thereto and with respect to advising the Administrative Agent, the Funding Agents, the Conduit Lenders, the Committed Lenders and their respective Affiliates as to their rights and remedies under this Agreement, (b) all rating agency fees, (c) all reasonable out-of-pocket fees and expenses associated with any audits and other due diligence prior to or after the Closing Date, and (d) any amendments, waivers or consents under the Transaction Documents.  In addition, the Borrower agrees to pay on demand all costs and expenses (including reasonable out-of-pocket counsel fees and expenses), of each of the Administrative Agent, the Funding Agents, the Conduit Lenders, the Committed Lenders, the Program Support Providers and their respective Affiliates, incurred in connection with the enforcement of, or any dispute, work-out, litigation or preparation for litigation involving, this Agreement or any other Transaction Document.

11.5         No Proceedings; No Recourse

Each of the parties hereto, each assignee of a Loan or any interest therein and each Person which enters into a commitment to purchase Loans or interests therein hereby agrees that it will not institute against any Conduit Lender any proceeding of the type referred to in the definition of Event of Bankruptcy so long as any Commercial Paper or other senior indebtedness issued by such Conduit Lender (or its related commercial paper issuer) shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Commercial Paper or other senior indebtedness shall have been outstanding.  Notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document, the obligations of the Conduit Lenders under this Agreement and all other Transaction Documents are solely the corporate obligations of the Conduit Lender and shall be payable solely to the extent of funds received from the Borrower in accordance herewith or from any party to any Transaction Document in accordance with the terms thereof in excess of funds necessary to pay matured and maturing Commercial Paper.

11.6         Confidentiality

(a)           Subject to Clause 11.6(c), the Fee Letter (including any prior drafts thereof) and any other pricing information relating to the facility contemplated by the Transaction Documents (including such information set forth in any engagement letter, term sheet or proposal prior to the Closing Date) (collectively, “Product Information”) are confidential.  Each of the Borrower and the Servicer agrees:

(i)            to keep all Product Information confidential and to disclose Product Information only to those of its Affiliates and its and their respective officers, employees, agents, accountants, legal counsel and other representatives (collectively “Representatives”) who have a need to know such Product Information for the purpose of assisting in the negotiation, completion and administration of the facility contemplated hereby (the “Facility”);

(ii)           to use the Product Information only in connection with the Facility and not for any other purpose; and

(iii)          to cause its Representatives to comply with these provisions and to be responsible for any failure of any Representative to so comply.

The provisions of this Clause 11.6(a) shall not apply to Product Information that is or hereafter becomes (through a source other than the Borrower, the Servicer or any of their respective Affiliates or other Representatives) a matter of general public knowledge.  The provisions of this Clause 11.6(a) shall not prohibit the Borrower or the Servicer from filing with any governmental or regulatory agency any information or other documents with respect to the Facility as may be required by applicable Law.  Product Information may be disclosed (I) to the extent requested or required by any state, Federal or foreign authority or examiner regulating any Transaction Party, (II) to the extent required by applicable law, rule or regulation or by any subpoena or similar legal process, or in connection with the enforcement of the Transaction Documents, (III) in connection with any litigation or legal proceeding relating to or in connection with the Transaction Documents or the enforcement of rights hereunder or thereunder or to which the Borrower or the Servicer or any of its Affiliates may be a party, (IV) with the consent of the Funding Agents, or (V) to any Rating Agency when required by such Rating Agency,

(b)           Each Lender, each Funding Agent, and the Administrative Agent (each, a “Lender Party”) agrees to maintain the confidentiality of the Company Information (as defined below), except that Company Information may be disclosed (i) to a Lender Party’s affiliates, partners, directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Company Information and agree to keep such Company Information confidential), (ii) to the extent requested or required by any state, Federal or foreign authority or examiner regulating a Lender Party, (iii) to the extent required by applicable law, rule or regulation or by any subpoena or similar legal process, or in connection with the enforcement of the Transaction Documents, (iv) in connection with any litigation or legal proceeding relating to or in connection with the Transaction Documents or the enforcement of rights hereunder or thereunder or to which a Lender Party or any of its affiliates may be a party, (v) with the consent of the Borrower or Servicer, (vi) to any Rating Agency when required by such Rating Agency, (vii) to persons acting as or proposing to act as Program Support Providers or commercial paper dealers for any Conduit Lender and its Affiliates, partners, directors, officers, employees and agents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Company Information and agree to keep such Company Information confidential in accordance with this Section), (viii) to any assignee or prospective assignee of a Lender Party (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Company Information and agree to keep such Company Information confidential in accordance with this Section), or (ix) to the extent such Company Information (1) becomes publicly available other than as a result of a breach of this Clause, (2) has been available to the Lender Parties for three years or more after the Facility Termination Date, or (3) becomes available to a Lender Party on a nonconfidential basis from a source other than the Servicer or any of the Servicer’s subsidiaries, officers, directors, employees or advisors.  For the purposes of this paragraph, “Company Information” means any information received by such Lender Party from the Servicer or any of the Servicer’s subsidiaries, officers, directors, employees or advisors relating to the Transaction Parties or their businesses, other than any such information that is or becomes available to a Lender Party on a nonconfidential basis other than through disclosure by a Transaction Party.  Any person required to maintain the confidentiality of Company Information as provided in this paragraph shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Company Information as such person would accord to its own confidential information.

(c)           The provisions of Clause 11.6(b) shall not apply to information that is or hereafter becomes (through a source other than the applicable Lender, Funding Agent or the Administrative Agent or any Lender Representative associated with such party) a matter of general public knowledge.  The provisions of this Clause 11.6(c) shall not prohibit any Lender, Funding Agent or the Administrative Agent

from filing with or making available to any governmental or regulatory agency any information or other documents with respect to the Facility as may be required by applicable Law or requested by such governmental or regulatory agency.

11.7         Further Assurances

From time to time as may be necessary, each of the Borrower and the Servicer shall (i) cooperate with each Rating Agency in connection with any review of the Transaction Documents which may be undertaken by such Rating Agency and (ii) provide each Rating Agency with such information or access to such information as they may reasonably request in connection with any future review of the ratings referred to above.

11.8         Execution in Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by electronic file in a format that is accessible by the recipient shall be effective as delivery of a manually executed counterpart of this Agreement.

11.9         Integration; Binding Effect; Survival of Termination; Severability

This Agreement and the other Transaction Documents executed by the parties hereto on the date hereof contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy).  Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until the Final Payout Date; provided, however, that the provisions of Clauses 2.11 (Breakage Costs), 2.14 (Indemnity for Reserves and Expenses), 2.15 (Indemnity for Taxes), 10 (Indemnities by the Borrower), 11.4 (Costs and Expenses), 11.5 (No proceedings; no recourse), 11.6 (Confidentiality), 11.11 (Right of setoff), 11.13 (Limitation of liability), 11.15 (Waiver of jury trial), 11.16 (USA PATRIOT Act) and 11.17 (No proceeding; limited recourse) shall survive any termination of this Agreement.  If any one or more of the provisions of this Agreement shall for any reason whatsoever be held invalid, then such provisions shall be deemed severable from the remaining provisions of this Agreement and shall in no way affect the validity or enforceability of such other provisions.

11.10       GOVERNING LAW; SUBMISSION TO JURISDICTION; APPOINTMENT OF PROCESS AGENT

(a)           THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

(b)           EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE TRANSACTION DOCUMENTS, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.

(c)           THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT THEY MAY EFFECTIVELY DO SO, THE DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(d)           EACH OF THE PARTIES HERETO CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS SPECIFIED HEREIN.  NOTHING IN THIS CLAUSE 11.10(D) SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY MANNER PERMITTED BY LAW.

(e)           THE SUBMISSION TO THE JURISDICTION OF THE COURTS REFERRED TO IN CLAUSE 11.10(B) SHALL NOT (AND SHALL NOT BE CONSTRUED SO AS TO) LIMIT THE RIGHT OF ANY PARTY TO TAKE PROCEEDINGS AGAINST ANY OTHER PARTY OR ANY OF ITS RESPECTIVE PROPERTY IN ANY OTHER COURT OF COMPETENT JURISDICTION NOR SHALL THE TAKING OF PROCEEDINGS IN ANY OTHER JURISDICTION PRECLUDE THE TAKING OF PROCEEDINGS IN ANY OTHER JURISDICTION, WHETHER CONCURRENTLY OR NOT.

11.11       Right of Setoff

Following the occurrence and during the continuation of a Facility Termination Event, each Indemnified Party is hereby authorized (in addition to any other rights it may have) at any time to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any amounts and any other indebtedness held or owing by such Indemnified Party to, or for the account of any Transaction Party against the amount of the Transaction Party Obligations owing by such Transaction Party to such Indemnified Party directly or as assignee of the Borrower.

11.12       Ratable Payments

If any Committed Lender, whether by setoff or otherwise, has payment made to it with respect to any Transaction Party Obligation in a greater proportion than that received by any other Committed Lender entitled to receive a ratable share of such Transaction Party Obligation, such Committed Lender agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Transaction Party Obligation held by the other Committed Lenders so that after such purchase each Committed Lender will hold its ratable proportion of such Transaction Party Obligation; provided that if all or any portion of such excess amount is thereafter recovered from such Committed Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

11.13       Limitation of Liability

(a)           No claim may be made by any Lender Party or its respective Affiliates, directors, officers, employees, attorneys or agents (each a “Default Party”) for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection herewith or therewith; and each party hereto hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(b)           Notwithstanding anything to the contrary contained herein or any other Transaction Document, the obligations of the respective Conduit Lenders under this Agreement and all other Transaction Documents are solely the corporate obligations of each such Conduit Lender and shall be payable only at such time as funds are actually received by, or are available to, such Conduit Lender in excess of funds necessary to pay in full all outstanding Commercial Paper issued by such Conduit Lender and shall be non-recourse other than with respect to such excess funds, if ever, and until such time as such Conduit Lender has sufficient funds to pay such obligation shall not constitute a claim against such Conduit Lender.  Each party hereto agrees that the payment of any claim of any such party shall be subordinated to the payment in full of all Commercial Paper.

(c)           No recourse under any obligation, covenant or agreement of any Conduit Lender contained in this Agreement or any other Transaction Document shall be had against any incorporator, stockholder, officer, director, member, manager, employee or agent of such Conduit Lender, the Funding Agent with respect to such Conduit Lender or any of their Affiliates (solely by virtue of such capacity)

by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement and the other Transaction Documents are solely a corporate obligation of such Conduit Lender, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, manager, employee or agent of any Conduit Lender, any Funding Agent or any of their Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of such Conduit Lender contained in this Agreement or any other Transaction Document, or implied therefrom, and that any and all personal liability for breaches by any Conduit Lender of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, member, manager, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement or any other Transaction Document; provided that the foregoing shall not relieve any such Person from any liability it might otherwise have as a result of grossly negligent or fraudulent actions taken or grossly negligent or fraudulent omissions made by them.

(d)           Each of the parties hereto hereby agrees that (i) it will not institute against any Conduit Lender any proceeding of the type referred to in the definition of Event of Bankruptcy so long as any Commercial Paper or other indebtedness issued by such Conduit Lender is outstanding or there shall not have elapsed two years plus one day since the last date on which any such Commercial Paper or other indebtedness shall have been outstanding and (ii) notwithstanding anything contained herein or in any other Transaction Document to the contrary, the obligations of any Conduit Lender, if any, under the Transaction Documents are solely the corporate obligations of such Conduit Lender and shall be payable solely to the extent of funds which are received by such Conduit Lender pursuant to the Transaction Documents and available for such payment in accordance with the terms of the Transaction Documents and shall be non-recourse other than with respect to such available funds and if ever and until such time as such Conduit Lender has sufficient funds to pay such obligation shall not constitute a claim against such Conduit Lender.

11.14       Limitation on the Addition and Termination of Sub-Originators

The Borrower shall not consent to any request made to add a new Originator to the Receivables Purchase Agreement or to terminate the right or obligation of any Originator to continue selling or contributing its Receivables to the Parent or to the Borrower (as applicable) thereunder, nor will any Sub-Originator which is the subject of such request be terminated under the Receivables Purchase Agreement, in each case unless:

(a)           each of the Administrative Agent and the Funding Agents will have received (i) fifteen (15) Business Days prior written notice of any such addition, which fifteen Business Day period shall commence only after the Administrative Agent and the Funding Agents shall have substantially received such information as any of them may request with respect to such addition, or (ii) ten (10) Business Days prior written notice of any such termination,

(b)           concurrently with the notice described in subclause (a) above, the Servicer provides the Administrative Agent, each Funding Agent and each Committed Lender with a certificate (signed by a Responsible Officer of the Servicer) which attaches a Monthly Report and Interim Report giving pro forma effect to any increase or reduction in the Net Eligible Receivables Balance resulting from the addition or termination of such Sub-Originator, as applicable, and any change in the Total Reserves as set forth in the next sentence, and which certifies that, after giving pro forma effect to such addition or termination and any prepayments of Loans on or prior to the date of such addition or termination, the Percentage Factor does not exceed the Maximum Percentage Factor,

(c)           no Facility Event (other than with respect to a Sub-Originator so terminated, if applicable) has occurred and is continuing (both before and after giving effect to such addition or termination),

(d)           with respect to the removal of an Originator, the aggregate amount of Pool Receivables originated by all Sub-Originators released pursuant to this Clause 11.14 in any Benchmark Year does not exceed 15% of the aggregate outstanding balance of all Pool Receivables held by the Borrower as of the start of such Benchmark Year (determined for each Sub-Originator as of the date of its removal),

(e)           with respect to the addition of an Originator, the aggregate amount of Pool Receivables originated by all Sub-Originators added pursuant to this Clause 11.14 in any Benchmark Year does not exceed 15% of the aggregate outstanding balance of all Pool Receivables held by the Borrower as of the start of such Benchmark Year (determined for each Sub-Originator as of the date of its addition).

(f)            in the case of an addition of an Originator, the applicable Sub-Originator shall have delivered such lien releases, UCC filings, certifications, opinions and other closing documents comparable to those delivered at closing with respect to the original Sub-Originators,

(g)           in the case of a removal of an Originator, such Sub-Originator (or substantially all of its assets) will be transferred to a Person that is not a Tribune Affiliate and either (i) all Pool Receivables originated by such Sub-Originator shall be purchased by Tribune or its Affiliate concurrently with such release, or (ii) such Pool Receivables will be treated as ineligible for funding hereunder;

(h)           with respect to a removal, Section 1.09 of the Receivables Purchase Agreement (Termination of Status as an Originator) shall have been satisfied; and

(i)            with respect to an addition, Section 1.10 of the Receivables Purchase Agreement (Addition of Sub-Originator) shall have been satisfied.

11.15       WAIVER OF JURY TRIAL

EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

11.16       USA Patriot Act

Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) and any similar Law in any relevant jurisdiction (the “Acts”), it is required to obtain, verify and record information that identifies the Transaction Parties, which information includes the name and address of each Transaction Party and other information that will allow such Lender to identify such Transaction Party in accordance with the Acts.

11.17       No Proceeding; Limited Recourse

(a)           Each of the parties hereto hereby agrees that (i) it will not institute against the Borrower any proceeding of the type referred to in the definition of Event of Bankruptcy until there shall have elapsed one year plus one day since the Final Payout Date and (ii) notwithstanding anything contained herein or in any other Transaction Document to the contrary, the obligations of the Borrower under the Transaction Documents are solely the obligations of the Borrower and shall be payable solely to the extent of funds which are received by the Borrower pursuant to the Transaction Documents and available for such payment in accordance with the terms of the Transaction Documents and shall be non-recourse other than with respect to such available funds and, without limiting Clause 11.18 (Tax Treatment), if ever and until such time as the Borrower has sufficient funds to pay such obligation shall not constitute a claim against the Borrower.

(b)           No recourse under any obligation, covenant or agreement of the Borrower contained in this Agreement or any other Transaction Document shall be had against any incorporator, stockholder, officer, director, member, manager, employee or agent of the Borrower by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement and the other Transaction Documents are solely an obligation of the Borrower, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, manager, employee or agent of the Borrower or any of them under or by reason of any of the obligations, covenants or agreements of the Borrower contained in this Agreement or any other Transaction Document, or implied therefrom, and that any and all personal liability for breaches by the Borrower of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, member, manager, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement; provided that the foregoing shall not relieve any such Person from any liability it might otherwise have as a result of fraudulent actions taken or fraudulent omissions made by them.

11.18       Tax Treatment

Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, for U.S. federal and applicable State and local income and franchise tax purposes, the parties hereto agree that (i) they intend that the transactions contemplated hereby evidence a loan secured by the Receivables, Related Security and Collections, and (ii) unless and until they are required by applicable Law or regulations to treat the transactions contemplated hereby inconsistent with such intention, they shall report the transactions contemplated hereby on all tax returns and otherwise for all U.S. federal and applicable State and local income tax purposes consistent with such intention.

11.19       Barclays Roles

Each of the Lenders acknowledges that Barclays acts, or may in the future act, (i) as administrative agent for any Transaction Party or Lender, (ii) as issuing and paying agent for the Commercial Paper, (iii) to provide credit or liquidity enhancement for the timely payment for the Commercial Paper and (iv) to provide other services from time to time for any Transaction Party or Lender (collectively, the “Barclays Roles”).  Without limiting the generality of this Clause, each Lender hereby acknowledges and consents to any and all Barclays Roles and agrees that in connection with any Barclays Role, Barclays may take, or refrain from taking, any action that it, in its discretion, deems appropriate, including, without limitation, in its role as administrative agent for any Conduit Lender.

11.20       Replacement of Lenders

(a)           If (A)  Borrower is required to pay any additional amount to any Lender or any Official Body for the account of any Lender pursuant to Clause 2.15 (Indemnity for Taxes), (B) any Lender gives notice pursuant to Clause 2.12 (Illegality) with respect to an occurrence or state of affairs not applicable to all Lenders, (C) any Committed Lender shall fail to extend any Loan which it is required to make under the terms of this Agreement, (D) any Committed Lender is a Non-Renewing Committed Lender under Clause 2.16 (Extension of Scheduled Commitment Facility Termination Date) or (E) any Lender becomes insolvent and its assets become subject to a receiver, liquidator, trustee, custodian or other Person having similar powers, then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender, together with the other members of its Lender Group, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Clause 11.3 (Assignability)), all of their interests, rights and obligations under this Agreement and their Loans, if any, to an Eligible

Assignee or Eligible Assignees that shall assume such obligations (which assignees may be other Lenders, if such Lenders accept such assignment); provided that:

(i)            Borrower shall have paid to the Administrative Agent the assignment fee specified in Clause 11.3 (Assignability) or the Administrative Agent shall have waived receipt of such fee in writing;

(ii)           such replaced Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under its Note (including any amounts under Clauses 2.5(b)(Payment and Prepayment of Loans), 2.11(Breakage Costs) and 2.15 (Indemnity for Taxes)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(iii)          in the case of any such assignment resulting from a claim for compensation under payments required to be made pursuant to Clause 2.15 (Indemnity for Taxes), such assignment will result in a reduction in such compensation or payments thereafter;

(iv)          the assignee shall be an Eligible Assignee and shall agree to accept such assignment and to assume all obligations of such Lender hereunder in accordance with Clause 11.3 (Assignability);

(v)           any such replacement shall not be deemed to be a waiver of any rights that any party shall have against any other party;

(vi)          in the case of any such assignment of a Non-Renewing Committed Lender under Clause 2.16 (Extension of Scheduled Commitment Facility Termination Date), the assignee’s Scheduled Commitment Facility Termination Date shall be the same as the remaining Committed Lenders;

(vii)         the consent of any Non-Renewing Committed Lender to any such assignment shall not be required; and

(viii)        such assignment does not conflict with applicable law.

Upon compliance with the provisions of this Clause 11.20, (I) the replacement Lender or Lenders shall each become a Lender hereunder and shall appoint a Funding Agent or Funding Agents for their respective Lender Groups and (II) the Lender so replaced shall cease to constitute a Lender hereunder, the Funding Agent for the replaced Lender’s Lender Group shall cease to be a Funding Agent hereunder, and the other Lenders in the replaced Lender’s Lender Group shall cease to be Lenders hereunder.  A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

TRIBUNE RECEIVABLES, LLC,
as Borrower

By:	/s/ Brian F. Litman
Name: Brian F. Litman
Title: Assistant Treasurer

TRIBUNE COMPANY,
as Servicer

By:	/s/ Chandler Bigelow III
Name: Chandler Bigelow III
Title: Senior Vice President/Chief Financial Officer

Receivables Loan Agreement

BARCLAYS BANK PLC,
as Administrative Agent

By:	/s/ Pierre Duleyrie
Name: Pierre Duleyrie
Title: Director

BARCLAYS BANK PLC,
as a Funding Agent for the Class A Loans

By:	/s/ Pierre Duleyrie
Name: Pierre Duleyrie
Title: Director

SHEFFIELD RECEIVABLES CORPORATION,
as a Committed Lender and a Conduit Lender for the Class A Loans

By:	/s/ Fouad S. Onbargi
Name: Fouad S. Onbargi
Title: Director

Receivables Loan Agreement